MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
WELLS FARGO BANK, NATIONAL ASSOCIATION
(“Buyer”),
and
RE BDC LOANS 4, LLC

(“Seller”)
Dated as of November 7, 2025

	TABLE OF CONTENTS
		Page
	APPLICABILITY
Section 1.01	Applicability	1
	ARTICLE 2
	DEFINITIONS AND INTERPRETATION
Section 2.01	Definitions	1
Section 2.02	Rules of Interpretation	33
Section 2.03	Rates	34
	ARTICLE 3
	THE TRANSACTIONS
Section 3.01	Procedures	35
Section 3.02	Transfer of Purchased Assets; Servicing Rights	37
Section 3.03	Maximum Amount	38
Section 3.04	Early Repurchase Date; Mandatory Repurchases	38
Section 3.05	Extension of the Funding Period	39
Section 3.06	Repurchase	39
Section 3.07	Payment of Price Differential and Fees	40
Section 3.08	Payment, Transfer and Custody	41
Section 3.09	Repurchase Obligations Absolute	42
Section 3.10	Partial Repurchases	42
Section 3.11	Future Funding Transaction	43
Section 3.12	Additional Funding Transactions	44
	ARTICLE 4
	MARGIN MAINTENANCE
Section 4.01	Margin Deficit	45
	ARTICLE 5
	APPLICATION OF INCOME
Section 5.01	Waterfall Account	46
Section 5.02	Disbursement of all Income (other than Principal Payments) before an Event of Default	46
Section 5.03	Disbursement of Principal Payments Before an Event of Default	47
Section 5.04	After Event of Default	48
Section 5.05	Seller to Remain Liable	49
Section 5.06	Currency of Payments	49
	ARTICLE 6
	CONDITIONS PRECEDENT
Section 6.01	Conditions Precedent to Initial Transaction	49
Section 6.02	Conditions Precedent to All Transactions	50
	ARTICLE 7
	REPRESENTATIONS AND WARRANTIES OF SELLER
Section 7.01	Seller	52
Section 7.02	Repurchase Documents	53
Section 7.03	Solvency	53
Section 7.04	Taxes	53
i

Section 11.04	Waiver of Certain Laws	70
	ARTICLE 12
	BENCHMARK REPLACEMENT; INCREASED COSTS; CAPITAL ADEQUACY
Section 12.01	Benchmark Replacement; Market Disruption	71
Section 12.02	Illegality	72
Section 12.03	Breakfunding	72
Section 12.04	Increased Costs	72
Section 12.05	Capital Adequacy	73
Section 12.06	Taxes	73
Section 12.07	Payment and Survival of Obligations	76
Section 12.08	Limitation on Tax Payments	76
	ARTICLE 13
	INDEMNITY AND EXPENSES
Section 13.01	Indemnity	77
Section 13.02	Expenses	79
	ARTICLE 14
	INTENT
Section 14.01	Safe Harbor Treatment	79
Section 14.02	Liquidation	79
Section 14.03	Qualified Financial Contract	80
Section 14.04	Netting Contract	80
Section 14.05	Master Netting Agreement	80
	ARTICLE 15
	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
	ARTICLE 16
	NO RELIANCE
	ARTICLE 17
	SERVICING
Section 17.01	Servicing Rights	81
Section 17.02	Servicing Reports	83
Section 17.03	Servicer Event of Default	83
	ARTICLE 18
	MISCELLANEOUS
Section 18.01	Governing Law	83
Section 18.02	Submission to Jurisdiction; Service of Process	83
Section 18.03	IMPORTANT WAIVERS	84
Section 18.04	Integration	85
Section 18.05	Single Agreement	85
Section 18.06	Use of Employee Plan Assets	85
Section 18.07	Survival and Benefit of Seller’s Agreements	86
Section 18.08	Assignments and Participations	86
Section 18.09	Ownership and Hypothecation of Purchased Assets	87
Section 18.10	Confidentiality	87
Section 18.11	No Implied Waivers	87

Section 18.12	Notices and Other Communications	88
Section 18.13	Counterparts; Electronic Transmission	88
Section 18.14	No Personal Liability	88
Section 18.15	Protection of Buyer’s Interests in the Purchased Assets; Further Assurances	89
Section 18.16	Default Rate	90
Section 18.17	Set-off	90
Section 18.18	Waiver of Set-off	91
Section 18.19	Power of Attorney	91
Section 18.20	Periodic Due Diligence Review	92
Section 18.21	Time of the Essence	92
Section 18.22	PATRIOT Act Notice	92
Section 18.23	Successors and Assigns	92
Section 18.24	Acknowledgement of Anti-Predatory Lending Policies	92
Section 18.25	Effect of Amendment and Restatement	92
Section 18.26	Wire Instructions	93
Section 18.27	[Reserved]	93
Section 18.28	Recognition of the U.S. Special Resolution Regimes	93
Section 18.29	Authorized Representatives of Seller and Guarantor	93

SCHEDULES
Schedule 1	Representations and Warranties regarding Purchased Assets

EXHIBITS
Exhibit A‑1	Form of Confirmation (single Asset)
Exhibit A‑2	Form of Master Confirmation (multiple Assets)
Exhibit B	[Reserved]
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Servicer Notice
Exhibit G	Form of Irrevocable Redirection Letter
Exhibit H	Form of Power of Attorney
Exhibit I	Bailee Agreement
Exhibit J‑1	Authorized Representatives of Seller
Exhibit J‑2	Authorized Representatives of Guarantor

ANNEXES
Annex 1	Buyer’s Location, Seller’s Location, Seller’s Account Information

THIS MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of November 7, 2025 (this “Agreement”), is made by and between RE BDC LOANS 4, LLC, a Delaware limited liability company (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”). Seller and Buyer (each a “Party” and collectively referred to herein as “Parties”) hereby agree as follows:
ARTICLE 1
APPLICABILITY
Section 1.01Applicability. Subject to the terms and conditions of the Repurchase Documents, from time to time during the Funding Period and at the request of Seller, the Parties may enter into transactions in which Seller agrees to sell, transfer and assign to Buyer certain Assets and all related rights in, and interests related to, such Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Assets, with a simultaneous agreement by Buyer to transfer such Assets to Seller for subsequent repurchase on the related Repurchase Date, which date shall not be later than the Maturity Date, against the transfer of funds by Seller representing the Repurchase Price for such Assets.
ARTICLE 2
DEFINITIONS AND INTERPRETATION
Section 2.01Definitions.
“Accelerated Repurchase Date”: Defined in Section 10.02.
“Additional Funding Amount”: Defined in Section 3.12.
“Additional Funding Capacity”: Defined in Section 3.12.
“Additional Funding Transaction”: Defined in Section 3.12.
“Additional Funding Transaction Available Amount”: With respect to any proposed Additional Funding Transaction with respect to any Purchased Asset, the excess, if any, of (a) the Maximum Funding Transaction Purchase Price for such Purchased Asset as of the date of such proposed Additional Funding Transaction, minus (b) the outstanding Purchase Price of such Purchased Asset as of such date.
“Affiliate”: With respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person; provided, however, that with respect to Seller, Pledgor and Guarantor, the term “Affiliate” shall exclude any Person that is not either (x) a Person directly or indirectly Controlling Seller or (y) a direct or indirect parent of Seller.
“Affiliated Hedge Counterparty”: Buyer, or an Affiliate of Buyer, in its capacity as a party to any Interest Rate Protection Agreement with Seller or any Affiliate of Seller.

“Agreement”: This Master Repurchase Agreement and Securities Contract, dated as of the Closing Date by and between Seller and Buyer, and as same may be amended, restated, supplemented or otherwise modified and in effect from time to time.
“AML Entity”: Individually and collectively, as the context may require, each of (i) Seller, (ii) all Affiliates of Seller, (iii) Pledgor, (iv) all Affiliates of Pledgor, (v) Guarantor and (vi) all Affiliates of Guarantor.
“Annual Funding Fee”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Anti-Corruption Law”: The U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, the Canadian Corruption of Foreign Public Officials Act or any other law applicable to any AML Entity that prohibits the bribery of foreign officials to gain a business advantage.
“Anti-Money Laundering Laws”: The applicable laws or regulations in any jurisdiction in which any AML Entity is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.
“Applicable Percentage”: For each Purchased Asset, the applicable percentage determined by Buyer for such Purchased Asset on the Purchase Date therefor as specified in the relevant Confirmation, up to the Maximum Applicable Percentage, as such Applicable Percentage may be reduced in accordance with Section 3.10(c) below.
“Applicable Standard of Discretion”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Appraisal”: An appraisal of the related Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, addressed to (either directly or pursuant to a reliance letter in favor of Buyer or reliance language in such Appraisal running to the benefit of Buyer as a successor and/or assign) and reasonably satisfactory to Buyer.
“Approved Representation Exception”: Any Representation Exception furnished by Seller to Buyer and (a) approved by Buyer prior to the related Purchase Date or (b) as may otherwise be approved by Buyer from time to time during the term of this Agreement.
"Approved Defaulted Asset Representation Exception": Any Representation Exception from time to time during the term of this Agreement as a result of the occurrence of any default or event of default under any Purchased Asset, provided that such Representation Exception shall fail to be an Approved Defaulted Asset Representation Exception upon the expiration of the Restructure Period.

“Asset”: Any Whole Loan, Senior Interest or Mezzanine Loan, the Mortgaged Property for which is included in the categories for Types of Mortgaged Property, but excluding any real property acquired by Seller through foreclosure or deed in lieu of foreclosure, distressed debt or any Equity Interest issued by a special purpose entity organized to issue collateralized debt or loan obligations.
“Asset Diligence Cap”: Defined in Section 13.02.
“Assignment and Acceptance”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Authorized Representative”: Defined in Section 18.29.
“Bailee”: With respect to any Transaction involving a Wet Mortgage Asset, (i) Ropes & Gray LLP, (ii) a national title insurance company or nationally-recognized real estate counsel reasonably acceptable to Buyer or (iii) any other entity approved by Buyer, which may be a title company, escrow company or attorney in accordance with local law and practice in the appropriate jurisdiction of the related Wet Mortgage Asset.
“Bailee Agreement”: An agreement between Bailee, Seller and Buyer substantially in the form attached hereto as Exhibit I, wherein such Bailee in possession of the Mortgage Loan Documents identified in such Bailee Agreement (a) acknowledges receipt of such Mortgage Loan Documents, (b) confirms that Bailee is holding the same as bailee of Buyer under such Bailee Agreement and (c) agrees that Bailee shall deliver such Mortgage Loan Documents to the Custodian in accordance with this Agreement and the Custodial Agreement.
“Bankruptcy Code”: Title 11 of the United States Code, as amended.
“Basic Mortgage Asset Documents”:  The following original (except as otherwise permitted in Section 3.01 of the Custodial Agreement), fully executed and complete documents (in each case together with an original general assignment, an original assignment or allonge, as applicable, executed in blank and, as applicable, an original assignment and assumption agreement or any similar document required by the terms of the applicable Mortgage Loan Documents to effectuate an assignment of such Asset, executed by Seller in blank): the Mortgage Note (or, in the case of a Senior Interest consisting of a participation interest, the related participation certificate), the Mortgage (or a copy of the recorded Mortgage), the assignment of Mortgage (or, if such instrument assigns the Mortgage to Seller, a copy of the recorded assignment of Mortgage), the assignment of leases and rents (or a copy of the recorded assignment of leases and rents), if any, the assignment of assignment of leases and rents (or, if such instrument assigns the assignment of leases and rents to Seller, a copy of the recorded assignment of assignment of leases and rents), if any, and the related security agreement, if applicable.

“Benchmark”: With respect to any Transaction, initially, the Term SOFR Reference Rate for a tenor of one month; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate for such tenor or the then-current Benchmark in accordance with Section 12.01(a), then, for purposes of this definition, “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 12.01.
“Benchmark Replacement”: With respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Buyer as the replacement for the then-current Benchmark and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Repurchase Documents.
“Benchmark Replacement Adjustment”: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer.
“Benchmark Replacement Date”: With respect to any Benchmark, the earliest to occur of the following events with respect to such Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) even if such Benchmark continues to be provided on such date.
“Benchmark Transition Event”: With respect to any Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative.
“Beneficial Ownership Certification”: A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by Buyer.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan” Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” The meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Blank Assignment Documents”: Defined in Section 6.02(j).
“Business Day”: Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York, Georgia, Minnesota, California or North Carolina are authorized or obligated by law or executive order to be closed, or (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.
“Buyer”: Wells Fargo Bank, National Association, in its capacity as Buyer under this Agreement and the other Repurchase Documents, and also in its capacity as counterparty to any Interest Rate Protection Agreement.
“Buyer’s Margin Percentage”: For any Purchased Asset as of any date, the percentage equivalent of the quotient obtained by dividing one (1) by the Applicable Percentage of such Purchased Asset.

“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person, as a lessee to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.
“Cash Management Agreement”: A cash management agreement with respect to the Waterfall Account, dated as of the Closing Date, among Seller, Buyer and Waterfall Account Bank and as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Cash Sweep Trigger Event”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Cash Sweep Purchase Price Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.

“Change of Control”: The occurrence of one or more of the following events: (a) Guarantor shall cease to directly or indirectly Control Seller, (b) (i) Guarantor shall cease to directly or indirectly own, in the aggregate, 100% of the Equity Interests of Pledgor, or (ii) Pledgor shall cease to directly own 100% of the Equity Interests of Seller, (c) with respect to Guarantor, if (i) any consummation of a merger, amalgamation or consolidation of Guarantor with or into another entity or any other reorganization occurs and if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, consolidation, amalgamation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in Guarantor immediately prior to such merger, consolidation, amalgamation or other reorganization; (ii) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all Equity Interests of Guarantor entitled to vote generally in the election of trustees of forty-nine percent (49%) or more other than Affiliates of Guarantor (disregarding the proviso to the definition “Affiliate”) and investment vehicles advised by an Affiliate of Blackstone Inc. or to the extent such voting power is obtained through an offering or secondary market transfer; (iii) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all Equity Interests of Guarantor entitled to vote generally in the election of directors, members or partners of twenty percent (20%) or more other than any Person for which Buyer has completed to its reasonable satisfaction Buyer’s “Know Your Customer” due diligence other than Affiliates of Guarantor (disregarding the proviso to the definition “Affiliate”) and investment vehicles advised by an Affiliate of Blackstone Inc. or to the extent such voting power is obtained through an offering or secondary market transfer; (iv) any transfer of all or substantially all of Guarantor’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Guarantor’s business) to a Person other than an Affiliate of Guarantor; or (v) Manager or an Affiliate thereof ceases to serve as an investment advisor to the Guarantor.
“Class”: With respect to an Asset, such Asset’s classification as one of the following: a Whole Loan, a Senior Interest or a Mezzanine Loan.
“Closing Certificate”: A true and correct certificate in the form of Exhibit C, executed by a Responsible Officer of Seller.
“Closing Date”: November 7, 2025.
“Code”: The Internal Revenue Code of 1986.

“Collateral Diversity Test Failure”: An event which shall occur if, as of any date of determination after the expiration of the Funding Period, (a) a Sequential Pay Trigger shall exist and (b) either (i) the ratio (expressed as a percentage) of (x) the outstanding Purchase Price of any single Purchased Asset to (y) the aggregate outstanding Purchase Price of all Purchased Assets exceeds the Collateral Diversity Test Percentage Threshold, or (ii) fewer than the Collateral Diversity Test Purchased Asset Threshold that are not Credit Risk Assets or Defaulted Assets are subject to Transactions hereunder.
“Collateral Diversity Test Percentage Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Collateral Diversity Test Purchased Asset Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Compliance Certificate”: A true and correct certificate in the form of Exhibit D, executed by a Responsible Officer of Seller.
“Confirmation”: With respect to each Purchased Asset, a purchase confirmation in the form of Exhibit A-1 and A-2, as appropriate, duly completed, executed and delivered by Seller and Buyer in accordance with Section 3.01, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms of this Agreement.
“Conforming Changes”: With respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Pricing Rate,” the definition of “Pricing Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, early repurchases, the applicability and length of lookback periods, the applicability of Section 12.03 and other technical, administrative or operational matters) that Buyer decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of any such rate exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Repurchase Documents).
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income or net worth (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Control”: With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.
“Credit Risk Asset”: Any Purchased Asset that is (a) not a Defaulted Asset and (b) has a materially elevated risk of becoming a Defaulted Asset as determined by Buyer in its commercially reasonable discretion after consultation with Seller.
“Custodial Agreement”: The Custodial Agreement, dated on or about the Closing Date, but prior to any Purchase Date, among Buyer, Seller and Custodian, and as same may be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Custodian”: U.S. Bank National Association, or any successor permitted by the Custodial Agreement.
“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.
“Default Rate”: As of any date, the Pricing Rate in effect on such date plus 500 basis points (5.00%).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Asset”: Any Asset, Purchased Asset or Mortgage Loan, as applicable, (a) that is thirty (30) or more days (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Mortgage Loan Documents, in each case, without regard to any waivers or modifications of, or amendments to, the related Mortgage Loan Documents, other than those that were disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, unless consented to by Buyer in accordance with the terms of this Agreement, (b) for which there is a Representation Breach with respect to such Asset or Purchased Asset, other than an Approved Representation Exception, (c) for which there is a non-monetary default under the related Mortgage Loan Documents beyond any applicable notice or cure period in each case, without regard to any waivers or modifications of, or amendments to, the related Mortgage Loan Documents, other than those that were disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, (d) as to whose Underlying Obligor an Insolvency Event has occurred, (e) with respect to which there has been an extension, amendment, waiver or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of any related loan or participation document that has a material adverse effect on the value in such asset, as determined by Buyer, or (f) for which Seller or a Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Mortgaged Property; provided that with respect to any Senior Interest or Mezzanine Loan, in addition to the foregoing such Senior Interest or Mezzanine Loan will also be considered a Defaulted Asset to the extent that the Mortgage Loan would be considered a Defaulted Asset as described in this definition provided, however, in each case, without regard to any waivers or modifications of, or amendments to, the related Mortgage Loan Documents other than waivers, modifications or amendments which are expressly consented to in writing by Buyer in accordance with the terms and provisions hereof (and subject to the terms of such consent, if any).
“Defaulted Asset Concentration Limit”: A requirement which shall be satisfied as of any date of determination if, as of such date of determination, the ratio (expressed as a percentage) of (i) the aggregate outstanding principal balance of all Purchased Assets that are (or in the case of a Senior Interest, are related to) Defaulted Assets to (ii) the aggregate outstanding principal balance of all Purchased Assets, does not exceed the Defaulted Asset Concentration Limit Threshold.
“Defaulted Asset Concentration Limit Repurchase Date”: The meaning set forth in Section 3.04(b).
“Defaulted Asset Concentration Limit Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Delaware LLC Act”: Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18 101 et seq., as amended.

“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.
“Dividing LLC”: A Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18 217 of the Delaware LLC Act.
“Division”: The division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18 217 of the Delaware LLC Act.
“Division LLC”: A surviving company, if any, and each resulting company, in each case that is the result of a Division.
“Dollars” and “$”: Lawful money of the United States of America.
“Early Repurchase Date”: Defined in Section 3.04.
“Eligible Asset”: An Asset:
(a)that has been approved as a Purchased Asset by Buyer; provided that, following an approval of an Asset as a Purchased Asset pursuant to this clause, subject to Seller’s compliance with Section 7.05, Buyer may not revoke such discretionary approval as a result of an examination of the same due diligence materials received by it in connection with such initial approval unless there has been a material misstatement or omission by Seller in connection with information provided to Buyer prior to the related Purchase Date (for the avoidance of doubt, this proviso shall apply to the discretionary approval set forth in this clause (a) and not to any other provision of this definition);
(b)with respect to which no Representation Breach exists other than an Approved Representation Exception or an Approved Defaulted Asset Representation Exception;
(c)with respect to which there are no future funding obligations on the part of Seller other than any future funding obligations expressly approved by Buyer, which approval shall be evidenced by Buyer’s execution of a Confirmation setting forth such future funding obligations therein;

(d)whose Mortgaged Property is not a hotel, unless (i) the hotel is a national flag hotel, (ii) Buyer has received a copy of the franchise agreement and related documents for operation of the hotel under the national flag, all reports issued by the franchisor and a comfort letter from the franchisor running to the benefit of successors and assigns of the lender, (iii) the hotel is managed by a third party manager under a management agreement and subordination of management agreement, all of which are acceptable to Buyer;
(e)whose Mortgaged Property is located in the United States, whose Underlying Obligors are domiciled in the United States, and all obligations thereunder and under the Mortgage Loan Documents are denominated and payable in Dollars;
(f)with respect to such Asset, none of the Underlying Obligors (and any of their respective Affiliates) related to such Asset are Sanctioned Targets;
(g)that does not involve an Equity Interest of Seller, Guarantor or any Affiliate of Seller or Guarantor that would result in (i) an actual or potential conflict of interest, (ii) an affiliation with an Underlying Obligor which results or could result in the loss or impairment of any material rights of the holder of the Asset; provided, Seller shall disclose to Buyer before the Purchase Date each Equity Interest held or to be held by Seller, Guarantor or any Affiliate of Seller or Guarantor with respect to such Asset whether or not it satisfies either of the preceding clauses (i) or (ii);
(h)that is secured by a perfected, first priority security interest in a stabilized or transitional Mortgaged Property (or, in the case of a Mezzanine Loan secured by first priority pledges of all of the Equity Interests of Persons that directly or indirectly own a commercial or multi-family property);
(i)as to which, in the case of any Mezzanine Loan, the Whole Loan to which such Mezzanine Loan relates is also a Purchased Asset; and
(j)for which all Mortgage Loan Documents have been delivered to Custodian on a timely basis or with respect to a Wet Mortgage Asset are in the possession of the Bailee under a Bailee Agreement;
provided, that notwithstanding the failure of an Asset or Purchased Asset to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require, designate in writing any such non-conforming Asset or Purchased Asset as an Eligible Asset, which designation (1) may include a permanent asset specific waiver of one or more Eligible Asset requirements including any Approved Representation Exception, and (2) shall not be deemed a waiver of the requirement that all other Assets and Purchased Assets must be Eligible Assets (including any Assets that are similar or identical to the Asset or Purchased Asset subject to the waiver).

“Eligible Assignee”: Any of the following Persons designated by Buyer for purposes of Section 18.08(c): (a) a bank, financial institution, pension fund, insurance company or similar Person regularly engaged in the business of originating, lending against, or owning commercial real estate loans similar to the Purchased Assets, an Affiliate of any of the foregoing, and an Affiliate of Buyer, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not (except in connection with Prohibited Transferees) be unreasonably withheld, delayed or conditioned, and consent of Seller to any assignment pursuant to Section 18.08(c) (including an assignment to a Prohibited Transferee) shall not be required at any time that a monetary Default, a material non-monetary Default or any Event of Default has occurred and is continuing.
“Environmental Laws”: Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline and rule of common law now or hereafter in effect, and any judicial or interpretation thereof, including any judicial or administrative order, decision, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.
“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized but unissued on any date.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of Seller’s, Pledgor’s or Guarantor’s controlled group or under common control with Seller, Pledgor or Guarantor, within the meaning of Section 414 of the Code.
“Event of Default”: Defined in Section 10.01.
“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income or net worth (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer or an Eligible Assignee with respect to an interest in the Repurchase Obligations pursuant to a law in effect on the date on which such party (i) acquires such interest in the Repurchase Obligations or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 12.06, amounts with respect to such Taxes were payable either to such party’s assignor immediately before such party became a party hereto or to such party immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 12.06(e), 18.08(f) and 18.08(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exit Fee”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into pursuant to such Sections.
“FDIA”: Defined in Section 14.03.
“FDICIA”: Defined in Section 14.04.
“Fee Letter”: The Fee and Pricing Letter, dated as of the Closing Date, between Buyer and Seller.
“Fitch”: Fitch Ratings, Inc.
“Floor”: The greater of (a) zero (0) and (b) such higher amount as may be specified with respect to any Transaction in the related Confirmation (or amended and restated Confirmation, as applicable).
“Foreign Buyer”: A Buyer that is not a U.S. Buyer.
“Funding Period”: The period from the Closing Date to but excluding the Funding Period Expiration Date.

“Funding Period Expiration Date”: November 7, 2026, as such date may be extended pursuant to Section 3.05; provided that, in the event that Seller requests an extension of the Funding Period Expiration Date, such request may be approved or denied by Buyer for any reason or for no reason, as determined in Buyer’s sole and absolute discretion, and it is expressly acknowledged and agreed that Buyer has no obligation to consider or grant any such request.
“Future Funding Amount”: With respect to any Purchased Asset for which a Future Funding Transaction has been requested by Seller, an amount requested by Seller in an amended and restated Confirmation pursuant to Section 3.11(a)(iii) which amount shall be no greater than the product of (a) the amount that Seller is funding as a post-closing advance as required by the Mortgage Loan Documents (without giving effect to any modification, waiver or amendment) relating to such Purchased Asset, not to exceed (x) the amount of future funding available as set forth on the related Confirmation for the initial Transaction relating to such Purchased Asset, minus (y) all previous Future Funding Amounts funded by Buyer relating to such Purchased Asset, and (b) the Applicable Percentage for such Purchased Asset.
“Future Funding Date”: With respect to any Purchased Asset for which a Future Funding Transaction has been requested by Seller, the date on which Buyer funds the Future Funding Amount relating to such Purchased Asset.
“Future Funding Request Package”: With respect to one or more Future Funding Transactions, the following: (a) the related request for advance, executed by the related Underlying Obligor (which shall include either therein or separately evidence of Seller’s approval of the related Future Funding Transaction), and any other documents that are required to be delivered to Seller pursuant to the related Mortgage Loan Documents in connection with such future funding advance, and (b) certification by Seller that all conditions precedent to the future funding advance under the related Mortgage Loan Documents have been satisfied in all material respects.
“Future Funding Transaction”: Any transaction approved and entered into by Buyer pursuant to Section 3.11.
“Future Funding Transaction Conditions”: Defined in Section 3.11.
“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents”: With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority”: Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi–judicial, quasi–legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, in each case, whether foreign or domestic, and (h) supra-national body such as the European Union or the European Central Bank.
“Ground Lease”: A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the related Asset, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Ground Lease Asset”: An Asset the Mortgaged Property for which is secured or supported in whole or in part by a Ground Lease.
“Guarantee Agreement”: The Guarantee Agreement dated as of the Closing Date, made by Guarantor in favor of Buyer.

“Guarantee Obligation”: With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); and provided, further, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person.
“Guarantor”: Blackstone Private Real Estate Credit and Income Fund, a Delaware statutory trust.
“Guarantor Default Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Hedge Counterparty”: Either (a) an Affiliated Hedge Counterparty, or (b) or any other counterparty, approved by Buyer, to any Interest Rate Protection Agreement with Seller, in either case which agreement contains a consent satisfactory to Buyer to the collateral assignment to Buyer of the rights (but none of the obligations) of Seller thereunder.
“Hedge Required Asset”: Any (A) Purchased Asset that (i) has a fixed rate of interest or return, (ii) pays interest at a floating rate based on any index other than one-month Term SOFR, or (B) other Purchased Asset that may be designated as a Hedge Required Asset by Buyer in its sole discretion.

“Income”: With respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Asset) without duplication: (a) all Principal Payments, (b) all Interest Payments, (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including Principal Payments, Interest Payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds, and (d) all payments received from Hedge Counterparties pursuant to Interest Rate Protection Agreements related to such Purchased Asset; provided, that any amounts that under the applicable Mortgage Loan Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default has occurred and is continuing under such Mortgage Loan Documents, (ii) the holder of the related Purchased Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Mortgage Loan Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Mortgage Loan Documents.
“Indebtedness”: With respect to any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) contingent or future funding obligations under any Purchased Asset or any obligations senior to, or pari passu with, any Purchased Asset; (vi) Capital Lease Obligations of such Person; (vii) obligations of such Person under repurchase agreements or like arrangements; (viii) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (ix) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any person.

“Indemnified Amounts”: Defined in Section 13.01(a).
“Indemnified Person”: Defined in Section 13.01(a).
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Repurchase Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Appraiser”: A professional real estate appraiser that (i) is approved by Buyer in its reasonable discretion; (ii) was not selected or identified by the Mortgagor; (iii) is not affiliated with the lender under the Mortgage or the Mortgagor; (iv) is a member in good standing of the American Appraisal Institute; and (v) is certified or licensed in the state where the subject Mortgaged Property is located.
“Independent Director” or “Independent Manager”: An individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, or Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors, independent managers and/or other corporate services in the ordinary course of its business, and which individual is duly appointed as Independent Director or Independent Manager and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:
(a)a member, partner, equity holder, manager, director, officer or employee of Seller, any Pledgor, any of their respective equity holders or Affiliates (other than (i) as an Independent Director or Independent Manager of Seller and (ii) as an Independent Director or Independent Manager of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a special purpose entity, provided, however, that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);
(b)a creditor, supplier or service provider (including provider of professional services) to Seller or any of their respective equity holders or Affiliates (other than through a nationally-recognized company that routinely provides professional independent directors, independent managers and/or other corporate services to Seller, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business);
(c)a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)a Person who controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).
An individual who otherwise satisfies the preceding definition and satisfies clause (a) by reason of being the Independent Director or Independent Manager of a special purpose entity affiliated with Seller that is not in the direct chain of ownership of Seller or Pledgor shall not be disqualified from serving as an Independent Director or Independent Manager of Seller or Pledgor if (x) such individual is provided by CT Corporation or (y) the fees that such individual earns from serving as Independent Director or Independent Manager of Affiliates of Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
“Insolvency Action”: With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.
“Insolvency Event”: With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Interest Payments”: With respect to any Purchased Asset, all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with any such Purchased Asset.

“Interest Rate Protection Agreement”: With respect to any or all Purchased Assets, any futures contract, options related contract, short sale of United States Treasury securities or any interest rate swap, cap, floor or collar agreement, total return swap or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations either generally or under specific contingencies, in each case with a Hedge Counterparty and that is acceptable to Buyer. For the avoidance of doubt, any Interest Rate Protection Agreement with respect to a Purchased Asset shall be included in the definitions of “Purchased Asset” and “Repurchase Document.”
“Internal Control Event”: Fraud that involves management or other employees who have a significant role in the internal control over financial reporting of Seller, Pledgor, Manager or Guarantor; for the avoidance of doubt, an Internal Control Event shall not include any fraudulent act by a Person that is not committed in such Person’s capacity as a member of management or as an employee with responsibility for, or involvement in, such internal control over financial reporting.
“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Company Act”: The Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.
“Investor”: Any Person that either (i) is admitted to Seller as a member in accordance with the applicable operating agreement or limited liability company agreement of Seller, or (ii) owns a direct Equity Interest in Guarantor.
“Irrevocable Redirection Notice”: A notice in the form of Exhibit G sent by Seller or by Servicer on Seller’s behalf to the applicable Underlying Obligor on or before the applicable Purchase Date for each Purchased Asset directing the remittance of Income with respect to such Purchased Asset directly to the Waterfall Account.
“IRS”: The United States Internal Revenue Service.

“Knowledge”: As of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Robert Sitman or Brian Kim (ii) any asset manager at Blackstone Inc. or any Affiliate thereof responsible for the applicable Purchased Asset, or (iii) any other employee with a title equivalent or more senior to that of “principal” within Blackstone Inc. or any Affiliate thereof, in each case of this clause (iii), responsible for the origination, acquisition and/or management of the Purchased Asset.
“Lien”: Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.
“Manager”: Blackstone Real Estate Special Situations Advisors L.L.C., a Delaware limited liability company or any Affiliate of Blackstone Inc.
“Margin Call”: Defined in Section 4.01.
“Margin Deficit”: Defined in Section 4.01.
“Margin Deficit Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Market Value”: As of any date of determination (a) with respect to any Purchased Asset that is not a Defaulted Asset, the outstanding principal balance of such Purchased Asset and (b) with respect to any Purchased Asset that is a Defaulted Asset, the then current market value for such Purchased Asset (but in no event greater than par), in each case, as determined by Buyer at the Applicable Standard of Discretion on each Business Day in accordance with this definition. For purposes of Article 4 and Article 5, as applicable, changes in the Market Value of a Defaulted Asset shall be determined solely in relation to material positive or negative changes (relative to Buyer’s initial underwriting or the most recent determination of Market Value) relating to the performance or condition of (i) the Mortgaged Property securing the Purchased Asset or other collateral securing or related to the Purchased Asset, (ii) the Purchased Asset’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any Mortgaged Property or other collateral securing such Purchased Asset or the Mortgage Loan, as applicable, (iii) the commercial real estate market relevant to the Mortgaged Property, and/or (iv) any actual or potential risks posed by any Liens on the related Mortgaged Property, taken in the aggregate. In addition, the Market Value for any Purchased Asset may be deemed to be zero on the third (3rd) Business Day following the occurrence of any of the following with respect to such Purchased Asset:
(a)a breach of a representation or warranty contained in Schedule 1 hereto other than a MTM Representation or an Approved Representation Exception or an Approved Defaulted Asset Representation Exception;

(b)the Repurchase Date with respect to such Purchased Asset occurs without repurchase of such Purchased Asset;
(c)the requirements of the definition of Eligible Asset are not satisfied, as determined by Buyer;
(d)any statement, affirmation or certification made or information, document, agreement, report or notice delivered by Seller to Buyer is untrue in any material respect; provided, that, to the extent that Seller corrects such untrue information in a timely manner satisfactory to Buyer (determination of which shall, in each case, be in Buyer’s sole and absolute discretion), Buyer may waive its right to deem the Market Value of such Purchased Asset to be zero;
(e)all Mortgage Loan Documents required to be delivered to the Custodian have not been delivered to Custodian within the time periods required by this Agreement and the Custodial Agreement;
(f)any material Mortgage Loan Document has been released from the possession of Custodian under the Custodial Agreement to Seller for more than ten (10) days; or
(g)Seller fails to deliver any reports required hereunder where such failure adversely affects Buyer’s ability to determine Market Value therefor; provided, however, that if such failure is due to Seller’s inability to obtain any such report from the related Underlying Obligor, then (i) Seller shall make commercially reasonable efforts to obtain such report from the related Underlying Obligor as soon as practicable, (ii) during the one-hundred and twenty (120) day period following Seller’s initial failure to deliver any such report, unless and until Seller delivers the applicable report, Buyer may re-determine the Market Value of the applicable Purchased Asset for purposes of a Margin Call in accordance with the Applicable Standard of Discretion and, in connection with such re-determination, Buyer may draw any adverse inference from any missing information that Buyer deems to be reasonable under the circumstances, and (iii) after the expiration of the one-hundred and twenty (120) day period following Seller’s initial failure to deliver any such report, if Seller still has not delivered the applicable report, Buyer may re-determine the Market Value of the applicable Purchased Asset for purposes of a Margin Call in Buyer’s sole and absolute discretion; provided however that, to the extent that any Restructure Period is in existence with respect to such Purchased Asset, Buyer’s re-determination of the Market Value shall be after the expiration of such Restructure Period instead.

“Material Adverse Effect”: Any event, development or circumstance that has a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition or credit quality of Seller, Pledgor, or Guarantor, taken as a whole, (b) the ability of Seller to pay and perform the Repurchase Obligations, (c) the validity, legality, binding effect or enforceability of any Repurchase Document, Mortgage Loan Document, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Affiliate of Buyer under any Repurchase Document, Mortgage Loan Document or Purchased Asset, (e) the rating (if applicable) of a material portion of the Purchased Assets, or (f) the perfection or priority of any Lien granted under any Repurchase Document or Mortgage Loan Document.
“Material Modification”: Any extension, material amendment, material waiver, termination, rescission, cancellation, release or any other material modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of, any Purchased Asset or Mortgage Loan Document; provided that, non-material modifications regarding consent rights over leases, budgets, utilization of reserves or the release thereof, approval of escrows and bonding amounts for mechanics’ or materialmen’s liens, tax abatements or tax challenges, and de minimis takings for road expansions, curb cuts or water drainage shall not be considered a Material Modification.
“Materials of Environmental Concern”: Any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.
“Maturity Date”: The earliest to occur of (a) any Accelerated Repurchase Date, (b) any date on which the Maturity Date shall otherwise occur in accordance with the provisions of this Agreement, and (c) the last to occur of (i) the Funding Period Expiration Date and (ii) the final Repurchase Date related to the Purchased Assets then subject to a Transaction.
“Maximum Amount”: $500,000,000; provided, that following the Funding Period Expiration Date, the Maximum Amount on any date shall be the aggregate Maximum Purchase Price for all Transactions as of such date.
“Maximum Applicable Percentage”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Maximum Funding Transaction Purchase Price”: With respect to a Purchased Asset with respect to which an Additional Funding Transaction is requested in accordance with the terms of this Agreement, an amount (expressed in dollars) equal to the product obtained by multiplying (i) the greater of (A) the Market Value of such Purchased Asset (or the par amount of such Purchased Asset, if lower than Market Value) as of the Purchase Date for such Purchased Asset and (B) the Market Value of such Purchased Asset (or the par amount of such Purchased Asset, if lower than Market Value) as of the proposed date of such requested Additional Funding Transaction by (ii) the Applicable Percentage for such Purchased Asset as set forth in the related Confirmation.

“Maximum Purchase Price”: With respect to any Purchased Asset, the amount equal to the Applicable Percentage for such Purchased Asset multiplied by the lower of (a) the Market Value of such Purchased Asset, and (b) the par amount of such Purchased Asset, as such amount may be increased, without duplication, by any additional principal amounts advanced by Seller to the related Underlying Obligor pursuant to the related Mortgage Loan Documents, and as may be reduced, (without duplication) by any principal payment (to the extent not reflected in either the Market Value or par amount of such Purchased Asset).
“Mezzanine Borrower” The obligor on a Mezzanine Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.
“Mezzanine Loan”: A performing mezzanine loan secured by pledges of one-hundred percent (100%) of the Equity Interests of an Underlying Obligor, or that position of such Equity Interests that includes the general partnership, managing member or other controlling interest (including the right to take title to and sell the related Mortgaged Property) that owns income producing commercial real estate that is a Type of Mortgaged Property.
“Mezzanine Note”: The original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.
“Mezzanine Related Mortgage Asset”: An Eligible Asset or a Purchased Asset for which one or more related Mezzanine Loans exist and with respect to which the principal balance of such Mezzanine Loan(s) remains outstanding.
“Minimum Transaction Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgage”: Any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.
“Mortgage Asset File”: The meaning specified in the Custodial Agreement.
“Mortgage Loan”: With respect to any Whole Loan or Senior Interest, a mortgage loan made in respect of the related Mortgaged Property.
“Mortgage Loan Documents”: With respect to any Purchased Asset, those documents executed in connection with, evidencing or governing such Purchased Asset, the related Mortgaged Property, and, in the case of (i) a Senior Interest, the related Mortgage Loan, and (ii) a Mezzanine Loan, such Mezzanine Loan, including those which are required to be delivered to Custodian under the Custodial Agreement, together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Senior Interest or such Mezzanine Loan.

“Mortgage Note”: The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.
“Mortgaged Property”: (i) In the case of any Whole Loan or Senior Interest, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral directly or indirectly securing the repayment of the debt evidenced by either a Mortgage Note or by a Senior Interest Note, and (ii) in the case of any Mezzanine Loan, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral directly or indirectly securing the repayment of the debt evidenced by a Mezzanine Note including, without limitation, all such collateral that is owned and pledged by the Person whose Equity Interest is pledged as collateral security for such Mezzanine Loan.
“Mortgagee”: The record holder of a Mortgage Note secured by a Mortgage.
“Mortgagor”: The obligor on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.
“MTM Representation”:  Each of the representations and warranties, set forth as (a) items 1 (first sentence only), 19, 20, 23 (solely with respect to circumstances occurring after the related Purchase Date), 24 (solely with respect to circumstances occurring after the related Purchase Date), 35, 36, 38(c), 38(f), 43, 53, and any written notice of default under 57(iv) that does not give the ground lessor the right to terminate the related Ground Lease, each as set forth on Schedule 1(a) hereto, (b) items 1 (first sentence only), 12 (solely with respect to circumstances occurring after the related Purchase Date), 22, 23, 27 (solely with respect to circumstances occurring after the related Purchase Date), 38, 39, 42(c), 42(f), 47, 57, and any written notice of default under 61(iv) that does not give the ground lessor the right to terminate the related Ground Lease, each as set forth on Schedule 1(b) hereto and (c) items 1 (first sentence only), 13 (solely with respect to circumstances occurring after the related Purchase Date), 16 (solely with respect to circumstances occurring after the related Purchase Date), 29, 30, 36, 37, 38(c), 38(f), 40, any written notice of default under 43(iv) that does not give the ground lessor the right to terminate the related Ground Lease, 44 (solely with respect to circumstances occurring after the related Purchase Date), 45 (solely with respect to circumstances occurring after the related Purchase Date), and 46, each as set forth on Schedule 1(c) hereto.
“Multiemployer Plan”: A Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Other Connection Taxes”: With respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest in any Transaction or Repurchase Document).

“Other Taxes”: Any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Repurchase Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document, except (i) any such Taxes that are Other Connection Taxes (provided, for the avoidance of doubt, that for purposes of this definition Other Connection Taxes shall include any connection arising from Buyer having sold or assigned an interest in any Transaction or Repurchase Document) imposed with respect to an assignment, transfer or sale of a participation or other interest in or with respect to the Repurchase Documents, and (ii) for the avoidance of doubt, any Excluded Taxes.
“Participant”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Participant Register”: Defined in Section 18.08(f).
“Party”: Each of Buyer and/or Seller, as the context may require, together with their permitted successors and assigns.
“PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.
“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for state, municipal, local or other local taxes, assessments or charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, (c) easements, rights of way, zoning restrictions, licenses and other similar charges or encumbrances affecting the use of any Mortgaged Property that are disclosed in an Approved Representation Exception or as a result of an Approved Defaulted Asset Representation Exception, and (d) Liens granted pursuant to or by the Repurchase Documents.
“Person”: An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.
“Plan”: An employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulation”: The regulation of the United States Department of Labor at 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA).
“Pledge Agreement”: The Pledge Agreement, dated as of the Closing Date, between Buyer and Pledgor, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.
“Pledged Collateral”: Defined in the Pledge Agreement.
“Pledgor”: RE BDC LOANS HOLDINGS, LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Power of Attorney”: Defined in Section 18.19.
“Price Differential”: For any Pricing Period or portion thereof and (a) for any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the Pricing Rate in effect for each Purchased Asset subject to such Transaction during such Pricing Period, times (ii) the outstanding Purchase Price for such Purchased Asset on each such day, or (b) for all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.
“Pricing Margin”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Pricing Period”: For any Purchased Asset, (a) in the case of the first Remittance Date for such Purchased Asset, the period from the Purchase Date for such Purchased Asset to but excluding such Remittance Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.
“Pricing Rate”: For any Pricing Period and any Transaction, Term SOFR for such Pricing Period plus the applicable Pricing Margin for such date; provided, that while an Event of Default is continuing, the Pricing Rate shall be the Default Rate.
“Pricing Rate Determination Date”: (a) In the case of the first Pricing Period for any Purchased Asset, the related Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, the date that is two (2) U.S. Government Securities Business Days prior to the Remittance Date on which such Pricing Period begins or on any other date as determined by Buyer and communicated to Seller.  The failure to communicate shall not impair Buyer’s decision to reset the Pricing Rate on any date.

“Principal Payments”: For any Purchased Asset, all payments and prepayments of principal received for such Purchased Asset, including insurance and condemnation proceeds which are permitted by the terms of the Mortgage Loan Documents to be applied to principal and are, in fact, so applied and recoveries of principal from liquidation or foreclosure which are permitted by the terms of the Mortgage Loan Documents to be applied to principal and are, in fact, so applied.
“Prohibited Transferee”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Purchase Agreement”: Any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset which is subsequently sold to Buyer hereunder.
“Purchase Date”: For any Purchased Asset, the date on which such Purchased Asset is purchased by Buyer from Seller in connection with a Transaction.
“Purchase Price”: For any Purchased Asset, the price paid by Buyer to Seller on the Purchase Date in connection with the transfer of such Purchased Asset from Seller to Buyer, as (i) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (ii) reduced by any Principal Payments remitted to the Waterfall Account and which were applied to the Purchase Price of such Purchased Asset by Buyer pursuant to clause fifth of Section 5.03 or clause fourth of Section 5.04, (iii) reduced by any payments made by Seller in reduction of the outstanding Purchase Price of such Purchased Asset, and (iv) increased by any Future Funding Amounts transferred to Seller by Buyer in connection with a Future Funding Transaction in respect of such Purchased Asset in accordance with Section 3.11 or any Additional Funding Amounts transferred to Seller by Buyer in connection with any Additional Funding Transaction in respect of such Purchased Asset in accordance with Section 3.12.
“Purchase Price Percentage”: For each Purchased Asset, the percentage determined by dividing (i) the Purchase Price actually funded to Seller by Buyer in respect of such Purchased Asset on the Purchase Date therefor as specified in the relevant Confirmation, as adjusted for Additional Funding Amounts pursuant to Section 3.12, Future Funding Amounts pursuant to Section 3.11 and partial repurchases pursuant to Section 3.10(a), by (ii) the outstanding principal balance as of the Purchase Date, as subsequently adjusted as of the most recent date of any advance, repayment or reduction pursuant to Section 3.10(c) or Margin Call, each in respect of such Purchased Asset.

“Purchased Assets”: (a) For any Transaction, each Asset sold by Seller to Buyer in such Transaction, and (b) for the Transactions in general, all Assets sold by Seller to Buyer, in each case including, to the extent relating to such Asset or Assets, all of Seller’s right, title and interest in and to (i) Mortgage Loan Documents, (ii) Servicing Rights, (iii) Servicing Files, (iv) mortgage guaranties and insurance (issued by Governmental Authorities or otherwise) and claims, payments and proceeds thereunder, (v) insurance policies, certificates of insurance and claims, payments and proceeds thereunder, (vi) the principal balance of such Assets, not just the amount advanced, (vii) amounts from time to time on deposit in the Waterfall Account together with the Waterfall Account itself, (viii) collection, escrow, reserve, collateral or lock–box accounts and all amounts and property from time to time on deposit therein, to the extent of Seller’s or the holder’s interest therein, (ix) Income, (x) security interests of Seller in any Derivatives Contracts entered into by Underlying Obligors in connection with the Purchased Asset, (xi) rights of Seller under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement, (xii) Interest Rate Protection Agreements relating to such Assets, (xiii) all of the “Pledged Collateral”, as such term is defined in the Pledge Agreement, and (xiv) all supporting obligations of any kind; provided, that (A) Purchased Assets shall not include any obligations of Seller or any Retained Interests, and (B) for purposes of the grant of security interest by Seller to Buyer set forth in Section 11.01, together with the other provisions of Article 11, Purchased Assets shall include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds relating to or constituting any of the items described in the preceding clauses (i) through (xiv).
“Rating Agencies”: Each of Fitch, Moody’s and S&P, or if any of the foregoing are no longer issuing ratings, another nationally recognized rating agency acceptable to Buyer.
“Register”: Defined in Section 18.08(e).
“Related Credit Enhancement”: Defined in Section 11.01.
“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any property or Mortgaged Property.
“Release Amount”: With respect to any Purchased Asset, an amount equal to the Release Percentage multiplied by the unpaid Purchase Price of the related Purchased Asset.
“Release Percentage”: The meaning set forth in the Fee Letter, which definition is incorporated herein by reference.

“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any property or Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.
“REMIC”: A REMIC, as that term is used in the REMIC Provisions.
“REMIC Provisions”: Sections 860A through 860G of the Code.
“Remittance Date”: The nineteenth (19th) calendar day of each month (or if such day is not a Business Day, the next following Business Day, or if such following Business Day would fall in the following month, the next preceding Business Day), or such other day as is mutually agreed to by Seller and Buyer.
“REOC”: A Real Estate Operating Company within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulations.
“Representation Breach”: Any representation, warranty, certification, statement or affirmation made or deemed made by Seller, Pledgor or Guarantor in any Repurchase Document (including in Schedule 1, other than an MTM Representation) or in any certificate, notice, report or other document delivered pursuant to any Repurchase Document, that proves to be incorrect, false or misleading in any material respect when made or deemed made without regard to any Knowledge or lack of Knowledge thereof by such Person; provided that no representation or warranty with respect to which a related Approved Representation Exception or an Approved Defaulted Asset Representation Exception exists shall constitute a Representation Breach.
“Representation Exceptions”: With respect to each Purchased Asset, a written list prepared by Seller and delivered to Buyer either (a) prior to the Purchase Date of such Purchased Asset or (b) from time to time during the term of this Agreement, specifying, in reasonable detail, the representations and warranties (or portions thereof) set forth in this Agreement (including in Schedule 1) that are not satisfied with respect to an Asset or Purchased Asset.

“Repurchase Date”: For any Purchased Asset, the earliest of (a) the Maturity Date, (b) any Early Repurchase Date therefor, and (c) the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation (including, for the avoidance doubt, the date on which any Restructure Period, if applicable, shall expire), and (d) the date that is two (2) Business Days prior to the maturity date (under the related Mortgage Loan Documents) for such Purchased Asset, without giving effect to any extension of such maturity date, whether by modification, waiver, forbearance or otherwise (other than (i) extensions at the Underlying Obligor’s option where the related Mortgage Loan Documents do not require the consent of the lender(s) thereunder (including Seller) or (ii) any maturity date (under the related Mortgage Loan Documents) which would have occurred but for the occurrence of the related Restructure Period in accordance with the terms herein) pursuant to the terms of the Mortgage Loan Documents as such Mortgage Loan Documents existed on the related Purchase Date; provided further that, solely with respect to clause (d), the settlement date with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days thereafter as provided in Section 3.06).
“Repurchase Documents”: Collectively, this Agreement, the Custodial Agreement, the Fee Letter, the Cash Management Agreement, all Interest Rate Protection Agreements, the Pledge Agreement, the Guarantee Agreement, all Confirmations, all UCC financing statements, amendments and continuation statements filed pursuant to any other Repurchase Document, and all additional documents, certificates, agreements or instruments executed and delivered by Seller, Pledgor and/or Guarantor in connection with the foregoing Repurchase Documents and any Transaction.

“Repurchase Obligations”: All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Repurchase Documents, for the avoidance of doubt, including all Interest Rate Protection Agreements, whether now existing or hereafter arising, and, without duplication, all interest and fees that accrue after the commencement by or against Seller, Pledgor or Guarantor of any Insolvency Proceeding naming such Seller, Pledgor or Guarantor as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).
“Repurchase Price”: For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date, (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date, (c) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Repurchase Document, including any Release Amounts payable in connection with such Purchased Asset, and (d) any accrued and unpaid fees and expenses and indemnity amounts, late fees, default interest, breakage costs and any other amounts owed by Seller, Pledgor or Guarantor to Buyer or any of its Affiliates under this Agreement or, any Repurchase Document. Notwithstanding the foregoing, Release Amounts shall not be included in the Repurchase Price for purposes of (i) Section 4.01 and calculating any Margin Deficit and (ii) calculating the Repurchase Price of all Purchased Assets in the aggregate (and no Release Amount shall be payable in connection with the repurchase of all remaining Purchased Assets).
“Requirements of Law”: With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, Environmental Laws, ERISA, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority having proper jurisdiction over such Person or such Person’s property or assets.
“Responsible Officer”: With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory in such Person’s Governing Documents.
“Restructure Period”: With respect to any Purchased Asset, as applicable, (a) that is a Defaulted Asset or (b) for which a Representation Breach exists, a period (x) commencing upon the occurrence of such Representation Beach or the date such Purchased Asset becomes a Defaulted Asset and (y) ending on a date that is 180 days after such occurrence.

“Retained Interest”: (a) With respect to any Purchased Asset, (i) all duties, obligations and liabilities of Seller thereunder, including payment and indemnity obligations, (ii) all obligations of agents, trustees, servicers, administrators or other Persons under the documentation evidencing such Purchased Asset, and (iii) if any portion of the Indebtedness related to such Purchased Asset is owned by another lender or is being retained by Seller, the interests, rights and obligations under such documentation to the extent they relate to such portion, and (b) with respect to any Purchased Asset with an unfunded commitment on the part of Seller, all obligations to provide additional funding, contributions, payments or credits.
“RIC Distribution Amount”:  The minimum amount of cash required to be distributed to maintain the status of Guarantor as a “regulated investment company”; provided that, with respect to any such distributions, Guarantor shall, and shall cause Seller and Pledgor to, make or declare any dividend or distribution from the Income arising from the Purchased Assets, directly or indirectly, to Guarantor and by Guarantor solely in proportion to Guarantor’s direct or indirect ownership interest in Seller; provided further that, the proportion of any such dividend or distribution attributable to Seller and the Income arising from the Purchased Assets shall not be used to fund any other dividend or distribution attributable to, and owing by, any other Subsidiary of Guarantor.
“S&P”: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Sanction” or “Sanctions”: Individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws, imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over any of the AML Entities.
“Sanctioned Target”: means any target of Sanctions, including: (a) Persons on any official list of targets identified or designated pursuant to any Sanctions that is maintained by a Governmental Authority, (b) Persons located, organized under the laws of, or resident in countries, or territories that are the target of any territorial or country-based Sanctions program , (c) Persons that are the government (as defined in the relevant Sanction(s)) of a country or territory that is the subject of Sanctions prohibiting all transactions or dealings with such a government, (d) Persons that are a target of or subject to Sanctions due to their ownership or control by any of the foregoing parties in (a) through (c) herein; or (e) otherwise a target or subject of Sanctions, including vessels and aircraft that are blocked under any Sanctions program.
“Seller”: The Seller named in the preamble of this Agreement.
“Seller Monetary Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.

“Senior Employee”: Any of Robert Sitman, Brian Kim or any other employee with a title equivalent or more senior to that of “principal” within Blackstone Inc. responsible for the origination, acquisition and/or management of any Purchased Asset.
“Senior Interest”: (a) A senior or pari passu participation interest in a performing multi-family or commercial real estate loan, or (b) an “A note” in an “A/B structure” in a performing multi-family of commercial real estate loan.
“Senior Interest Note”: (a) The original executed promissory note, participation or other certificate or other tangible evidence of a Senior Interest, (b) if the Senior Interest is a senior participation interest, the related original Mortgage Note and (c) if the Senior Interest is a senior participation interest, the related original participation agreement (or a certified copy thereof).
“Sequential Pay Purchase Price Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Sequential Pay Trigger Event”: An event which shall occur if, as of any date of determination, the ratio (expressed as percentage) of (a) the Maximum Purchase Price of all Purchased Assets that are (or in the case of a Senior Interest, are related to) Credit Risk Assets and/or Defaulted Assets to (b) the Maximum Purchase Price of all Purchased Assets, exceeds the Sequential Pay Trigger Threshold, and shall continue until such date on which a Sequential Pay Trigger Event Cure is effectuated.
“Sequential Pay Trigger Event Cure”: With respect to the occurrence and continuance of a Sequential Pay Trigger Event, the ratio (expressed as percentage) of (a) the Purchase Price of all Purchased Assets that are (or in the case of a Senior Interest, are related to) Credit Risk Assets and/or Defaulted Assets to (b) the Purchase Price of all Purchased Assets, having been reduced to the Sequential Pay Trigger Threshold.
“Sequential Pay Trigger Threshold”: The meaning set forth in the Fee Letter, which definition is incorporated by reference herein.
“Servicer”: Trimont, LLC, or any other servicer appointed pursuant to Section 17.01.
“Servicer Event of Default”: With respect to a Servicer, (a) any default or event of default (however defined) under the Servicing Agreement, in each case beyond applicable notice and cure periods thereunder, or (b) any failure of such Servicer to be rated by a Rating Agency as an approved servicer of commercial mortgage loans.
“Servicer Notice”: A notice in the form of Exhibit F sent by Seller to Servicer, and countersigned and returned by Servicer, directing the remittance of all Income directly into the Waterfall Account.

“Servicing Agreement”: An agreement entered into by Buyer (if applicable), Seller and a Servicer for the servicing of Purchased Assets, acceptable to Buyer.
“Servicing File”: With respect to any Purchased Asset, the file retained and maintained by Seller or a Servicer, including the originals or copies of all Mortgage Loan Documents and other documents and agreements relating to such Purchased Asset, including to the extent applicable all servicing agreements, files, documents, records, data bases, computer tapes, insurance policies and certificates, appraisals, other closing documentation, payment history and other records relating to or evidencing the servicing of such Purchased Asset, which file shall be held by Seller and/or a Servicer for and on behalf of Buyer.
“Servicing Rights”: All right, title and interest of Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor or Guarantor in and to any and all of the following: (a) rights to service and collect and make all decisions with respect to the Purchased Assets, (b) amounts received by Seller or any other Person for servicing the Purchased Assets, (c) late fees, penalties or similar payments with respect to the Purchased Assets, (d) agreements and documents creating or evidencing any such rights to service, documents, files and records relating to the servicing of the Purchased Assets, and rights of Seller or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets, and (g) accounts and other rights to payment related to the Purchased Assets.
“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent”: With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity”: A corporation, limited partnership or limited liability company that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 9.
“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.
“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR”: For any calculation with respect to a Transaction, the Term SOFR Reference Rate for a tenor of one month on the applicable Pricing Rate Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that (i) if as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date and (ii) if the calculation of Term SOFR as determined as provided above (including pursuant to clause (i) of this proviso) results in a Term SOFR rate of less than the Floor, Term SOFR shall be deemed to be the Floor for all purposes of this Agreement and the other Repurchase Documents.
“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion).
“Term SOFR Reference Rate”: The forward-looking term rate based on SOFR.
“Transaction”: With respect to any Asset, the sale and transfer of such Asset from Seller to Buyer pursuant to the Repurchase Documents against the transfer of funds from Buyer to Seller representing the Purchase Price or any additional Purchase Price for such Asset.
“Transaction Request”: Defined in Section 3.01(a).

“Transferor”: The seller of an Asset under a Purchase Agreement.
“Type”: With respect to a Mortgaged Property, such Mortgaged Property’s classification as one of the following: multifamily, retail, office, industrial, hospitality, student housing, medical office product, self-storage or nursing home.
“UCC”: The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of a Requirements of Law, the perfection, effect on perfection or non-perfection or priority of the security interest in any Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.
“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Underlying Obligor”: Individually and collectively, as the context may require, the Mortgagor or Mezzanine Borrower and other obligor or obligors under a Purchased Asset, including (a) any Person who has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Purchased Asset, and (b) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Mortgage Loan Documents relating to a Purchased Asset.
“Underwriting Issues”: With respect to any Purchased Asset as to which Seller intends to request a Transaction, Additional Funding Transaction or Future Funding Transaction, all material information known by Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Mortgage Loan Document(s)), to a reputable nationally recognized institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.
“Underwriting Package”: With respect to one or more Assets, a summary memorandum outlining the proposed Transaction or advance, as applicable, including potential benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed Transaction or advance, as applicable, that a reasonable buyer would consider material. In addition, the Underwriting Package shall include all of the following, to the extent applicable and available:

(a)all Mortgage Loan Documents required to be delivered to Custodian under Section 2.01 of the Custodial Agreement, (b) an Appraisal, (c) the current occupancy report, tenant stack and rent roll, (d) at least two (2) years of property-level financial statements, (e) the current financial statement of the Underlying Obligor, (f) the Mortgage Asset File, (g) third-party reports and agreed-upon procedures, letters and reports (whether drafts or final forms), site inspection reports, market studies and other due diligence materials prepared by or on behalf of or delivered to Seller, (h) aging of accounts receivable and accounts payable, (i) a copy of the Purchase Agreement along with an annotation stating whether the Purchase Agreement is assignable, (j) any and all agreements, documents, reports, or other information concerning the Purchased Assets (including, without limitation, all of the related Mortgage Loan Documents) received or obtained in connection with the origination of the Purchased Assets, (k) any other material documents or reports concerning the Purchased Assets prepared or executed by Seller, Pledgor or Guarantor, (l) if the related Asset was acquired by Seller from a third party, all documents, instruments and agreements received in respect of the closing of the acquisition transaction under the Purchase Agreement, (m) for any Mezzanine Loan, copies of all documents executed in connection therewith including, without limitation, the related intercreditor agreement, any co-lender agreement and all similar agreements, and the Mortgage Loan Documents for the related Whole Loan and (n) such further documents or information as Buyer may reasonably request.
“U.S. Government Securities Business Day”: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Buyer”: Any Buyer that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“U.S. Tax Compliance Certificate”: Defined in Section 12.06(e).
“VCOC”: A “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.
“Waterfall Account”: A segregated non-interest bearing account established at Waterfall Account Bank, in the name of Seller, pledged to Buyer and subject to a Cash Management Agreement.
“Waterfall Account Bank”: PNC Bank, National Association, or any other bank approved by Buyer.

“Wet Mortgage Asset”: An Eligible Asset for which Seller has delivered a Transaction Request pursuant to Section 3.01(h) hereof, and for which a complete Mortgage Asset File has not been delivered to Custodian prior to the related Purchase Date.
“Whole Loan”: A performing first priority loan secured by a Mortgage on a Mortgaged Property.
Section 2.02Rules of Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2.02 apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns permitted by the Repurchase Documents. A reference to an agreement or document is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default has occurred and is continuing until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Buyer under the Repurchase Documents, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form. The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties. No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion subject in all cases to the implied covenant of good faith and fair dealing. Reference herein or in any other Repurchase Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall, except where otherwise expressly stated, be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein. Reference herein or in any other Repurchase Document to Buyer’s discretion, Buyer’s sole discretion or Buyer’s sole and absolute discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and, in all cases, subject to the implied covenant of good faith and fair dealing under New York law in effect on the Closing Date.

Section 2.03Rates. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to any offered rate, the rates in any Benchmark, any component definition thereof or rates referred to in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 12.01, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner that may be adverse to Seller. Buyer may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Seller or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 3
THE TRANSACTIONS
Section 3.01Procedures
(a)From time to time during the Funding Period, with not less than three (3) Business Days prior written notice to Buyer, Seller may request Buyer to enter into a proposed Transaction by sending Buyer written notice of such request (which notice may be given via email) (such request, a “Transaction Request”), which Transaction Request shall: (i) describe the Transaction and each proposed Asset and any related Mortgaged Property and other security therefor in reasonable detail, (ii) transmit a complete Underwriting Package for each proposed Asset, and (iii) set forth the Representation Exceptions, if any, with respect to each proposed Asset. Seller shall promptly deliver to Buyer any supplemental materials requested at any time by Buyer. Buyer shall conduct such review of the Underwriting Package and each such Asset as Buyer determines appropriate. Buyer shall determine whether or not it is willing to purchase any or all of the proposed Assets, and if so, on what terms and conditions. In connection with such review and determination, Buyer may also consider the pro forma effect that acquiring the proposed Purchased Asset would have on the concentrations of specific asset categories. It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of all such representations and warranties and on the completeness and accuracy of the information contained in the applicable Underwriting Package, and any incompleteness or inaccuracies in the related Underwriting Package will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Purchased Asset from Seller notwithstanding such incompleteness and inaccuracies. In the event of a Representation Breach, Seller shall repurchase the related Asset or Assets in accordance with Section 3.06 and all other requirements set forth in this Agreement.
(b)Buyer shall give Seller notice of the date when Buyer has received a complete Underwriting Package and supplemental materials. Buyer shall endeavor to communicate to Seller a preliminary non-binding determination of whether or not it is willing to purchase any or all of such Assets, and if so, on what terms and conditions, within ten (10) Business Days after such date, and if its preliminary determination is favorable, by what date Buyer expects to communicate to Seller a final non-binding indication of its determination. If Buyer has not communicated its final non-binding indication to Seller by such date, Buyer shall automatically and without further action be deemed to have determined not to purchase any such Asset.

(c)If Buyer communicates to Seller a final non-binding determination that it is willing to purchase any or all of such Assets, Seller shall deliver to Buyer an executed preliminary Confirmation for such Transaction, describing each such Asset and its proposed Purchase Date, Market Value, Applicable Percentage, Purchase Price Percentage, Purchase Price, Maximum Purchase Price and such other terms and conditions as Buyer may require. If Buyer requires changes to the preliminary Confirmation, Seller shall make such changes and re-execute the preliminary Confirmation. If Buyer determines to enter into the Transaction on the terms described in the preliminary Confirmation, Buyer shall promptly execute and return the same to Seller, which shall thereupon become effective as the Confirmation of the Transaction. Buyer’s approval of the purchase of an Asset on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation. For the avoidance of doubt, Buyer shall not be bound by any preliminary or final non-binding determination referred to above, unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Buyer.
(d)Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. Whenever the outstanding Purchase Price, Maximum Purchase Price, Purchase Price Percentage or any other term of a Transaction (other than the Pricing Rate and Applicable Percentage) with respect to an Asset is revised or adjusted in accordance with this Agreement for any reason, including, without limitation, due to any transfer of an Additional Funding Amount, Future Funding Transaction, reduction of the Maximum Purchase Price pursuant to Section 3.10(c) or other application of principal, or payment of a Margin Deficit hereunder, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by the Parties.
(e)The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Asset or Purchased Asset shall in no way affect any rights Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Asset or Purchased Asset is not an Eligible Asset.
(f)No Transaction shall be entered into if (i) any Margin Deficit, Default, Event of Default or Material Adverse Effect exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Maturity Date, (iii) the proposed Purchased Asset does not qualify as an Eligible Asset on the Purchase Date, (iv) after giving effect to such Transaction, the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Maximum Amount, (v) other than with respect to Additional Funding Transactions and Future Funding Transactions, the Funding Period Expiration Date has occurred, or (vi) all Mortgage Loan Documents have not been delivered to Custodian in accordance with the applicable provisions of this Agreement and the Custodial Agreement.

(g)In addition to the foregoing provisions of this Section 3.01, solely with respect to any Mezzanine Related Mortgage Asset owned by Seller that is being purchased by Buyer hereunder, Seller shall (i) as part of the Underwriting Package, provide Buyer with such information regarding the related Mezzanine Loans as Buyer may request including, without limitation, any related intercreditor, co-lender or similar agreements, and (ii) in connection with the purchase thereof by Buyer, convey, transfer and assign to Buyer, for no additional consideration from Buyer, each Mezzanine Loan relating to such Mezzanine Related Mortgage Asset owned by Seller, Guarantor or any of their respective Affiliates to Buyer, in form and substance satisfactory to Buyer, together with all other documents necessary to effect such collateral assignment, in each case as determined by Buyer and its counsel in their discretion.
(h)In addition to the foregoing provisions of this Section 3.01, solely with respect to any Wet Mortgage Asset, a copy of the related Confirmation shall be delivered by Seller to Bailee no later than noon (New York City time) one (1) Business Day prior to the requested Purchase Date, to be held in escrow by Bailee on behalf of Buyer pending finalization of the Transaction.
(i)Notwithstanding any of the foregoing provisions of this Section 3.01 or any contrary provisions set forth in the Custodial Agreement, solely with respect to any Wet Mortgage Asset:
(i)by 12:00 p.m. (New York City time) on the Purchase Date, Seller or Bailee shall deliver signed .pdf copies of the Mortgage Loan Documents to Custodian via electronic mail, and Seller shall deliver the appropriate written third-party wire transfer instructions to Buyer;
(ii)not later than 12:00 p.m. (New York City time) on the Purchase Date, (A) Bailee shall deliver an executed .pdf copy of the Bailee Agreement to Seller, Buyer and Custodian by electronic mail and (B) if Buyer has previously received the trust receipt in accordance with Section 3.01(c) of the Custodial Agreement, determined that all other applicable conditions in this Agreement, including without limitation those set forth in Section 6.02 hereof, have been satisfied, and otherwise has agreed to purchase the related Wet Mortgage Asset, Buyer shall (I) execute and deliver a .pdf copy of the related Confirmation to Seller and Bailee via electronic mail and (II) wire funds in the amount of the Purchase Price for the related Wet Mortgage Asset in accordance with the wire transfer instructions that were previously delivered to Buyer by Seller; and

(iii)within three (3) Business Days after the applicable Purchase Date with respect to any Wet Mortgage Asset, Seller shall deliver, or cause to be delivered (A) to Custodian, the complete original Mortgage Asset File with respect to such Wet Mortgage Asset, pursuant to and in accordance with the terms of the Custodial Agreement, and (B) to Buyer, the complete original Underwriting Package with respect to the related Wet Mortgage Assets purchased by Buyer; provided, that if Seller cannot deliver, or cause to be delivered within three (3) Business Days, (A) any Basic Mortgage Asset Document to Custodian that is required by its terms to be recorded, due to a delay caused solely by the public recording office where such document or instrument has been delivered for recordation, then Seller shall deliver to Custodian (x) within three (3) Business Days of the applicable Purchase Date, a copy thereof (certified by Seller to be a true and complete copy of the original thereof submitted for recording) and (y) within ninety (90) days of the applicable Purchase Date, either the original of such document, or a photocopy thereof, with evidence of recording thereon and (B) any document in the Mortgage Asset File other than a Basic Mortgage Asset Document, due to an unavoidable delay outside the control of Seller, then Seller shall deliver to Custodian within thirty (30) days of the applicable Purchase Date, either the original of such document, or a photocopy thereof certified by Seller to be a true and correct copy of the original. For the avoidance of doubt (A) Seller shall, in all cases, deliver the original Mortgage Note or (i) in the case of a Senior Interest consisting of a participation interest, the original participation certificate to Buyer, or (ii) in the case of a Mezzanine Loan, the original Mezzanine Note and each original certificate representing the related Equity Interests together with an undated stock power covering each certificate, duly executed in blank to Buyer, in each case within three (3) Business Days of the applicable Purchase Date and (B) Buyer may, but shall not obligated to, consent to such later date for delivery of any part of the Mortgage Asset File as Buyer sees fit, in Buyer’s sole discretion.

Section 3.02Transfer of Purchased Assets; Servicing Rights. On the Purchase Date for each Purchased Asset, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to such Purchased Asset shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex 1 (or if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest (except with respect to any Retained Interests) in and to such Purchased Asset, together with all related Servicing Rights. Subject to this Agreement, during the Funding Period, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets. Buyer has the right to designate each Servicer of the Purchased Assets; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents. To the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01 and 9.01 hereof), Seller shall cause each such Division LLC to sell, transfer, convey and assign to Buyer on a servicing released basis and for no additional consideration all of each such Division LLC’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on each related Purchase Date of all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights.
Section 3.03Maximum Amount. The aggregate outstanding Purchase Price for all Purchased Assets as of any date of determination shall not exceed the Maximum Amount. If the aggregate outstanding Purchase Price of the Purchased Assets as of any date of determination exceeds the Maximum Amount, Seller shall immediately pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Amount.
Section 3.04Early Repurchase Date; Mandatory Repurchases.

(a)Seller may terminate any Transaction with respect to any or all Purchased Assets and repurchase such Purchased Assets on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, that (i) with respect to repurchases (A) in connection with a breach of representation or warranty pursuant to Section 3.01 or a Margin Deficit payment pursuant to Section 4.01(b), Seller provides Buyer with prior written notice of the Early Repurchase Date, (B) in connection with the repurchase by Seller of all Purchased Assets from Buyer following receipt by Seller of a written notice from Buyer pursuant to Section 12.01, following the occurrence of any of the events set forth in Section 12.02, or in connection with the repayment in full of a Mortgage Loan by the related Underlying Obligor, in each case, Seller provides Buyer with one (1) Business Day’s notice prior to the related Early Repurchase Date, and (iii) in connection with any other early repurchase made by Seller, Seller must notify Buyer at least three (3) Business Days before the proposed Early Repurchase Date, in each case, identifying the Purchased Asset(s) to be repurchased and the Repurchase Price thereof, (ii) no Margin Deficit, Default or Event of Default has occurred and is continuing (or would exist as a result of such repurchase), unless the same would be cured by such repurchase, (iii) if the Early Repurchase Date is not a Remittance Date, Seller pays to Buyer any amount due under Section 12.03 and pays all amounts due to any Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement, and (iv) except in connection with an early repurchase resulting from a Principal Payment or Margin Deficit payment, Representation Breach or Default, or in connection with Sections 12.01 or 12.02, Seller pays to Buyer any Exit Fee due in accordance with Section 3.07, and Seller thereafter complies with Section 3.06. Notwithstanding anything to the contrary in this Section 3.04(a), if any Sequential Pay Trigger Event, Cash Sweep Trigger Event or Collateral Diversity Test Failure shall have occurred and be continuing, then Seller shall only be permitted to voluntarily repurchase a Purchased Asset if the related Purchased Asset is sold by Seller to a third party pursuant to an arms’ length sale and the proceeds of such sale are deposited into the Waterfall Account and applied in accordance with the order of priority set forth in Article V, and as if such proceeds were Principal Payments.

(b)In addition to other rights and remedies of Buyer under any Repurchase Document, Seller shall be required to repurchase any Purchased Asset in accordance with the procedures set forth in Section 3.06 in accordance with this Section 3.04(b). To the extent that any Purchased Asset no longer qualifies as an Eligible Asset, as determined by Buyer, Seller shall be required to repurchase such Purchased Asset within twelve (12) Business Days of written notice from Buyer. No later than the last day (the “Defaulted Asset Concentration Limit Repurchase Date”) of the calendar quarter following the calendar quarter in which (x) Buyer gives notice to Seller or (b) Seller obtains knowledge of a breach of the Defaulted Asset Concentration Limit (whichever is earlier), as determined by Buyer, Seller shall be required to (i) repurchase one or more of the Defaulted Assets selected by Buyer in its sole discretion or (ii) with Buyer’s consent, make a Transaction Request for the purchase of additional Eligible Assets by Buyer in accordance with Section 3.01(a), in each case, to the extent necessary to cure any and all breaches of the Defaulted Asset Concentration Limit such that no breach of the Defaulted Asset Concentration Limit shall exist as of the last calendar day of such calendar quarter. If any wholly-owned Subsidiary of Guarantor is negotiating in good faith to enter into a repurchase facility (or other financing) to finance the repurchase of such Buyer-selected Defaulted Asset on substantially similar business terms to the transactions contemplated in this Agreement and the other Repurchase Documents, then for so long as the ratio (expressed as a percentage) of (i) the aggregate outstanding Purchase Price of all Purchased Assets that are (or in the case of a Senior Interest, are related to) Defaulted Assets to (ii) the aggregate outstanding Purchase Price of all Purchased Assets, does not exceed the Collateral Diversity Test Percentage, Seller’s obligation to repurchase any such Defaulted Asset shall be extended to the date that is one hundred and eighty (180) days from the Defaulted Asset Concentration Limit Repurchase Date.
(c)For the avoidance of doubt, in connection with any Mezzanine Loan transferred and pledged to Buyer in connection with any Purchased Asset hereunder, Buyer’s advance of Purchase Price in respect of the related Transaction is made solely with respect to the Whole Loan or Senior Interest subject to such Transaction. Seller acknowledges and agrees that the Mezzanine Loan related to such Purchased Asset is transferred and pledged to Buyer as additional collateral in support of the Purchase Price advanced by Buyer in respect of such Whole Loan or Senior Interest. Accordingly, (i) Seller shall not be permitted to repurchase any Whole Loan or Senior Interest hereunder unless Seller shall simultaneously repurchase the related Mezzanine Loan and (ii) Seller shall not be permitted to repurchase the related Mezzanine Loan unless Seller shall simultaneously repurchase the related Whole Loan or Senior Interest that is a Purchased Asset hereunder.

Section 3.05Extension of the Funding Period. At the request of Seller delivered to Buyer within thirty (30) days prior to the Funding Period Expiration Date, or any anniversary thereof, as applicable, Buyer may, in its sole discretion, extend the Funding Period for an additional period of one (1) year by giving notice to Seller approving such extension prior to the Funding Period Expiration Date, or the applicable anniversary thereof, as applicable. Any failure of Buyer to so deliver such notice approving the extension shall be deemed to be Buyer’s determination not to extend the Funding Period. Any extension of the Funding Period shall be subject to the following: (i) no Default or Event of Default exists on the date of the request to extend the Funding Period, (ii) no Margin Deficit shall be outstanding, and (iii) Seller shall have paid to Buyer any fees then-currently due and owing to Buyer pursuant to this Agreement.
Section 3.06Repurchase. On the Repurchase Date for each Purchased Asset, Seller shall transfer to Buyer the Repurchase Price for such Purchased Asset as of the Repurchase Date, and pay all amounts due to any Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement and, so long as no Event of Default has occurred and is continuing, Buyer shall transfer to Seller such Purchased Asset, whereupon the Transaction with respect to such Purchased Asset shall terminate; provided, however, that if a Purchased Asset is (i) in a Restructure Period and the expiration date of such Restructure Period is later than the Repurchase Date set forth in the relevant Confirmation or (ii) undergoes an extension of its maturity date pursuant to an extension at the Underlying Obligor’s option where the related Mortgage Loan Documents do not require the consent of the lender(s) thereunder (including Seller), Seller’s obligation to repurchase such Purchased Asset shall be extended to the expiration of such Restructure Period upon execution of an amended and restated Confirmation for such Purchased Asset; provided further, however, that with respect to any Repurchase Date that occurs on the second (2nd) Business Day prior to the Purchased Asset prepayment date, scheduled maturity date (under the related Mortgage Loan Documents) for such Purchased Asset by reason of clauses (b) or (c) of the definition of “Repurchase Date”, settlement of the payment of the Repurchase Price and such amounts may occur up to the second (2nd) Business Day after such Repurchase Date. So long as no Event of Default has occurred and is continuing, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset, shall authorize Custodian to release to Seller the Mortgage Loan Documents for such Purchased Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Asset, free and clear of any other interests or Liens caused by Buyer’s actions or inactions. Notwithstanding the notice periods set forth in Section 3.04, in no event shall Buyer be required to return the Mortgage Asset File related to any Purchased Asset repurchased in total by Seller prior to the later of (x) the third Business Day following the date on which Buyer and Custodian receive written notice of such repurchase request and (y) one (1) Business Day after the related Repurchase Date (or upon the receipt of the Repurchase Price if the repurchase is in connection with the sale of the Purchased Asset to a third party or a repayment in full by the Underlying Obligor). Any Income with respect to such Purchased Asset received by Buyer or Waterfall Account Bank after payment of the Repurchase Price therefor shall be remitted to Seller as soon as reasonably possible thereafter. Notwithstanding the foregoing, Seller shall repurchase all Purchased Assets no later than the Maturity Date by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations. Notwithstanding any provision to the contrary contained elsewhere in any Repurchase Document, at any time during the existence of an unsatisfied Margin Deficit, an uncured monetary or material non-monetary Default or an Event of Default (each as determined by Buyer in its sole discretion), Seller shall only be permitted to repurchase a Purchased Asset in connection with a full payoff of all amounts due in respect of such Purchased Asset by the Underlying Obligor, if Seller shall pay directly to Buyer an amount equal to the greater of (y) one-hundred percent (100%) of the net proceeds paid in connection with the relevant payoff and (z) one hundred percent (100%) of the net proceeds received by Seller in connection with the sale of such Purchased Asset. The portion of all such net proceeds in excess of the then-current Repurchase Price of the related Purchased Asset shall be applied by Buyer to reduce any other amounts then due and payable to Buyer under this Agreement in accordance with Article 5 of this Agreement.
Section 3.07Payment of Price Differential and Fees.
(a)Notwithstanding that Buyer and Seller intend that each Transaction hereunder constitute sales to Buyer of the Purchased Assets, Seller shall pay to Buyer the accrued value of the Price Differential for each Purchased Asset on each Remittance Date. Buyer shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Buyer’s failure to deliver such notice shall not affect Seller’s obligation to pay such amounts. If the Price Differential includes any estimated Price Differential, Buyer shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.
(b)Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement including, without limitation:
(i)the Annual Funding Fee, with respect to each Purchased Asset, which shall be payable by Seller as set forth in the Fee Letter; and
(ii)the Exit Fee, which shall be due and payable in accordance with the terms and provisions as set forth in Section 2 of the Fee Letter and hereby incorporated by reference.

Section 3.08Payment, Transfer and Custody.
(a)Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller, Pledgor, Guarantor or any other Person under the Repurchase Documents shall be paid or deposited in accordance with the terms hereof no later than (i) for purposes of calculating Price Differential hereunder, 3:00 p.m. on the day when due, and (ii) for all other purposes, 5:00 p.m. on the day when due, in each case, in immediately available Dollars and without deduction, set-off or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day. Whenever any payment under the Repurchase Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment. Seller, Guarantor and Pledgor shall, to the extent permitted by Requirements of Law, pay to Buyer interest in connection with any amounts not paid when due under the Repurchase Documents, which interest shall be calculated at a rate equal to the Default Rate, until all such amounts are received in full by Buyer. Amounts payable to Buyer and not otherwise required to be deposited into the Waterfall Account shall be deposited into an account of Buyer as directed by Buyer in writing. Seller shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account or the Waterfall Account.
(b)Any Mortgage Loan Documents not delivered to Buyer or Custodian on the relevant Purchase Date and subsequently received or held by Seller are and shall be held in trust by Seller or its agent for the benefit of Buyer as the owner thereof. Seller or its agent shall maintain a copy of such Mortgage Loan Documents and the originals of the Mortgage Loan Documents not delivered to Buyer or Custodian. The possession of Mortgage Loan Documents by Seller or its agent is in a custodial capacity only at the will of Buyer for the sole purpose of assisting the related Servicer with its duties under the Servicing Agreement. Each Mortgage Loan Document retained or held by Seller or its agent shall be segregated on Seller’s books and records from the other assets of Seller or its agent, and the books and records of Seller or its agent shall be marked to reflect clearly the sale of the related Purchased Asset to Buyer on a servicing-released basis. Seller or its agent shall release its custody of the Mortgage Loan Documents only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets by Servicer or is in connection with a repurchase of any Purchased Asset by Seller, in each case in accordance with the Custodial Agreement.

Section 3.09Repurchase Obligations Absolute. All amounts payable by Seller under the Repurchase Documents shall be paid without notice, demand, counterclaim, set-off, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of: (a) any damage to, destruction of, taking of, restriction or prevention of the use of, interference with the use of, title defect in, encumbrance on or eviction from, any Purchased Asset, the Pledged Collateral or related Mortgaged Property, (b) any Insolvency Proceeding relating to Seller or any Underlying Obligor, or any action taken with respect to any Repurchase Document or Mortgage Loan Document by any trustee or receiver of Seller or any Underlying Obligor or by any court in any such proceeding, (c) any claim that Seller has or might have against Buyer under any Repurchase Document or otherwise, (d) any default or failure on the part of Buyer to perform or comply with any Repurchase Document or other agreement with Seller, (e) the invalidity or unenforceability of any Purchased Asset, Repurchase Document or Mortgage Loan Document, or (f) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or Knowledge of any of the foregoing. The Repurchase Obligations shall be full recourse to Seller, and limited recourse to Guarantor as set forth in the Guarantee Agreement. This Section 3.09 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations.
Section 3.10Partial Repurchases.
(a)On any Business Day prior to the applicable Repurchase Date for a Purchased Asset, Seller shall have the right, from time to time, to transfer to Buyer cash, together with a signed, revised Confirmation, for the purpose of reducing the outstanding Purchase Price of, but not terminating, a Transaction and without the release of any Purchased Assets; provided, that (i) any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of any other amounts due and payable by Seller under this Agreement (including, without limitation, under Section 12.03) and under any related Interest Rate Protection Agreement(s) with respect to such Purchased Asset, (ii) such transfer of cash to Buyer shall be in an amount no less than Minimum Transaction Threshold, and (iii) Seller shall provide Buyer with one (1) Business Day’s prior notice with respect to a reduction in outstanding Purchase Price in an amount greater than $5,000,000 occurring on any date that is not a Remittance Date. The revised Confirmation shall not be effective until executed by Buyer and delivered to Seller in accordance with Section 3.01(c).
(b)Following the Funding Period Expiration Date, no partial repurchase of a Purchased Asset pursuant to clause (a) above shall reduce the related Purchase Price to less than fifty percent (50%) of the Maximum Purchase Price of such Purchased Asset.
(c)In connection with any modification of a Credit Risk Asset for which Buyer approval is required under this Agreement, Buyer shall have the right to redetermine the Applicable Percentage and Maximum Applicable Percentage for such Credit Risk Asset in its reasonable discretion, and if applicable make a resulting Margin Call pursuant to Section 4.01.

Section 3.11Future Funding Transaction. Buyer’s agreement to enter into any Future Funding Transaction is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:
(a)Seller shall give Buyer written notice of each Future Funding Transaction, together with an amended and restated Confirmation prior to the related Future Funding Date, signed by a Responsible Officer of Seller. Each amended Confirmation (i) shall identify the related Purchased Asset, (ii) shall identify Buyer and Seller, (iii) shall set forth the requested Future Funding Amount (which amount, together with all prior Future Funding Amounts funded by Buyer in respect of the applicable Purchased Asset, shall not exceed the aggregate Future Funding Amount set forth in the initial Confirmation for such Purchased Asset on the related Purchase Date therefor (in each case, unless otherwise approved by Buyer in writing in its sole discretion), notwithstanding any such amended Confirmation), and (iv) shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a signed Confirmation that has not been signed by a Responsible Officer of Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Future Funding Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Future Funding Transaction, other than with respect to the Applicable Percentage and the Purchase Price Percentage set forth in such Confirmation, this Agreement shall prevail, unless otherwise expressly stated in the applicable Confirmation that a specific provision set forth therein is expressly intended to prevail; provided, however, in no event shall the Future Funding Amount cause the aggregate outstanding Purchase Price of all Transactions to exceed the Maximum Amount.

(b)For each proposed Future Funding Transaction, no less than seven (7) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a Future Funding Request Package. Prior to the funding of each proposed Future Funding Transaction by Buyer, Seller shall have certified to Buyer in writing as of the Future Funding Date (A) that all of the applicable conditions precedent described in this Section 3.11 have been met, and that, (B) the related Purchased Asset is an Eligible Asset, (C) that the related Purchased Asset is not a Defaulted Asset, (D) all related conditions precedent set forth in the related Mortgage Loan Documents have been satisfied, (E) previously or simultaneously with Buyer’s funding of the Future Funding Transaction, Seller shall have funded or caused to be funded to the Underlying Obligor (or to an escrow agent or as otherwise directed by the Underlying Obligor) its pro rata portion of the related future advance to the Underlying Obligor, (F) after giving effect to the requested Future Funding Transaction, the aggregate outstanding Purchase Price of all Transactions shall not exceed the Maximum Amount and (G) after giving effect to the requested Future Funding Transaction, the aggregate Future Funding Amounts funded by Buyer in respect of the applicable Purchased Asset shall not exceed the aggregate Future Funding Amount set forth on the initial Confirmation for such Purchased Asset on the related Purchase Date therefor (in each case, unless otherwise approved by Buyer in writing in its sole discretion) (collectively, the “Future Funding Transaction Conditions”). Upon Buyer’s satisfaction in its sole and absolute discretion that the Future Funding Transaction Conditions have been satisfied, Buyer shall advance the requested Future Funding Amount in accordance with clause (c) below. If Buyer determines that the Future Funding Transaction Conditions have not been satisfied and does not advance the requested Future Funding Amount with respect to any such Future Funding Transaction, Seller shall promptly satisfy all future funding obligations with respect thereto as and when required pursuant to the related Mortgage Loan Documents, together with the terms of this Agreement. Notwithstanding the foregoing sentence, to the extent that Buyer determines that any Purchased Asset is a Credit Risk Asset, Buyer shall fund any Future Funding Transaction with respect to such Credit Risk Asset only to the extent such Future Funding Amount would not cause a Sequential Pay Trigger Event or Cash Sweep Trigger Event to then exist; provided however that, for the avoidance of doubt, with respect to any Credit Risk Asset for which any Future Funding Amount is not advanced due to the resulting occurrence of a Sequential Pay Trigger Event or Cash Sweep Trigger Event, the parties hereto hereby acknowledge and agree that the difference between the Applicable Percentage and the Purchase Price Percentage of such Credit Risk Asset shall be applied towards the cure of any Sequential Pay Trigger Event Cure or the cure of any Cash Sweep Trigger Event which has occurred and is continuing as of the date of such determination, if any. Notwithstanding any other provision herein or otherwise, Buyer shall have no obligation to enter into any Future Funding Transaction (with respect to any Purchased Asset identified on the applicable Purchase Date as having future funding obligations that is then a Defaulted Asset.

(c)Upon satisfaction of the Future Funding Transaction Conditions, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause (a) above, on or before the related Future Funding Date. On the related Future Funding Date, (a) if an escrow agreement has been established in connection with such Future Funding Transaction, Buyer shall remit the related Future Funding Amount to the related escrow account, (b) if the terms of the Mortgage Loan Documents provide for a reserve account in connection with future advances, Buyer shall remit the related Future Funding Amount to the applicable reserve account, (c) upon evidence satisfactory to Buyer that Seller has paid (or caused to be paid) to or as directed by the Underlying Obligor the future funding obligation required by the Mortgage Loan Documents, Buyer shall remit the related Future Funding Amount to Seller, or (d) otherwise, Buyer shall remit the related Future Funding Amount directly to the related Underlying Obligor.

Section 3.12Additional Funding Transactions. If the Purchase Price for any Purchased Asset is less than the Maximum Purchase Price therefor, Seller may, upon the delivery of prior written notice to Buyer, to be received by 11:00 a.m. on the Business Day immediately preceding the date of the requested Additional Funding Transaction, submit to Buyer a request for a new Transaction with respect to any such Purchased Asset requesting that Buyer transfer additional cash to Seller in an amount no less than the Minimum Transaction Threshold, representing a portion of the Purchase Price for such Purchased Asset in an amount requested by Seller, which shall not exceed the lesser of (I) the difference as of the proposed date for such new Transaction between (A) the Maximum Purchase Price of such Purchased Asset minus (B) the outstanding Purchase Price of such Purchased Asset as of such proposed date (in each case, determined using the lower of the Market Value of the related Purchased Asset on the related Purchase Date or the then-current Market Value of the related Purchased Asset), and (II) the Additional Funding Transaction Available Amount (such lesser amount, the “Additional Funding Capacity”, each such transaction, an “Additional Funding Transaction” and the amount so funded with respect to each Additional Funding Transaction, the “Additional Funding Amount”). Buyer shall not be required to fund any Additional Funding Transaction unless, immediately prior to and, immediately after giving effect to, such proposed Additional Funding Transaction and the funding of the Additional Funding Amount, (i) no uncured Margin Deficit, Default (or, in the case of a voluntary repayment and re-borrowing pursuant to Section 3.10, a monetary or material non-monetary Default), Event of Default, Material Adverse Effect, Sequential Pay Trigger Event, Cash Sweep Trigger Event or breach of the Defaulted Asset Concentration Limit has occurred and is continuing or would result from the funding of such Additional Funding Transaction, (ii) the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Amount and (iii) all Mortgage Loan Documents have been delivered to Custodian in accordance with the applicable provisions of this Agreement and the Custodial Agreement. Upon delivery of a written request by Seller for an Additional Funding Transaction, and Buyer’s satisfaction in its sole discretion that all terms and conditions set forth in this Section 3.12 have been satisfied, Buyer shall fund each such Additional Funding Transaction transferring the Additional Funding Amount to Seller (or as directed by Seller in writing), which Additional Funding Amount shall not be greater than the Additional Funding Capacity of such Purchased Asset as of the date such Additional Funding Amount is so transferred; provided that, if during each of any two (2) calendar months Seller shall engage in six (6) or more Additional Funding Transactions, then upon notice thereof from Buyer to Seller, subsequent Additional Funding Transactions shall be limited to four (4) Additional Funding Transactions per calendar month. In connection with any such Additional Funding Transaction, Buyer and Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price with respect to such Transaction, a copy of which must be delivered to Buyer by Seller by 3:00 p.m. on the Business Day immediately preceding the date of the requested Additional Funding Transaction.

ARTICLE 4
MARGIN MAINTENANCE
Section 4.01Margin Deficit.
(a)If on any Business Day the Market Value of a Purchased Asset is less than the product of (A) Buyer’s Margin Percentage times (B) the outstanding Repurchase Price for such Purchased Asset as of such date (the excess, if any, “Margin Deficit”), then Buyer shall, at any time when the then-current aggregate unpaid Margin Deficits with respect to all Purchased Assets exceeds the Margin Deficit Threshold, have the right from time to time as determined in its sole and absolute discretion to make a margin call in writing (“Margin Call”) to Seller.
(b)Upon delivery of a Margin Call on any Business Day, Seller shall, within five (5) Business Days from the date of the related Margin Call, if such Margin Call is delivered by 12:00 p.m. New York City time, transfer cash to Buyer in the amount necessary to fully cure the related Margin Deficit.
(c)In no case shall Buyer’s forbearance from delivering a Margin Call at any time there is a Margin Deficit be deemed to waive such Margin Deficit or in any way limit, stop or impair Buyer’s right to deliver a Margin Call at any time when the same or any other Margin Deficit exists on the same or any other Purchased Asset. Buyer’s rights under this Section 4.01 are cumulative and in addition to and not in lieu of any other rights of Buyer under the Repurchase Documents or Requirements of Law.
(d)All cash transferred to Buyer pursuant to this Section 4.01 with respect to a Purchased Asset shall be deposited into the Waterfall Account, except as directed by Buyer, and notwithstanding any provision in Section 5.02 or 5.03 to the contrary, shall be applied to reduce the Purchase Price of such Purchased Asset.
ARTICLE 5
APPLICATION OF INCOME
Section 5.01Waterfall Account. The Waterfall Account shall be established at Waterfall Account Bank. Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Waterfall Account pursuant to the terms of the applicable Cash Management Agreement. Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Waterfall Account. All Income received by Seller, Buyer, any Servicer or Waterfall Account Bank in respect of the Purchased Assets, shall be deposited, subject to the applicable provisions of the Servicing Agreement, directly into the Waterfall Account within two (2) Business Days of receipt thereof and shall be applied to and remitted by Waterfall Account Bank in accordance with this Article 5.

Section 5.02Disbursement of all Income (other than Principal Payments) before an Event of Default. If no Event of Default has occurred and is continuing, all Income other than Principal Payments deposited into the Waterfall Account during each Pricing Period shall be applied by Waterfall Account Bank by no later than the next following Remittance Date in the following order of priority:
first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;
second, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;
third, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01);
fourth, to pay any custodial and servicing fees and expenses due and payable under the Custodial Agreement and any Servicing Agreement;
fifth, to pay to Buyer (a) any other amounts due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents and (b) upon the occurrence and during the continuance of any Cash Sweep Trigger Event or Collateral Diversity Test Failure, one hundred percent (100%) of all remaining Income (other than any RIC Distribution Amounts required to be made by Seller, which shall be permitted notwithstanding the occurrence of a Cash Sweep Trigger Event or Collateral Diversity Test Failure) (x) first, to reduce the Purchase Price of each Credit Risk Asset (on a pro rata basis and, if the Purchase Price of any Credit Risk Asset is reduced by the amount specified in this clause (x) but other Credit Risk Assets have not been so reduced, pro rata among such other Credit Risk Assets) until the Purchase Price Percentage of each such Credit Risk Asset has been reduced to the Cash Sweep Purchase Price Threshold and (y) second, to reduce the Purchase Price of each Defaulted Asset (on a pro rata basis and, if the Purchase Price of any Defaulted Asset is reduced by the amount specified in this sentence but other Defaulted Assets have not been so reduced, pro rata among such other Defaulted Assets) until the Purchase Price Percentage of each such Defaulted Asset has been reduced to the Cash Sweep Purchase Price Threshold; and

sixth, to pay to Seller any remainder for its own account, for payment of any other disbursements as determined by Seller in Seller’s sole discretion (including distributions to Pledgor or its Affiliates); provided that, if any Default has occurred and is continuing on such Remittance Date, all amounts otherwise payable to Seller hereunder (other than RIC Distribution Amounts which shall be permitted notwithstanding the occurrence of a Default) shall be retained in the Waterfall Account until the earlier of (x) the day on which Buyer provides written notice to the Waterfall Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Waterfall Account Bank shall apply all such amounts pursuant to this priority sixth; and (y) the expiration of the cure period applicable to such Default, at which time the Waterfall Account Bank shall apply all such amounts pursuant to Section 5.04.
Section 5.03Disbursement of Principal Payments Before an Event of Default. If no Event of Default has occurred and is continuing, all Principal Payments deposited into the Waterfall Account shall be applied by Waterfall Account Bank within one (1) Business Day of such deposit in the following order of priority:
first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date, to the extent not previously paid pursuant to Section 5.02;
second, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents, to the extent not previously paid pursuant to Section 5.02;
third, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01), to the extent not previously paid pursuant to Section 5.02;
fourth, to pay any custodial and servicing fees and expenses due and payable under the Custodial Agreement and any Servicing Agreement, in each case, to the extent not previously paid pursuant to Section 5.02;

fifth, to pay to Buyer, (A) if no Sequential Pay Trigger Event has occurred and is continuing, the Purchase Price Percentage of any Principal Payments, plus the amount, if any, that would be necessary to satisfy any Margin Deficit that would otherwise exist or be created assuming the making of any Principal Payment to Buyer pursuant to clause eighth of this Section 5.03, to be applied, in each case, to reduce the outstanding Repurchase Price of the Purchased Assets to which such Principal Payments relate, (B) if any Sequential Pay Trigger Event has occurred and is continuing and so long as no Cash Sweep Trigger Event or Collateral Diversity Test Failure has occurred and is continuing, to pay one hundred percent (100%) of all Principal Payments received with respect to any Purchased Asset within one (1) Business Day of receipt to reduce the outstanding Purchase Price of each Credit Risk Asset (on a pro rata basis and, if the Purchase Price of any Credit Risk Asset is reduced by the amount specified in this clause (B) but other Credit Risk Asset(s) have not been so reduced, pro rata among such other Credit Risk Assets) until the Purchase Price of each such Credit Risk Asset has been reduced to the Sequential Pay Purchase Price Threshold or (C) upon the occurrence and during the continuance of any Cash Sweep Trigger Event or Collateral Diversity Test Failure, one hundred percent (100%) of all Principal Payments received with respect to any Purchased Asset (other than any RIC Distribution Amounts required to be made by Seller, which shall be permitted notwithstanding the occurrence of Cash Sweep Trigger Event or Collateral Diversity Test Failure), to be applied (x) first, to reduce the Purchase Price of each Credit Risk Asset (on a pro rata basis and, if the Purchase Price of any Credit Risk Asset is reduced by the amount specified in this clause (C)(x) but other Credit Risk Assets have not been so reduced, pro rata among such other Credit Risk Assets) until the Purchase Price of each such Credit Risk Asset has been reduced to the Cash Sweep Purchase Price Threshold and (y) second, to reduce the Purchase Price of each Defaulted Asset (on a pro rata basis and, if the Purchase Price of any Defaulted Asset is reduced by the amount specified in this clause (C)(y) but other Defaulted Assets have not been so reduced, pro rata among such other Defaulted Assets) until the Purchase Price of each such Defaulted Asset has been reduced to the Cash Sweep Purchase Price Threshold;
sixth, to pay to Buyer any other amounts due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;
seventh, [reserved]; and

eighth, to pay to Seller any remainder for its own account, for payment of any other disbursements as determined by Seller in Seller’s sole discretion (including distributions to Pledgor or its Affiliates); provided that, if any Default has occurred and is continuing on such Remittance Date, all amounts otherwise payable to Seller hereunder (other than RIC Distribution Amounts which shall be permitted notwithstanding the occurrence of a Default) shall be retained in the Waterfall Account until the earlier of (x) the day on which Buyer provides written notice to the Waterfall Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Waterfall Account Bank shall apply all such amounts pursuant to this priority eighth; and (y) the expiration of the cure period applicable to such Default, up to a maximum of ten (10) days after the occurrence of the applicable Default, at which time the Waterfall Account Bank shall apply all such amounts pursuant to Section 5.04;
Section 5.04After Event of Default. If an Event of Default has occurred and is continuing, all Income deposited into the Waterfall Account in respect of the Purchased Assets shall be applied by Waterfall Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:
first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such date;
second, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;
third, to pay any custodial and servicing fees and expenses due and payable under the Custodial Agreement and any Servicing Agreement, in each case, to the extent not otherwise paid by Seller;
fourth, to pay to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Assets (to be applied in such order and in such amounts as determined by Buyer, until such Repurchase Price has been reduced to zero); and (ii) to pay to any Affiliated Hedge Counterparty an amount equal to all termination payments due and payable with respect to each related Interest Rate Protection Agreement;
fifth, to pay to Buyer all other Repurchase Obligations due and payable to Buyer; and
sixth, to pay to Seller any remainder for its own account; provided, that if Buyer has exercised the remedies described in Section 10.02(d)(ii) with respect to any or all Purchased Assets, Seller shall not be entitled to any proceeds from any eventual sale of such Purchased Assets.

Section 5.05Seller to Remain Liable. If the amounts remitted to Buyer as provided in Sections 5.02 through 5.04 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Repurchase Document on a Remittance Date, a Repurchase Date or Maturity Date, whether due to the occurrence of an Event of Default or otherwise, Seller shall remain liable to Buyer for payment of all such amounts when due.
Section 5.06Currency of Payments. Dollars shall be the currency of account and payment for any and all sums due from Seller under any Repurchase Document.
ARTICLE 6
CONDITIONS PRECEDENT
Section 6.01Conditions Precedent to Initial Transaction. Buyer shall not be obligated to enter into any Transaction (other than any Future Funding Transaction in accordance with the terms herein) or purchase any Asset until the following conditions have been satisfied or waived by Buyer, on and as of the Closing Date and the first Purchase Date:
(a)Buyer has received the following documents, each dated as of the Closing Date (unless otherwise agreed by the Parties) or as of the first Purchase Date unless otherwise specified: (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate dated a recent date with respect to Seller, Pledgor and Guarantor (including, with respect to Seller, in each jurisdiction where any Mortgaged Property is located to the extent necessary for Buyer to enforce its rights and remedies thereunder), (iii) certificates of the secretary or an assistant secretary of Seller, Pledgor and Guarantor with respect to attached copies of the Governing Documents and applicable resolutions of Seller, Pledgor and Guarantor, and the incumbencies and signatures of officers of Seller, Pledgor and Guarantor executing the Repurchase Documents to which each is a party, evidencing the authority of Seller, Pledgor and Guarantor with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) an executed Power of Attorney, (vi) such opinions from counsel to Seller, Pledgor and Guarantor as Buyer may require, including with respect to corporate matters, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, first priority perfected security interests in the Purchased Assets, the Pledged Collateral and any other collateral pledged pursuant to the Repurchase Documents, Investment Company Act matters, true sale (unless such Purchased Asset was purchased by Seller from an unaffiliated third party seller in an arm’s-length transaction for fair market value), substantive non-consolidation and the applicability of Bankruptcy Code safe harbors, and (vii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require;
(b)(i) UCC financing statements have been filed against Seller and Pledgor in Delaware, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and the Purchased Assets as Buyer may require, and (iii) the results of such searches are satisfactory to Buyer;

(c)Buyer has received payment from Seller of all fees and expenses then payable under Section 3.07(b), the related provisions of the Fee Letter and all expenses payable as contemplated by Section 13.02, together with any other fees and expenses otherwise due and payable pursuant to any of the other Repurchase Documents;
(d)Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer”, Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence) and modeling as Buyer may require; and
(e)Buyer has received, prior to the Closing Date, approval from its internal credit committee and all other necessary approvals required for Buyer, to enter into this Agreement and consummate Transactions hereunder.

(f)Buyer’s execution and delivery of this Agreement will be evidence that the foregoing conditions contained in this Section 6.01 have been satisfied to Buyer’s satisfaction.
Section 6.02Conditions Precedent to All Transactions. Buyer shall not be obligated to enter into any Transaction (other than any Future Funding Transaction in accordance with the terms herein), purchase any Asset, or be obligated to take, fulfill or perform any other action hereunder, until the following additional conditions have been satisfied or waived by Buyer, with respect to each Asset on and as of the Purchase Date (including the first Purchase Date) therefor:
(a)Buyer has received the following documents for each Purchased Asset: (i) [reserved], (ii) an Underwriting Package, (iii) a Confirmation, (iv) Irrevocable Redirection Notices, (v) a trust receipt and other items required to be delivered under the Custodial Agreement, (vi) with respect to any Wet Mortgage Asset, a Bailee Agreement, (vii) the related Servicing Agreement, if a copy was not previously delivered to Buyer, and (viii) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require;
(b)immediately before such Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach), Default, Event of Default, Margin Deficit, or Material Adverse Effect shall have occurred and be continuing;
(c)Buyer has completed its due diligence review of the Underwriting Package, Mortgage Loan Documents and such other documents, records and information as Buyer deems appropriate, and the results of such reviews are satisfactory to Buyer;

(d)Buyer has (i) determined that such Asset is an Eligible Asset, (ii) approved the purchase of such Asset, (iii) obtained all necessary internal credit and other approvals for such Transaction, (iv) executed the Confirmation, (v) determined that such Asset is adequately structured and stabilized, and (vi) received payment of the Annual Funding Fee with respect to such Asset (which Annual Funding Fee may be netted from the Purchase Price funded on the applicable Purchase Date or netted from the Future Funding Amount funded on the applicable Future Funding Date, as applicable);
(e)immediately after giving effect to such Transaction, the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Amount;
(f)the Repurchase Date specified in the Confirmation is not later than the Maturity Date;
(g)Seller has satisfied all requirements and conditions and has performed all covenants, duties, obligations and agreements contained in the other Repurchase Documents to be performed by Seller on or before the Purchase Date;
(h)to the extent the related Mortgage Loan Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of such Asset to Buyer, Buyer has received evidence that Seller has given notice to the applicable Persons of Buyer’s interest in such Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;
(i)if requested by Buyer, to the extent not covered by opinions previously delivered under similar facts and circumstances where there has been no change in Requirements of Law in connection with this Agreement, such customary opinions from counsel to Seller, Pledgor and Guarantor as Buyer may require, including, without limitation, with respect to the perfected security interest in the Purchased Assets, the Pledged Collateral and any other collateral pledged pursuant to the Repurchase Document, and true sale opinions for each Purchased Asset purchased or transferred to Seller from an Affiliate of Seller or from any third party in a transaction not on arm’s-length terms or for other than fair market value, to the extent such transfer was in a manner or structure different from the manner or structure of transfer and sale analyzed in a true sale opinion previously delivered in connection with such Purchased Asset; and
(j)Custodian shall have received executed blank assignments of all Mortgage Loan Documents each, if recordable, to be in appropriate form for recording in the jurisdiction in which the underlying Mortgaged Property is located (the “Blank Assignment Documents”).
(k)Buyer has received payment from Seller of all fees and expenses then due and payable under Section 3.07(b), the related provisions of the Fee Letter and all expenses then due and payable as contemplated by Section 13.02, together with any other fees and expenses otherwise then due and payable pursuant to any of the other Repurchase Documents.

Each Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 have been satisfied other than those set forth in Sections 6.01(a)(vii), (d) and (e) and Sections 6.02(a)(viii), (c), (d) and (k).
ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer, on and as of the date of this Agreement, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect as follows:
Section 7.01Seller. Seller has been duly organized and validly exists in good standing as a corporation, limited liability company or limited partnership, as applicable, under the laws of the jurisdiction of its incorporation, organization or formation. Seller (a) has all requisite power, authority, legal right, licenses and franchises where such licenses or franchises are necessary for the transaction of Seller’s business, except where failure to have such license or franchise does not have a Material Adverse Effect, (b) is duly qualified to do business in all jurisdictions necessary for the transaction of Seller’s business, except where failure to so qualify does not have a Material Adverse Effect, and (c) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) acquire, own, sell, assign, pledge and repurchase the Purchased Assets. Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement. Seller’s location (within the meaning of Article 9 of the UCC), and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets is at the address of Seller referred to in Annex 1. Seller has not changed its name or location within the past twelve (12) months. Seller’s organizational identification number is [ ] and its tax identification number is [Redacted]. Seller is a one hundred percent (100%) direct and wholly-owned Subsidiary of Pledgor. The fiscal year of Seller is the calendar year. Seller has no Indebtedness, Contractual Obligations or Investments other than (a) ordinary trade payables, (b) in connection with Assets acquired or originated for the Transactions, and (c) the Repurchase Documents. Seller has no Guarantee Obligations. Seller has no Subsidiaries.

Section 7.02Repurchase Documents. Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity. The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Seller. All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect. The execution, delivery and performance of the Repurchase Documents do not require compliance by Seller with any “bulk sales” or similar law. There is no material litigation, proceeding or investigation pending or, to the Knowledge of Seller threatened, against Seller, Pledgor, Guarantor or any Affiliate of Seller Pledgor or Guarantor before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
Section 7.03Solvency. None of Seller, Guarantor or any other direct or indirect Subsidiary of Guarantor is or has ever been the subject of an Insolvency Proceeding. Seller, Guarantor and all of its other direct or indirect Subsidiaries are Solvent and the Transactions do not and will not render Seller, Guarantor or any other direct or indirect Subsidiary of Guarantor not Solvent. Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of Seller, Guarantor or any other direct or indirect Subsidiary of Guarantor. Seller has received or will receive reasonably equivalent value for the Repurchase Documents and each Transaction. Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.
Section 7.04Taxes. Seller has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by Seller and it has (for all prior fiscal years and for the current fiscal year to date) paid all material Taxes which have become due and payable, other than any such Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. There is no material suit or claim relating to any Taxes now pending or, to the Knowledge of Seller, threatened by any Governmental Authority which is not being contested in good faith as provided above, unless Seller provides Buyer with written notice of such suit or claim.

Section 7.05True and Complete Disclosure. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of Seller, Pledgor or Guarantor to Buyer in connection with the Repurchase Documents and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller, Pledgor or Guarantor to Buyer in connection with the Repurchase Documents and the Transactions will be true, correct and complete in all material respects, or in the case of projections will be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.
Section 7.06Compliance with Laws. Seller, Pledgor and Guarantor have complied in all material respects with all Requirements of Law, and no Purchased Asset contravenes any Requirements of Laws. No AML Entity (i) is in violation of any Sanctions or (ii) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used, directly or indirectly, to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Neither Seller nor any Affiliate of Seller (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (b) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. No properties presently or, solely during the period of Seller’s, Pledgor’s, or Guarantor’s period of ownership or lease, previously owned or leased by Seller, Pledgor or Guarantor, or to the Knowledge of Seller, Pledgor or Guarantor, contain or previously contained any Materials of Environmental Concern that constitute a material violation of Environmental Laws or reasonably could be expected to give rise to material liability of Seller, Pledgor or Guarantor thereunder. Seller, Pledgor and Guarantor each have no Knowledge of any violation, alleged material violation, non-compliance, liability or potential liability of Seller, Pledgor or Guarantor under any Environmental Law. Materials of Environmental Concern have not been Released, on properties presently or, solely during the period of Seller’s, Pledgor’s or Guarantor’s period of ownership or lease, previously owned or leased by Seller, Pledgor or Guarantor, in material violation of Environmental Laws or in a manner that reasonably could be expected to give rise to material liability of Seller, Pledgor or Guarantor thereunder. No AML Entity has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any AML Entity or any other Person, in violation of any Anti-Corruption Law.

Section 7.07Compliance with ERISA. (a) None of Seller, Pledgor or Guarantor has any employees as of the date of this Agreement. None of Seller, Pledgor, Guarantor or any ERISA Affiliate maintains, sponsors, participates in or contributes to (or has an obligation to contribute to), or has ever maintained, established, sponsored, participated in or contributed to (or had any obligation to contribute to), or has any liability in respect of, a Plan or a Multiemployer Plan.
(a)Each of Seller, Pledgor and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) does not otherwise hold any “plan assets” within the meaning of the Plan Asset Regulations (“Plan Assets”).
Section 7.08No Default. No Default (to Seller’s Knowledge) or Event of Default has occurred and is continuing, and no Internal Control Event (to Seller’s Knowledge) has occurred. Seller has delivered to Buyer all underlying servicing agreements (or provided Buyer with access to a service, internet website or other system where Buyer can successfully access such agreements) with respect to the Purchased Assets, and to Seller’s Knowledge no material default or event of default (however defined) exists thereunder. No default or event of default (however defined) on the part of Guarantor or Pledgor has occurred and is continuing as of the Closing Date under any credit facility, repurchase facility or substantially similar facility that is presently in effect, to which Guarantor or Pledgor is a party; it being understood and agreed that the representation in this sentence is only being made as of the Closing Date and will not be remade or deemed to be remade on any date after the Closing Date.
Section 7.09Purchased Assets. Except to the extent set forth in writing on the related Confirmation as an Approved Representation Exception, each Purchased Asset is an Eligible Asset as of the Purchase Date; provided, however, that the foregoing representation expressly excludes clause (a) within the definition of Eligible Asset. Each representation and warranty of Seller set forth in the Repurchase Documents (including in Schedule 1 applicable to the Class of such Purchased Asset) and the Mortgage Loan Documents with respect to each Purchased Asset is true and correct (other than any Approved Representation Exceptions and any Approved Defaulted Asset Representation Exception). The review and inquiries made on behalf of Seller in connection with the next preceding sentence have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Seller has complied with all requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Mortgage Loan Documents.

Section 7.10Purchased Assets Acquired from Transferors. With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) to the extent either permitted by the terms of the related Purchase Agreement or to the extent that the consent of the related Transferor may be obtained by Seller by exercising commercially reasonable efforts, the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement. To the extent permitted by the terms of the related Purchase Agreement, Seller or such Affiliate of Seller has been granted a security interest in each such Purchased Asset, filed one or more UCC financing statements against the Transferor to perfect such security interest, and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.
Section 7.11Transfer and Security Interest. The Repurchase Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets (together with all related Servicing Rights), free and clear of any Liens (other than Permitted Liens). With respect to the protective security interest granted by Seller in Section 11.01, upon the delivery of the Confirmations and the Mortgage Loan Documents to Custodian, the execution and delivery of the Cash Management Agreement and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC, subject only to Permitted Liens. Upon receipt by Custodian of each Mortgage Loan Document required to be endorsed in blank by Seller and payment by Buyer of the Purchase Price for the related Purchased Asset, Buyer shall either own such Purchased Asset and the related Mortgage Loan Documents or have a valid first priority perfected security interest in such Mortgage Loan Document. The Purchased Assets are comprised of the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, and/or security entitlement. Seller has not sold, assigned, pledged, granted a security interest in, encumbered or otherwise conveyed any of the Purchased Assets to any Person other than pursuant to the Repurchase Documents. Seller has not authorized the filing of and has no Knowledge of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

Section 7.12No Broker. Neither Seller nor any Affiliate of Seller has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any Transaction. Buyer and Seller both acknowledge that, for the avoidance of doubt, neither Buyer nor any Affiliate of Buyer is entitled to any commission or compensation in connection with this Agreement or any Transaction except to the extent expressly set forth in the Repurchase Documents.
Section 7.13Interest Rate Protection Agreements. (a) Seller has entered into all Interest Rate Protection Agreements required under Section 8.08, (b) each such Interest Rate Protection Agreement is in full force and effect, (c) no termination event, default or event of default (however defined) has occurred and is continuing thereunder, and (d) Seller has effectively assigned to Buyer all Seller’s rights (but none of its obligations) under such Interest Rate Protection Agreements.
Section 07.15.    Separateness. Seller is in compliance with the requirements of Article 9.
Section 7.14Investment Company Act. Neither Seller nor Pledgor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 7.15Other Indebtedness. Seller shall not incur any Indebtedness other than Indebtedness as evidenced by this Agreement.
Section 7.16Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets is its chief executive office.
Section 7.17Chief Executive Office; Jurisdiction of Organization. On the Closing Date, Seller’s chief executive office, is, and has been, located at 345 Park Avenue, New York, New York 10154. On the Closing Date, Seller’s jurisdiction of organization is Delaware. Seller shall provide Buyer with thirty (30) days advance notice of any change in Seller’s principal office or place of business or jurisdiction. Seller does not have a trade name. During the preceding five (5) years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.
Section 7.18Anti-Money Laundering Laws and Anti-Corruption Laws. The operations of any AML Entity are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of the knowledge and belief of Seller or Guarantor) threatened against any AML Entity.

Section 7.19Sanctions. None of Seller, Guarantor, any Parents of Seller or Guarantor and, to the knowledge of Seller or Guarantor, no Affiliate of Seller or Guarantor (a) is a Sanctioned Target, (b) is controlled by or is acting on behalf of a Sanctioned Target, or (c) to the knowledge of Seller or Guarantor after due inquiry, is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. To Seller’s Knowledge, no Investor is (i) a Sanctioned Target, or (ii) owned, controlled by or acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target.
Section 7.20Beneficial Ownership Certification. The information included in each Beneficial Ownership Certification is true and correct in all respects, in each case as of the date of delivery.
ARTICLE 8
CONVENANTS OF SELLER
From the date hereof until the Repurchase Obligations are indefeasibly paid in full and the Repurchase Documents are terminated, Seller shall perform and observe the following covenants, which shall be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists):
Section 8.01Existence; Governing Documents; Conduct of Business. Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, including all special purpose entity provisions, and (d) not modify, amend or terminate its Governing Documents. Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, and (c) maintain Seller’s status as a qualified transferee, qualified lender or any similar term (however defined) under the Mortgage Loan Documents. Seller shall not (A) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from the location referred to in Section 7.19, or (B) move, or consent to Custodian moving, the Mortgage Loan Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets.

Section 8.02Compliance with Laws, Contractual Obligations and Repurchase Documents. Seller shall comply in all material respects with each and every Requirements of Law, including those relating to any Purchased Asset and to the reporting and payment of taxes. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Seller shall maintain the Custodial Agreement and Cash Management Agreement in full force and effect.

Section 8.03Protection of Buyer’s Interest in Purchased Assets. With respect to each Purchased Asset, Seller shall take all action necessary or required by the Repurchase Documents, the Mortgage Loan Documents and each and every Requirements of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the Purchase Agreements and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Mortgage Loan Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under each Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than Permitted Liens) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and (c) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Notwithstanding the foregoing, (i) if Seller grants a Lien on any Purchased Asset in violation of this Section 8.03 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default, and (ii) to the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01 and 9.01 hereof), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the Pledge Agreement. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement. Seller shall not, or permit Servicer or any other servicer to, extend, amend, waive, terminate, rescind, cancel, release or otherwise modify the material terms of or any collateral, guaranty or indemnity for, or exercise any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Purchased Asset, Mortgage Loan Document, without the prior written consent of Buyer. Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument, chattel paper, controllable electronic record, controllable account or controllable payment intangible (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be promptly, if tangible, (but in no event later than one (1) Business Day following Seller’s receipt) delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer and, if electronic subjected to control (as defined in the UCC) of the Buyer in such manner as Buyer shall reasonably require.

Section 8.04Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens. During the continuance of any monetary or material, non-monetary Default or Event of Default, Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Seller, Pledgor, or Guarantor or any Affiliate of Seller, Pledgor, or Guarantor whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, Pledgor, or Guarantor or any Affiliate of Seller, Pledgor, or Guarantor. Seller shall not contract, create, incur, assume or permit to exist any Indebtedness, Guarantee Obligations, Contractual Obligations or Investments, except to the extent (a) arising or existing under the Repurchase Documents, (b) existing as of the Closing Date, as referenced in the financial statements delivered to Buyer prior to the Closing Date, and any renewals, refinancings or extensions thereof in a principal amount not exceeding that outstanding as of the date of such renewal, refinancing or extension, (c) incurred after the Closing Date to originate or acquire Assets to provide funding with respect to Assets, (d) related to Interest Rate Protection Agreements pursuant to Section 8.08 or entered into in order to manage risks related to Assets and (e) permitted by the terms of Section 9.01. Seller shall not (a) contract, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets (including the Purchased Assets) of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens, or (b) except as provided in the preceding clause (a), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the foregoing.
Section 8.05Delivery of Income. Seller shall and, pursuant to Irrevocable Redirection Notices or otherwise cause the Underlying Obligors under the Purchased Assets and all other applicable Persons to, deposit all Income in respect of the Purchased Assets into the Waterfall Account in accordance with Section 5.01 hereof on the day the related payments are due. Seller and Servicer (a) shall comply with and enforce each Irrevocable Redirection Notice, (b) shall not amend, modify, waive, terminate or revoke any Irrevocable Redirection Notice without Buyer’s consent, and (c) shall take all reasonable steps to enforce each Irrevocable Redirection Notice. In connection with each principal payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer and Custodian sufficient detail to enable Buyer and Custodian to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request. If any Income is received by Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor or Guarantor, Seller shall pay or deliver such Income for deposit into the Waterfall Account to Buyer within two (2) Business Days after receipt, and, until so paid or delivered, hold such Income in trust for Buyer, segregated from other funds of Seller.

Section 8.06Delivery of Financial Statements and Other Information. Seller shall deliver or cause to be delivered the following to Buyer, as soon as available and in any event within the time periods specified:
(a)within sixty (60) days after the end of each fiscal quarter and each fiscal year of Guarantor, (i) the unaudited consolidated balance sheets of Guarantor as at the end of such period, (ii) the related unaudited consolidated statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, and (iii) a Compliance Certificate; provided, however, that such items shall be deemed to have been delivered on the date such items are made publicly available on the SEC website.
(b)Within one hundred and twenty (120) days after the end of each fiscal year of Guarantor, (i) the audited consolidated balance sheet of Guarantor as at the end of such fiscal year, (ii) the related audited consolidated statements of income, net assets and cash flows for such fiscal year, (iii) an opinion thereon of an independent certified public accounting firm of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, (iv) a certification from such accountants that, in making the examination necessary therefor, no information was obtained of any Default or Event of Default except as specified therein, and (v) a Compliance Certificate; provided, however, such items shall be deemed to have been delivered on the date such items are made publicly available on the SEC website;
(c)all reports submitted to Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books and records of Guarantor made by such accountants, including any management letter commenting on Guarantor’s internal controls, if and to the extent that such reports (i) contain an explanatory paragraph, emphasis-of-matter paragraph, or other statement referencing substantial doubt with respect to Guarantor’s ability to operate as a going concern, (ii) identifies or discloses a material weakness in Guarantor’s internal control over financial reporting or (iii) identifies or discloses a significant deficiency in Guarantor’s internal control over financial reporting;

(d)with respect to each Purchased Asset and related Mortgaged Property serviced by a Servicer: (i) within forty-five (45) days after the end of each fiscal quarter of Seller, a quarterly report of the following: delinquency, loss experience, internal risk rating, surveillance, rent roll, occupancy and other property-level information, and (ii) within ten (10) days after either the preparation thereof by Seller, or the receipt by Seller from any Underlying Obligor or any Servicer, remittance, servicing, securitization, exception and other reports, operating and financial statements of Underlying Obligors, and all modifications or updates to the items contained in the Underwriting Package; provided that Seller uses reasonable efforts to require each Underlying Obligor to comply with the reporting requirements of the related Purchased Asset Documents;
(e)within ten (10) Business Days after Buyer’s request thereof, a report of all proposed sales, repurchases and other transactions with respect to the Purchased Assets, which schedule shall be reasonably acceptable to Buyer;
(f)any other material agreements, correspondence, documents or other information not included in an Underwriting Package which is related to Seller or the Purchased Assets, promptly after the Knowledge thereof by Seller or Guarantor; and
(g)such other information regarding the financial condition of Guarantor, or regarding the financial condition, operations or business of any Underlying Obligor as Buyer may reasonably request.
Section 8.07Delivery of Notices. Seller shall promptly notify Buyer if, to Seller’s Knowledge in its commercially reasonable judgment, any of the following events have occurred, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:
(a)a Representation Breach or any representation or warranty which is an MTM Representation being untrue or incorrect in any respect;
(b)any of the following: (i) with respect to any Purchased Asset or related Mortgaged Property: material change in Market Value, material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (ii) with respect to Seller: violation of Requirements of Law, material decline in the value of Seller’s assets or properties, an Internal Control Event or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;
(c)the existence of any Default, Event of Default or material default under or related to a Purchased Asset, Mortgage Loan Document, Indebtedness, Guarantee Obligation or Contractual Obligation of Seller;
(d)the resignation or termination of any Servicer under any Servicing Agreement with respect to any Purchased Asset;

(e)the establishment of a rating by any Rating Agency applicable to Seller, Guarantor or any Affiliate of Seller or Guarantor, and any downgrade in or withdrawal of such rating once established;
(f)the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Seller, Pledgor, Guarantor or any Purchased Asset, Pledged Collateral or Mortgaged Property, (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction, Purchased Asset or Mortgage Loan Document, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect; and
(g)any fact or circumstance not specified in an Approved Representation Exception that could reasonably lead Seller to expect that any Purchased Asset will not be paid in full.
Notwithstanding the foregoing, Seller shall be deemed to have breached the covenant set forth in this Section 8.07 if any failure of Seller to have Knowledge of any related circumstance or event results from the bad faith or willful misconduct of any employee of Seller, Guarantor or Manager.
Section 8.08Hedging. With respect to each Purchased Asset that is a Hedge Required Asset, Seller shall enter into one or more one-hundred percent (100%) cash-collateralized Interest Rate Protection Agreement(s) at the direction of and in a form acceptable to Buyer. Seller shall take such actions as Buyer deems necessary to perfect the security interest granted in each Interest Rate Protection Agreement pursuant to Section 11.01, and shall assign to Buyer, which assignment shall be consented to in writing by each Hedge Counterparty, all of Seller’s rights (but none of the obligations) in, to and under each Interest Rate Protection Agreement. Each Interest Rate Protection Agreement shall contain provisions acceptable to Buyer for additional credit support in the event the rating of any Rating Agency assigned to the Hedge Counterparty (other than an Affiliated Hedge Counterparty) is downgraded or withdrawn, in which event Seller shall ensure that such additional credit support is provided or promptly, subject to the approval of Buyer, enter into new Interest Rate Protection Agreements with respect to the related Purchased Assets with a replacement Hedge Counterparty.
Section 8.09Pledge Agreement. Seller shall not take any direct or indirect action inconsistent with the Pledge Agreement or the security interest granted thereunder to Buyer in the Pledged Collateral. Seller shall not permit any additional Persons to acquire Equity Interests in Seller other than the Equity Interests owned by Pledgor and pledged to Buyer on the Closing Date, and Seller shall not permit any sales, assignments, pledges or transfers of the Equity Interests in Seller other than to Buyer.

Section 8.10Taxes. Seller will file all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and will pay all material Taxes which become due and payable, other than any such Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves are established in accordance with GAAP.
Section 8.11 Management. Seller shall promptly provide notice to Buyer of any termination of that certain Amended and Restated Investment Advisory Agreement, effective as of April 30, 2025, by and between Guarantor and Manager.
Section 8.12Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(a)The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose which would breach any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(b)Seller and Guarantor shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)The repurchase of any Purchased Asset or any other payment due to Buyer under this Agreement or any other Repurchase Document shall not be funded, directly or indirectly, with proceeds derived from a transaction that would be prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or in any manner that would cause Seller, Guarantor or to the Knowledge of Seller or Guarantor, any Affiliates of Seller or Guarantor to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(d)With respect to the Purchased Assets that were originated by Seller or any Affiliate of Seller, Seller shall conduct or cause to be conducted the requisite due diligence in connection with the origination or acquisition of each Purchased Asset for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Underlying Obligor and the origin of the assets used by such Person to purchase the underlying Mortgaged Property, and will maintain sufficient information to identify such Person for purposes of such Anti-Money Laundering Laws.
Section 8.13Compliance with Sanctions. The proceeds of any Transaction hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise be made available to any Sanctioned Target or any Person (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Buyer to be in breach of any Sanctions. Seller and Guarantor shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Seller or Guarantor shall notify the Buyer in writing not more than one (1) Business Day after becoming aware of any breach of Section 7.20 or this Section 8.13.

Section 8.14Beneficial Ownership. To the extent that Seller is a “legal entity customer” under the Beneficial Ownership Regulation, Seller shall promptly give notice to Buyer of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and shall promptly deliver an updated Beneficial Ownership Certification to Buyer.
ARTICLE 9
SINGLE-PURPOSE ENTITY
Section 9.01Covenants Applicable to Seller. Seller shall (i) own no assets other than the Purchased Assets, and shall not engage in any business, other than with respect to the Purchased Assets and transactions specifically contemplated by this Agreement and any other Repurchase Document, (ii) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (I) with respect to the Mortgage Loan Documents and the Retained Interests, (II) commitments to make loans which may become Eligible Assets, (III) unsecured trade debt not to exceed the Seller Monetary Threshold incurred in the ordinary course of business, and (IV) as otherwise permitted under this Agreement, (iii) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the origination or acquisition of Assets for purchase under the Repurchase Documents, (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (v) comply with the provisions of its Governing Documents, (vi) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents without the prior written consent of Buyer, (vii) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates; (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (I) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (II) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law), (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (ix) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, (x) not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), nor shall Seller adopt, file or effect a Division, (xi) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, (xii) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (xiii) not hold itself out to be responsible for the debts or obligations of any other Person, (xiv) not, without the prior unanimous written consent of all of its Independent Directors, take any Insolvency Action, (xv) (I) have at all times at least one (1) Independent Director whose vote is required to take any Insolvency Action, and (II) provide Buyer with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for Seller, (xvi) the Governing Documents for Seller shall provide that for so long as any Repurchase Obligations remain outstanding, that (I)  Buyer be given at least five (5) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director, (II) to the fullest extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, any Independent Director or Independent Manager shall consider only the interests of Seller, including its respective creditors, in acting or otherwise voting on the Insolvency Action, and (III) except for duties to Seller as set forth in the immediately preceding clause (including duties to the holders of the Equity Interests in Seller or Seller’s respective creditors solely to the extent of their respective economic interests in Seller, but excluding (A) all other interests of the holders of the Equity Interests in Seller, (B) the interests of other Affiliates of Seller, and (C) the interests of any group of Affiliates of which Seller is a part), the Independent Directors or Independent Managers shall not have any fiduciary duties to the holders of the Equity Interests in Seller, any officer or any other Person bound by the Governing Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (xvii) not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (xviii) maintain a sufficient number of employees (or, subject to clause (xx) below, the ability to utilize employees of its Affiliates) in light of contemplated business operations (xix) use separate stationary, invoices and checks bearing its own name, (xx) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, (xxi) not pledge its assets to secure the obligations of any other Person, and (xxii) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity.
ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES
Section 10.01Events of Default. Each of the following events shall be an “Event of Default”:
(a)Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise, (ii) Price Differential within one (1) Business Day of when due, or (iii) any other amount within two (2) Business Days of when due, in each case under the Repurchase Documents;

(b)Seller fails to observe or perform in any material respect any other Repurchase Obligation of Seller under the Repurchase Documents or the Mortgage Loan Documents to which Seller is a party, and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.03 and 18.08(a)) such failure continues unremedied for ten (10) days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;
(c)any Representation Breach (other than a Representation Breach arising out of the representations and warranties set forth in Schedule 1) exists and continues unremedied for ten (10) days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller;
(d)Seller or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an aggregate outstanding amount of (x) with respect to Seller, at least the Seller Monetary Threshold and (y) with respect to Guarantor, at least equal to the Guarantor Default Threshold, and such default permits the acceleration of the maturity of such Indebtedness, Guarantee Obligations or Contractual Obligations;
(e)an Insolvency Event occurs with respect to Seller, Pledgor or Guarantor;
(f)a Change of Control occurs with respect to Seller, Pledgor or Guarantor;
(g)a final judgment or judgments for the payment of money in excess of in the aggregate (x) with respect to Seller, the Seller Monetary Threshold and (y) with respect to Guarantor, at least equal to the Guarantor Default Threshold, in each case, is entered against Seller or Guarantor by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) Business Days from the date of entry thereof;
(h)a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, (iii) terminate the activities of Seller as contemplated by the Repurchase Documents, or (iv) remove, limit or restrict the approval of Seller of the foregoing as an issuer, buyer or a seller of securities, and in each case such action is not discontinued or stayed within thirty (30) days;
(i)any Senior Employee admits in writing to any Person in an external written communication (whether electronic or otherwise) that it is not Solvent or is not able to perform or intends to contest or has knowledge of a potential default under any of its Repurchase Obligations or any other Indebtedness;

(j)any provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents, Pledged Collateral or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any Affiliate thereof, in each case directly, indirectly, in whole or in part;
(k)Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset or any Pledged Collateral;
(l)Either Seller or Pledgor is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Repurchase Documents shall require registration of Seller or Pledgor as an “investment company”;
(m)Seller engages in any conduct or action where Buyer’s prior consent is required by any Repurchase Document and Seller fails to obtain such consent;
(n)Seller, Servicer, any Underlying Obligor or any other Person fails to deposit to the Waterfall Account all Income and other amounts as required by Section 5.01 and other provisions of this Agreement when due, or the occurrence of a Servicer Event of Default, and such failure to deposit or Servicer Event of Default, as applicable, is not cured within five (5) Business Days; provided that, solely with respect to any such failure by an Underlying Obligor, such failure shall not constitute a “Default” or an ‘Event of Default’ pursuant to this Section 10.01(o) during the Restructure Period;
(o)[reserved];
(p)any termination event, default or event of default (however defined) shall have occurred with respect to Seller under any Interest Rate Protection Agreement or Guarantor breaches any of the obligations, terms or conditions set forth in the Guarantee Agreement;
(q)any Material Modification is made to any Purchased Asset or any Mortgage Loan Document without the prior written consent of Buyer; provided that Seller shall have one opportunity to cure a breach of this clause (r) by repurchasing the related Purchased Asset for the full Repurchase Price therefor pursuant to Sections 3.04 and 3.06 within ten (10) Business Days of the date of the related Material Modification;
(r)(1) Guarantor fails to qualify as a Delaware statutory trust (after giving effect to any cure or corrective periods or allowances pursuant to the Code), or (2) Seller becomes subject to U.S. federal income tax on a net income basis;

(s)either any breach by a Senior Employee of the covenant set forth in Section 8.07, or if any failure of Seller to have Knowledge of any circumstances or events under Section 8.07 results from the bad faith or willful misconduct of any employee of Seller, Guarantor or Manager;
(t)[reserved];
(u)[reserved]; and
(v)Seller adopts, files or effects a Division.
Section 10.02Remedies of Buyer as Owner of the Purchased Assets. If an Event of Default has occurred and is continuing, at the option of Buyer, exercised by notice to Seller (which option shall be deemed to be exercised, even if no notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 10.01(e) or (f)), the Repurchase Date for all Purchased Assets shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”). If Buyer exercises or is deemed to have exercised the foregoing option:
(a)All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date.
(b)All amounts in the Waterfall Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Article 5.
(c)Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of all Mortgage Loan Documents and all other instruments, certificates and documents then held by Custodian under the Custodial Agreement. Buyer may obtain physical possession of all Servicing Files, Servicing Agreements and other files and records of Seller or Servicer. Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request.

(d)Buyer may immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (i) sell such Purchased Assets on a servicing-released basis and/or without providing any representations and warranties on an “as-is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to credit against Repurchase Obligations due and any other amounts (without duplication) then owing to Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Buyer), in an amount equal to the Market Value of such Purchased Assets. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto, which Income shall be applied in accordance with Section 5.04.
(e)The Parties agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter.
(f)Seller shall be liable to Buyer for (i) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (iii) any costs and losses payable under Section 12.03, and (iv) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.
(g)(g)    Buyer shall be entitled to an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.
(h)(h)    Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i)(i)    Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 18.17 and pursuant to any other Repurchase Document. This Section 10.02(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which Buyer is at any time otherwise entitled.
(j)(j)    All rights and remedies of Buyer under the Repurchase Documents, including those set forth in Section 18.17, are cumulative and not exclusive of any other rights or remedies that Buyer may have and may be exercised at any time when an Event of Default has occurred and is continuing. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length. Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.
ARTICLE 11
SECURITY INTEREST
Section 11.01Grant. (a) Buyer and Seller intend that the Transactions be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, to preserve and protect Buyer’s rights with respect to the Purchased Assets and under the Repurchase Documents if any Governmental Authority recharacterizes any Transaction with respect to a Purchased Asset as other than a sale, and as security for the performance by Seller of the Repurchase Obligations, Seller hereby grants to Buyer a present Lien on and security interest in all of the right, title and interest of Seller in, to and under (A) the Purchased Assets (which for this purpose shall be deemed to include the items described in the proviso in the definition thereof), (B) each Mezzanine Loan assigned to Buyer pursuant to Section 3.01(g), and (C) each Interest Rate Protection Agreement with each Hedge Counterparty relating to each Purchased Asset , and the transfer of the Purchased Assets to Buyer shall be deemed to constitute and confirm such grant, to secure the payment and performance of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the related Transaction is recharacterized as a loan, to repay such loan for the Repurchase Price). Without limiting the generality of the foregoing and for the avoidance of doubt, Seller hereby pledges, assigns and grants to Buyer as further security for Seller’s obligations to Buyer hereunder, a continuing first priority security interest in and Lien upon the Mezzanine Loans related to each Purchased Asset, if any, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”).
(a)[Reserved].
(b)[Reserved].

Section 11.02Effect of Grant. If any circumstance described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller or between any Affiliated Hedge Counterparty and Seller, (c) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Repurchase Obligations without prejudice to Buyer’s right to recover any deficiency, (d) the possession by Buyer or any of its agents, including Custodian, of the Mortgage Loan Documents, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. The security interests of Buyer granted herein shall be, and Seller hereby represents and warrants to Buyer and all other Affiliated Hedge Counterparties that it is, a first priority perfected security interest. For the avoidance of doubt, (i) each Purchased Asset and each Interest Rate Protection Agreement relating to a Purchased Asset secures the Repurchase Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (ii) if an Event of Default has occurred and is continuing, no Purchased Asset or Interest Rate Protection Agreement relating to a Purchased Asset will be released from Buyer’s Lien or transferred to Seller until the Repurchase Obligations are indefeasibly paid in full. Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.
Section 11.03Seller to Remain Liable. Buyer and Seller agree that the grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by Buyer of any Retained Interest or other obligation of Seller or any other Person in connection with any Purchased Asset, or any Interest Rate Protection Agreement whether or not Buyer exercises any right with respect thereto. Seller shall remain liable under the Purchased Assets, each Interest Rate Protection Agreement and the Mortgage Loan Documents to perform all of Seller’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.

Section 11.04Waiver of Certain Laws. Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets or Interest Rate Protection Agreement relating to a Purchased Asset or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets or Interest Rate Protection Agreement relating to a Purchased Asset marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets and each Interest Rate Protection Agreement relating to a Purchased Asset as an entirety or in such parcels as Buyer or such court may determine.
ARTICLE 12

BENCHMARK REPLACEMENT; INCREASED COSTS; CAPITAL ADEQUACY
Section 12.01Benchmark Replacement; Market Disruption.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Repurchase Document, with respect to any Transaction, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the applicable then-current Benchmark, then the Benchmark Replacement will replace such Benchmark with respect to each affected Transaction for all purposes hereunder or under any Repurchase Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Buyer will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Repurchase Document.

(c)Notices; Standards for Decisions and Determinations. Buyer will notify Seller of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by Buyer pursuant to this Section 12.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller or any other party to this Agreement or any other Repurchase Document.
(d)Market Disruption. Notwithstanding the foregoing, if prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event), adequate and reasonable means do not exist for ascertaining Term SOFR for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period with respect to each Transaction based on Term SOFR, and for all subsequent Pricing Periods for Transactions based on Term SOFR until such notice has been withdrawn by Buyer, shall be the sum of (i) an alternate benchmark rate that has been selected by Buyer, (ii) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer and (iii) the applicable Pricing Margin.
(e)Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, Buyer will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Repurchase Document. Buyer will notify Seller of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
In exercising its rights and remedies under this Section 12.01, Buyer shall treat Seller in a manner that is substantially similar to the manner it treats other similarly situated sellers in facilities with substantially similar assets.

Section 12.02Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated and the Maturity Date shall be deemed to have occurred (b) if required by such adoption or change, the Pricing Rate shall be the sum of (i) an alternate benchmark rate that has been selected by Buyer, (ii) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer and (iii) the applicable Pricing Margin, and (c) if required by such adoption or change in any Requirements of Law, the Maturity Date shall be deemed to have occurred. In exercising its rights and remedies under this Section 12.02, Buyer shall treat Seller in a manner that is substantially similar to the manner it treats other similarly situated sellers in facilities with substantially similar assets.
Section 12.03Breakfunding. In the event of (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.04, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.04 but excluding a payment made pursuant to Sections 5.02 or 5.03, on any day other than a Remittance Date, (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any redetermination of the Pricing Rate based on a Benchmark Replacement for any reason on a day that is not the last day of the then-current Pricing Period, Seller shall compensate Buyer for the cost and expense attributable to such event. A certificate of Buyer setting forth any amount or amounts that Buyer is entitled to receive pursuant to this Section 12.03 shall be delivered to Seller and shall be conclusive to the extent calculated in good faith and absent manifest error. Seller shall pay Buyer the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 12.04Increased Costs. If the adoption of, or any change in, any Requirements of Law or in the interpretation or application thereof by any Governmental Authority, or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made after the date of this Agreement, shall: (a) subject Buyer to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) impose, modify or hold applicable any reserve (including pursuant to regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System of the United States, as amended and in effect from time to time)), special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer, or (c) impose on Buyer any other condition; and the result of any of the preceding clauses (a), (b) and (c) is to increase the cost to Buyer, by an amount that Buyer deems to be material, of entering into, continuing or maintaining Transactions, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, upon not less than thirty (30) days’ prior written notice to Seller, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such increased cost or reduced amount receivable; provided, however, that Buyer shall not treat Seller differently than other similarly situated customers in requiring the payment of such amount or amounts.
Section 12.05Capital Adequacy. If Buyer determines that any change in a Requirement of Law or internal policy regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital as a consequence of this Agreement or its obligations under the Transactions hereunder to a level below that which Buyer could have achieved but for such change in a Requirement of Law (taking into consideration Buyer’s policies with respect to capital adequacy), then from time to time Seller will promptly upon demand pay to Buyer such additional amount or amounts as will compensate Buyer for any such reduction suffered. In determining any additional amounts due under this Section 12.05, Buyer shall treat Seller in the same manner it treats other similarly situated sellers in facilities with substantially similar assets. Buyer will provide Seller with no less than thirty (30) days prior notice of the implementation of any change or event pursuant to which additional amounts are due or will become due under this Section 12.05.

Section 12.06Taxes.
(a)Any and all payments by or on account of any obligation of Seller under any Repurchase Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 12.06) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Seller shall timely pay, without duplication, any Other Taxes (i) imposed on Seller to the relevant Governmental Authority in accordance with applicable law, and (ii) imposed on Buyer or Eligible Assignee, as the case may be, upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.
(c)Seller shall indemnify Buyer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.06) paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 12.06, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(e)If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.06(e)(i), Section 12.06(e)(ii) and Section 12.06(e)(iv) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer. Without limiting the generality of the foregoing:
(i)if Buyer is a U.S. Buyer, it shall deliver to Seller on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;
(ii)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:
(A)    in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;

(C)    in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(D)    to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and
(iv)if a payment made to Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(f)If any Party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.06 (including by the payment of additional amounts pursuant to this Section 12.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 12.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 12.06(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 12.06(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 12.06(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 12.06(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)For the avoidance of doubt, for purposes of this Section 12.06, the term “applicable law” includes FATCA.
Section 12.07Payment and Survival of Obligations. Buyer may at any time send Seller a notice showing the calculation of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Buyer within the time period stated in the applicable provision of this Article 12, or if no such time period is stated, within ten (10) Business Days after Seller receives such notice. Each Party’s obligations under this Article 12 shall survive any assignment of rights by, or the replacement of Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Repurchase Document.
Section 12.08Limitation on Tax Payments. Notwithstanding anything to the contrary in this Agreement, no payment shall be required under Section 12.06(b)(ii) or (c) for any claim by Buyer or any Eligible Assignee with respect to Indemnified Taxes unless a written notice thereof (setting forth in reasonable detail the calculation of the amount of such claim) is delivered to Seller within two hundred and seventy (270) days from the earlier of (i) the filing of the applicable tax return in which such amount is included, or (if earlier) the payment thereof by or on behalf of such Buyer or Eligible Assignee, and (ii) the receipt by such Buyer or Eligible Assignee of a written assertion by a Governmental Authority that such Indemnified Taxes are owed by, or on behalf of, any such Buyer or Eligible Assignee.

ARTICLE 13
INDEMNITY AND EXPENSES
Section 13.01Indemnity.
(a)Seller shall release, defend, indemnify and hold harmless Buyer, Affiliates of Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), against, and shall hold each Indemnified Person harmless, on a net after-Tax basis, from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable legal fees, charges, and disbursements of any counsel for any such Indemnified Person and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against any such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Mortgage Loan Documents, the Purchased Assets, the Pledged Collateral, the Transactions, any Mortgaged Property or related property, or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document, any Transaction, any Purchased Asset, any Mortgage Loan Document or any Pledged Collateral, (ii) any claims, actions or damages by an Underlying Obligor or lessee with respect to a Purchased Asset, (iii) any violation or alleged violation of, non–compliance with or liability under any Requirements of Law, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Seller to perform or comply with any Repurchase Document, Mortgage Loan Document or Purchased Asset, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of any Mortgaged Property or Purchased Asset, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, Purchased Asset or Mortgaged Property, (x) the execution, delivery, filing or recording of any Repurchase Document, Mortgage Loan Document, or any memorandum of any of the foregoing, (xi) any Lien or claim arising on or against any Purchased Asset or related Mortgaged Property under any Requirements of Law or any liability asserted against Buyer or any Indemnified Person with respect thereto, (xii) except and to the extent, in each case listed in this subsection (a)(xii), as results from any Indemnified Person’s gross negligence or intentional misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment, (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Mortgaged Property in violation of Environmental Law, (3) the failure to timely perform any Remedial Work related to a Mortgaged Property required under the Mortgage Loan Documents or pursuant to Environmental Law, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Mortgaged Property, in each case, in violation of Environmental Law, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, in each case, in violation of Environmental Law, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Repurchase Document or Mortgage Loan Document or in connection with environmental matters relating to a Mortgaged Property in any way, (xiii) the Term Sheet or any business communications or dealings between the Parties relating thereto, or (xiv) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence or intentional misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. In any suit, proceeding or action brought by an Indemnified Person in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or Underlying Obligor arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or Underlying Obligor from Seller. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not any Transaction is entered into. For the avoidance of doubt, this Article 13 shall not apply to claims with respect to Indemnified Taxes with respect to which Seller has paid additional amounts to Buyer pursuant to Section 12.06, or to claims with respect to any Taxes other than Taxes that represent losses, claims, damages, or other liabilities arising from a non-Tax claim.

(b)If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms thereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.
(c)An Indemnified Person may at any time send Seller a notice showing the calculation of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notice. The obligations of Seller under this Section 13.01 shall apply (without duplication) to Eligible Assignees and Participants and survive the termination of this Agreement.

Section 13.02Expenses. Seller shall promptly on demand pay to, or as directed by, Buyer all third-party out-of-pocket costs and expenses (including outside legal and accounting fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transactions, (b) any Asset or Purchased Asset, including due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, (c) the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, (d) any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Assets, and (e) one (1) Appraisal per calendar year; provided that Buyer shall bear the costs of any additional Appraisals in such calendar year, unless an Event of Default shall have occurred and is continuing, in which case, Seller shall be responsible for any and all such costs. The costs and expenses incurred by Buyer pursuant to any due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, underwriting or re-underwriting of an Asset shall not exceed $15,000 so long as such Asset is a single Asset (collectively, the “Asset Diligence Cap”). Notwithstanding the foregoing, no Asset Diligence Cap shall apply (and Seller shall promptly on demand pay to, or as directed by Buyer, all third-party out-of-pocket costs and expenses (including outside legal and accounting fees and expenses) incurred by Buyer and its third party consultants, attorneys, vendors and other diligence providers, in connection with any review, analysis or re-underwriting of an Asset that, in Buyer’s reasonable discretion, (a) involves structural or collateral complexity, including, without limitation, any Whole Loan divided into senior and subordinate participation interests or evidenced by multiple promissory notes representing different priority interests in the same Mortgaged Property or other collateral, any Mezzanine Loan, any preferred equity, or any co-lender or intercreditor arrangement, (b) is secured by multiple Mortgaged Properties, is cross-collateralized or cross-defaulted, or involves collateral located in multiple jurisdictions, (c) requires specialized due diligence due to environmental, tax, regulatory, foreclosure, bankruptcy, or bankruptcy-remote analysis, (d) is a non-performing, specially serviced or restructured Asset, or otherwise presents heightened credit, default, fraud, litigation or other risk, or (e) arises after any monetary or material non-monetary Default, Event of Default, Material Adverse Effect, Sequential Pay Trigger Event, Cash Sweep Trigger Event or breach of the Defaulted Asset Concentration Limit has occurred and is continuing.

ARTICLE 14
INTENT
Section 14.01Safe Harbor Treatment.The Parties intend (a) for this Agreement and each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code (to the extent that a Transaction has a maturity date of less than one (1) year), a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and that payments and transfers under this Agreement constitute transfers made by, to or for the benefit of a financial institution, financial participant, repo participant or master netting participant within the meaning of Section 546(e), 546(f) or 546(j) of the Bankruptcy Code, (b) the pledge of the Related Credit Enhancement set forth in Section 11.01 to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v), and 741(7)(A)(xi) of the Bankruptcy Code, (c) the Guarantee Agreement and the Pledge Agreement each constitute a security agreement or arrangement or other credit enhancement related to a “securities contract” within the meaning of Section 741(7)(A)(xi) of the Bankruptcy Code, a “master netting agreement” within the meaning of Section 101(38A)(A) of the Bankruptcy Code, and, to the extent that the Guarantee Agreement and the Pledge and Security Agreement relate to a Transaction that has a maturity date of less than one (1) year, within the meaning of a “repurchase agreement” in Section 101(47)(A)(v) of the Bankruptcy Code, and (d) that Buyer (for so long as Buyer is a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement,” “securities contract” and a “master netting agreement,” including (x) the rights, set forth in Article 10 and in Sections 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 10 and Section 18.17 and in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code.
Section 14.02Liquidation. The Parties acknowledge and agree that Buyer’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents is a contractual right to liquidate such Transactions as described in Sections 555, 559 and 561 of the Bankruptcy Code.

Section 14.03Qualified Financial Contract. The Parties acknowledge and agree that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
Section 14.04Netting Contract. The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The Parties acknowledge that they have been advised and understand that:
(a)if one of the Parties is a broker or dealer registered with the Securities and Exchange Commission under Section 14 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to any Transaction;
(b)if one of the Parties is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 14C of the Exchange Act, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to any Transaction;
(c)if one of the Parties is a financial institution, funds held by the financial institution pursuant to any Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and
(d)if one of the Parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to any Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the Deposit Insurance Fund, as applicable.

ARTICLE 16
NO RELIANCE
Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and each Transaction:
(a)It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;
(b)It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;
(c)It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;
(d)It is entering into the Repurchase Documents and each Transaction for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;
(e)It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or any Transaction; and
(f)No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Repurchase Documents.

ARTICLE 17
SERVICING
This Article 17 shall apply to all Purchased Assets.
Section 17.01Servicing Rights. Buyer is the owner of all Servicing Rights. Without limiting the generality of the foregoing, Buyer shall have the right to hire or otherwise engage any Person to service or sub-service all or part of the Purchased Assets, provided, however, that at any time prior to an Event of Default, Seller may designate a Servicer to be selected by Buyer, so long as such Servicer is reasonably acceptable to Buyer, and such Person shall have only such servicing obligations with respect to such Purchased Assets as are approved by Buyer. As of the Closing Date, Buyer and Seller agree that the initial Servicer shall be Trimont LLC. Notwithstanding the preceding sentence, Buyer agrees with Seller as follows with respect to the servicing of the Purchased Assets:
(a)Servicer shall service the Purchased Assets on behalf of Buyer. The Servicing Agreement shall contain provisions which are consistent with this Article 17 and must otherwise be in form and substance satisfactory to Buyer, it being understood that in all cases where an Affiliate of Seller is the Servicer, the related Servicing Agreement shall be in the form approved by Buyer.
(b)Contemporaneously with the execution of this Agreement on the Closing Date, Buyer will enter into, and cause Servicer to enter into, the Servicing Agreement and sign and return the Servicer Notice. Each Servicing Agreement shall automatically terminate on the 30th day following its execution and at the end of each thirty (30) day period thereafter, unless, in each case, Buyer shall agree, by prior written notice to the related Servicer to be delivered on or before the Remittance Date immediately preceding each such scheduled termination date, to extend the termination date an additional thirty (30) days, which extension notice may be delivered by Buyer via email. Neither Seller nor the related Servicer may assign its rights or obligations under the related Servicing Agreement without the prior written consent of Buyer.

(c)Seller shall not and shall not direct any Servicer to (i) make any Material Modification without the prior written consent of Buyer, such consent not to be unreasonably withheld so long as no Default or Event of Default has occurred and is continuing and Seller has paid to Buyer all amounts then due and payable (otherwise such consent shall be subject to Buyer’s sole and absolute discretion) or (ii) take any action which would result in a violation of the obligations of any Person under the related Servicing Agreement, this Agreement or any other Repurchase Document, or which would otherwise be inconsistent with the rights of Buyer under the Repurchase Documents. Buyer, as owner of the Purchased Assets, shall own all related servicing and voting rights and, as owner, shall act as servicer with respect to the Purchased Assets, subject to an interim revocable option from Buyer in favor of Seller to direct each related Servicer, so long as no Default or Event of Default has occurred and is continuing; provided, however, that Seller cannot give any direction or take any action that could materially adversely affect the value or collectability of any amounts due with respect to the Purchased Assets without the consent of Buyer. Such revocable option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset.
(d)The servicing fee payable to each Servicer shall be payable as a servicing fee in accordance with this Agreement and each Servicing Agreement, including without limitation pursuant to priority fourth of Section 5.02 or priority third of Section 5.04, as applicable.
(e)Upon the occurrence and during the continuance of an Event of Default under this Agreement, in addition to all of the other rights and remedies of Buyer and Servicer under each Servicing Agreement, this Agreement and the other Repurchase Documents (and in addition to the provisions of each Servicing Agreement providing for termination of each such Servicing Agreement pursuant to its terms), (i) for the avoidance of doubt, the right, if any, of each Servicer to direct the servicing of the Purchased Assets shall immediately and automatically cease to exist, and (ii) either Buyer or each Servicer may at any time terminate the related Servicing Agreement immediately upon the delivery of a written termination notice from either Buyer or the related Servicer to Seller. Seller shall pay all expenses associated with any such termination, including without limitation any fees and expenses required in connection with the transfer of servicing to the related Servicer and/or a replacement Servicer.
Section 17.02Servicing Reports. Seller shall deliver and cause each Servicer to deliver to Buyer and Custodian a monthly remittance report on or before the second (2nd) Business Day immediately preceding each monthly Remittance Date containing servicing information, including those fields reasonably requested by Buyer from time to time, on an asset by asset and in the aggregate, with respect to the Purchased Assets for the month (or any portion thereof) before the date of such report

Section 17.03Servicer Event of Default. If an Event of Default or Servicer Event of Default has occurred and is continuing, Buyer shall have the right at any time thereafter to terminate the related Servicing Agreement, assume the role of Waterfall Account Bank for all purposes hereunder and to transfer the Waterfall Account to Buyer or its nominee, and transfer servicing of the related Purchased Assets to Buyer or its designee, at no cost or expense to Buyer, it being agreed that Seller will pay any fees and expenses required to terminate such Servicing Agreement and transfer servicing to Buyer or its designee.
ARTICLE 18

MISCELLANEOUS
Section 18.01Governing Law. This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.
Section 18.02Submission to Jurisdiction; Service of Process. Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the other Repurchase Documents shall affect any right that Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Seller or its properties in the courts of any jurisdiction. Seller irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 18.03IMPORTANT WAIVERS.
(a)SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY BUYER OR ANY INDEMNIFIED PERSON.

(b)TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSETS, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
(c)TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTIONS.
(d)SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e)EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(f)THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(g)THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE REPURCHASE OBLIGATIONS.
Section 18.04Integration. The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral), including, without limitation, the Term Sheet, between the Parties relating to a sale and repurchase of Purchased Assets and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof.
Section 18.05Single Agreement. Seller agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer with respect to any Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of Seller with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of Seller to make any such payments, deliveries and other transfers may be applied against each other and netted.
Section 18.06Use of Employee Plan Assets. No assets of an employee benefit plan subject to any provision of ERISA shall be used by either Party in a Transaction.

Section 18.07Survival and Benefit of Seller’s Agreements. The Repurchase Documents and all Transactions shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns. All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit all Indemnified Persons, Buyer and its successors and assigns, Eligible Assignees and Participants. No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.
Section 18.08Assignments and Participations.
(a)Sellers shall not sell, assign or transfer any of its rights or the Repurchase Obligations or delegate its duties under this Agreement or any other Repurchase Document without the prior written consent of Buyer, and any attempt by a Seller to do so without such consent shall be null and void.
(b)The terms and provisions governing assignments and participations under Section 18.08(b) are set forth in the Fee Letter, and are incorporated by reference herein.
(c)The terms and provisions governing assignments and participations under Section 18.08(c) are set forth in the Fee Letter, and are incorporated by reference herein.
(d)Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, in connection with (i) any such sale and assignment of participations, syndications or assignments and (ii) any intercreditor agreement entered in connection therewith, and shall enter into such restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, that none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the consent of Seller.
(e)Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of the Eligible Assignees that become Parties hereto and, with respect to each such Eligible Assignee, the aggregate assigned Purchase Price and applicable Price Differential (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement. The Register shall be available for inspection by the Parties at any reasonable time and from time to time upon reasonable prior notice.

(f)Each Party that sells a participation or syndicates an interest shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each Participant and, with respect to each such Participant, the aggregate participated Purchase Price and applicable Price Differential, and any other interest in any obligations under the Repurchase Documents (the “Participant Register”); provided that no Party shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Repurchase Document) to any Person except (i) that portion of the Participant Register relating to any Participant with respect to which an additional amount is requested from Seller under Article 12 or 13 shall be made available to Seller, and (ii) otherwise to the extent that such disclosure is reasonably expected to be necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the participating Party shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 18.09Ownership and Hypothecation of Purchased Assets. Title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Repurchase Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee. Buyer or its designee may, at any time, without the consent of either Seller, Pledgor or Guarantor, engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets, all on terms that Buyer may determine; provided, that no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

Section 18.10Confidentiality. All information regarding the terms set forth in any of the Repurchase Documents or the Transactions shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either Party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents, Purchased Assets or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, and (f) to any actual or prospective Participant, Eligible Assignee or Hedge Counterparty which agrees to comply with this Section 18.10; provided, that, except with request to the disclosures by Buyer under clause (f) of this Section 18.10, no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.
Section 18.11No Implied Waivers. No failure on the part of Buyer to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law. Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied. Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Buyer. Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 18.12Notices and Other Communications. Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email to the address for such Party specified in Annex 1 or such other address as such Party shall specify from time to time in a notice to the other Party (provided that (i) any party delivering the notice by facsimile also receives a confirmation of delivery by telephone on the same Business Day, and (ii) any party delivering a notice by e-mail also receives a return receipt noting that the email has been opened by the recipient). Should the sending party fail to receive the required delivery confirmation on a timely basis, the related notice shall not be legally effective until either (i) the sending party successfully confirms the receipt thereof by telephone or (ii) the sending party successfully delivers the related notice by hand delivery, by certified or registered mail or by expedited commercial or postal delivery service in accordance with the immediately preceding sentence. Any of the foregoing communications shall be effective when delivered, if such delivery occurs on a Business Day; otherwise, each such communication shall be effective on the first Business Day following the date of such delivery. A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.
Section 18.13Counterparts; Electronic Transmission. This Agreement may be executed in two (2) or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF copy by email shall be effective as delivery of a manually executed counterpart of this Agreement. The words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”) which shall be in accordance with the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other Laws, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
Section 18.14No Personal Liability. No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Buyer, any Indemnified Person, Seller, Pledgor or Guarantor, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer, Seller, Pledgor or Guarantor under the Repurchase Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer, Seller, Pledgor or Guarantor under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability is hereby expressly waived. This Section 18.14 shall survive the termination of the Repurchase Documents.

Section 18.15Protection of Buyer’s Interests in the Purchased Assets; Further Assurances.
(a)Seller shall take such action as necessary to cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of Buyer to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest. Seller shall deliver to Buyer file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.
(b)Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets. Seller and Guarantor shall, promptly upon Buyer’s request, deliver documentation in form and substance satisfactory to Buyer which Buyer deems necessary to evidence compliance with all applicable “know your customer” due diligence checks, including, but not limited to, any information required to be obtained by Buyer pursuant to the Beneficial Ownership Regulation.
(c)If Seller fails to perform any of its Repurchase Obligations, then Buyer may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the costs and expenses incurred by Buyer in connection therewith shall be payable by Seller. Without limiting the generality of the foregoing, Seller authorizes Buyer, at the option of Buyer and the expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Buyer deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Assets and Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents. No Default or Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Buyer on behalf of Seller. Buyer may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(d)Without limiting the generality of the foregoing, Seller will no earlier than six (6) months or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with any Repurchase Document or any Transaction, if this Agreement is then in effect, (i)  deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement (provided that Buyer may elect to file such continuation statement), and (ii) if requested by Buyer, deliver or cause to be delivered to Buyer an opinion of counsel, in form and substance reasonably satisfactory to Buyer, confirming and updating the security interest opinion delivered pursuant to Section 6.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
(e)Except as provided in the Repurchase Documents, the sole duty of Buyer, Custodian or any other designee or agent of Buyer with respect to the Purchased Assets shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Assets in its possession or control. Buyer shall incur no liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected by Buyer with reasonable care, or Buyer’s failure to provide adequate protection or insurance for the Purchased Assets. Buyer shall have no obligation to take any action to preserve any rights of Seller in any Purchased Asset against prior parties, and Seller hereby agrees to take such action. Buyer shall have no obligation to realize upon any Purchased Asset except through proper application of any distributions with respect to the Purchased Assets made directly to Buyer or its agent(s). So long as Buyer and Custodian shall act in good faith in their handling of the Purchased Assets, Seller waives or is deemed to have waived the defense of impairment of the Purchased Assets by Buyer and Custodian.
(f)At Buyer’s election (at Buyer’s sole cost and expense) and at any time during the term of this Agreement, Buyer may complete and record any or all of the Blank Assignment Documents as further evidence of Buyer’s ownership interest in the related Purchased Assets; provided that, so long as no Default or Event of Default has occurred and is continuing, Buyer may exercise the rights described in this clause (f) only if Buyer reasonably determines that such exercise is necessary in connection with any adoption of, or any change in, any Requirements of Law or any Buyer Compliance Policy or in the interpretation or application thereof or compliance therewith by Buyer or any Governmental Authority.
Section 18.16Default Rate. To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.
Section 18.17Set-off.

In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller hereby grants to Buyer and its Affiliates, to secure repayment of the Repurchase Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller or Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer or any Affiliate of Buyer, for the account of Seller or Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller or Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller or Guarantor and to set–off against any Repurchase Obligations or Indebtedness owed by Seller and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer or any Affiliate of Buyer to or for the credit of Seller or Guarantor without prejudice to Buyer’s right to recover any deficiency. Each of Buyer and each Affiliate of Buyer is hereby authorized upon any amount becoming due and payable by Seller to Buyer or any Affiliate of Buyer under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Seller or Guarantor, any such notice being expressly waived by Seller, to the extent permitted by any Requirements of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any Affiliate of Buyer by Seller or Guarantor under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Buyer or any Affiliate of Buyer shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Seller shall be deemed directly indebted to Buyer and each of its Affiliates in the full amount of all amounts owing to Buyer and each of its Affiliates by Seller under the Repurchase Documents and the Repurchase Obligations and Guarantor shall be deemed directly indebted to Buyer and each of its Affiliates in the full amount of all amounts owing to Buyer and each of its Affiliates by Guarantor under the Guarantee Agreement, and Buyer and each of its Affiliates shall be entitled to exercise the rights of set–off provided for above; provided, however, for the avoidance of any doubt and notwithstanding anything to the contrary herein, any right of set-off provided above may only be exercised against any property of Guarantor solely to the extent of Guarantor’s obligations under the Guarantee Agreement. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ANY OF ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND ITS AFFILIATES.

Buyer or any of its Affiliates shall promptly notify the affected Seller, Guarantor or the applicable Subsidiary of Guarantor after any such set-off and application made by Buyer or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such set–off and application. If an amount or obligation is unascertained, Buyer and each of its Affiliates may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other party when the amount or obligation is ascertained. Nothing in this Section 18.17 shall be effective to create a charge or other security interest. This Section 18.17 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which Buyer is at any time otherwise entitled.
Section 18.18Waiver of Set-off. Seller, Pledgor and Guarantor hereby waive any right of set-off each may have or to which each may be or become entitled under the Repurchase Documents or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Person or their respective assets or properties.
Section 18.19Power of Attorney. Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets (including a financing statement describing the collateral as “all assets of the debtor” or such other super-generic description thereof as Buyer may determine) without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney in fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing (including, but not limited, to sending “good-bye letters” to any Underlying Obligor with respect to Purchased Assets which are Whole Loans, each to be in a form acceptable to Buyer), and sign assignments on behalf of such Seller as its agent and attorney in fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 18.19. In addition, Seller shall execute and deliver to Buyer a power of attorney in the form and substance of Exhibit H hereto (“Power of Attorney”).

Section 18.20Periodic Due Diligence Review. Buyer may perform continuing due diligence reviews with respect to the Purchased Assets, Seller and Affiliates of Seller, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents or otherwise. Upon reasonable prior notice to Seller, unless a Default or Event of Default has occurred and is continuing, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller and Affiliates of Seller, the Mortgage Loan Documents and the Servicing Files. Seller shall make available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller for the purpose of answering questions of Buyer concerning any of the foregoing. Buyer may purchase Purchased Assets from Seller based solely on the information provided by Seller to Buyer in the Underwriting Package and the representations, warranties, duties, obligations and covenants contained herein, and Buyer may at any time conduct a partial or complete due diligence review on some or all of the Purchased Assets, including ordering new credit reports and new Appraisals on the Mortgaged Properties and otherwise re-generating the information used to originate and underwrite such Purchased Assets (which, in the case of Appraisals prior to the occurrence of an Event of Default, shall not exceed one (1) Appraisal per year for any Mortgaged Property at the expense of Seller; provided that Buyer may obtain additional Appraisals at its sole expense). Buyer may underwrite such Purchased Assets itself or engage a mutually acceptable third-party underwriter to do so.
Section 18.21Time of the Essence. Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of the parties under the Repurchase Documents.
Section 18.22PATRIOT Act Notice. Buyer hereby notifies Seller that Buyer is required by the PATRIOT Act to obtain, verify and record information that identifies Seller.
Section 18.23Successors and Assigns. Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.
Section 18.24Acknowledgement of Anti-Predatory Lending Policies. Seller and Buyer each have in place internal policies and procedures that expressly prohibit their purchase of any high cost mortgage loan
Section 18.25[Reserved].
Section 18.26Wire Instructions. The wire instructions for all amounts due to Seller hereunder are as follows: account number [Redacted], account name “RE BDC Loan Holdings, LLC”, ABA [Redacted], and any modification to the foregoing requires a writing (including without limitation, a Confirmation) signed by two (2) Responsible Officers of Seller.
Section 18.27[Reserved].

Section 18.28Recognition of the U.S. Special Resolution Regimes.
(a)In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Repurchase Documents, and any interest and obligation in or under this Agreement and/or the Repurchase Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Repurchase Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Repurchase Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Repurchase Documents were governed by the laws of the United States or a state of the United States.
(c)If, at any time, each of the parties hereto has adhered to the ISDA 2018 U.S. Resolution Stay Protocol (the “ISDA U.S. Stay Protocol”), the terms of the ISDA U.S. Stay Protocol will supersede and replace the foregoing terms set forth in this Section 18.28 as of the first date on which all parties hereto have so adhered, and thereafter this Section 18.28 only will be null and void with no further force or effect.
Section 18.29Authorized Representatives of Seller and Guarantor. (a) Each individual set forth on Annex 2 and Annex 3 (as updated from time to time in accordance with this paragraph) is a representative of Seller and Guarantor, as applicable (an “Authorized Representative”), and subject to any express limitations set forth on such Annex 2 and Annex 3, as applicable, with respect to any such Authorized Representative’s authority, each Authorized Representative is duly authorized on behalf of Seller and Guarantor to deliver and receive all notices, requests, instructions (including, without limitation, wiring instructions), Transaction Requests and other information, deliver certificates and documents, and execute and deliver Repurchase Documents (including, without limitation, amendments or supplements thereto), in each case, in connection with this Agreement and the other Repurchase Documents, and (b) a specimen signature for each such Authorized Representative, together with such individual’s title, email address and telephone number, is set forth on Annex 2 and Annex 3 hereto. From time to time Seller and Guarantor may update the information set forth on Annex 2 and Annex 3 hereto by delivering to Buyer (including via email) an updated Annex 2 or Annex 3, as applicable (or a supplement thereto), certified to be true and correct by an existing Authorized Representative of the Seller and Guarantor; provided, that at all times Seller and Guarantor shall have not less than four (4) Authorized Representatives.
[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
SELLER:

RE BDC LOANS 4, LLC, a Delaware limited liability company
By:     /s/ Brian Kim
Name: Brian Kim
Title: Authorized Signatory
BUYER:
WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association
By:    /s/ Allen Lewis
Name: Allen Lewis
Title: Managing Director

USActive 62442572.15

Schedule 1(a)
REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING OF WHOLE LOANS
Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Whole Loan, that except as specifically disclosed to Buyer in an Approved Representation Exception for such Purchased Asset as of the related Purchase Date for each such Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(a) shall be true and correct in all material respects. For purposes of this Schedule 1(a) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Whole Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.
(a)The Whole Loan is a performing Whole Loan secured by a first priority security interest in a commercial or multifamily property. All documents comprising the Servicing File will be or have been delivered to Buyer with respect to each Whole Loan by the deadlines set forth in the Agreement and the Custodial Agreement.
(b)Such Whole Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Whole Loan.
(c)Immediately prior to the sale, transfer and assignment to Buyer thereof, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good and marketable title to and was the sole owner and holder of, such Whole Loan, and Seller is transferring such Whole Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Whole Loan, except to the extent otherwise permitted in this Agreement (including Permitted Liens, as such term is defined in the related Purchased Asset Documents) and Title Exceptions (as such term is defined below). Upon consummation of the purchase contemplated to occur in respect of such Whole Loan on the related Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Whole Loan free and clear of any pledge, lien, encumbrance or security interest. There are no participation agreements affecting such Whole Loan. Seller has full right and authority to sell, assign and transfer each Whole Loan to Buyer.
(d)No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Whole Loan nor were any fraudulent acts committed by any other Person in connection with the origination of such Whole Loan.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(e)All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Whole Loan is accurate and complete in all material respects. Seller has made available to Buyer for inspection, with respect to such Whole Loan, true, correct and complete Purchased Asset Documents, which Purchased Asset Documents have not been amended, modified, supplemented or restated since the related date of origination except as made available to Buyer.
(f)Except as included in the Underwriting Package, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement that by its terms modifies or materially affects the rights and obligations of any holder of such Whole Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.
(g)Such Whole Loan is presently outstanding, the proceeds thereof have been fully disbursed as of the Purchase Date therefor pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow or reserve accounts, there is no requirement for any future advances thereunder.
(h)Seller has full right, power and authority to sell and assign such Whole Loan, and such Whole Loan or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or in part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(i)Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Purchased Asset Documents, and assuming that Buyer and any other transferees comply with customary restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees” or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Whole Loan, for Buyer’s exercise of any rights or remedies in respect of such Whole Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Whole Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
(j)No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Whole Loan, other than recordation of assignments of each Mortgage and assignment of leases securing the related Whole Loan in the applicable real estate records where the Mortgaged Properties are located and the filing of UCC-3 assignments in all applicable filing offices.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(k)Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Whole Loan is or may become obligated under the Purchased Asset Documents.
(l)Seller has not advanced funds, or received any advance of funds from a party other than the Mortgagor relating to such Whole Loan or the related Mortgage Note, directly or indirectly, for the payment of any amount required by such Whole Loan or the related Mortgage Note, and no funds have been received from any Person other than such Mortgagor, for or on account of payments due on such Whole Loan.
(m)Each related Mortgage Note, Mortgage, assignment of leases (if a document separate from the Mortgage), guaranty and other agreement executed by the related Mortgagor, guarantor or other obligor in connection with such Whole Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole or materially interfere with the Mortgagee’s practical realization of the principal rights and benefits afforded thereby and/or security provided thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage Note and Mortgage contain no provision limiting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related Whole Loan to any other Person, except, however, for customary intercreditor restrictions limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners”, “Qualified Institutional Lenders” or any similar term. With respect to any Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.
(n)Except as set forth in paragraphs (13) and (16), there is no valid offset, defense, counterclaim, abatement or right of rescission available to the related Mortgagor with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Whole Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents, except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(o)Seller has delivered to Buyer or its designee, accomplished by delivery to the Bailee or Custodian, as applicable, either (i) the original Mortgage Note(s) made in respect of such Whole Loan, together with an original endorsement thereof, executed by Seller in blank, or (ii) a copy of the applicable Mortgage Note(s), together with an affidavit and indemnity in favor of Buyer evidencing the loss, theft, destruction or mutilation of such original Mortgage Note(s), in form and substance acceptable to Buyer in its reasonable discretion.
(p)Each related assignment of Mortgage and assignment of assignment of leases from Seller in blank constitutes a legal, valid and binding assignment from Seller (assuming the insertion of Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each related Mortgage and assignment of leases evidences a first-priority lien, and each is freely assignable without the consent of the related Mortgagor. Each Mortgaged Property (subject to and excepting Permitted Liens and the Title Exceptions) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Liens and the Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for, or insured against by a lender’s title insurance policy.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(q)The Whole Loan is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related Mortgaged Property subject only to the exceptions set forth in paragraphs (13) and (16) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (21) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (e) the right of tenants (whether underground leases, space leases or operating leases) pertaining to the related Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such Whole Loan is cross-collateralized with any other Whole Loan, the lien of the Mortgage for such other Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property. Each title policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous. There are no Whole Loans that are senior or pari passu with respect to the related Mortgaged Property or such Whole Loan. The Mortgagor has good and marketable title to the Mortgaged Property, no claims under the title policies insuring the Mortgagor’s title to the Mortgaged Properties have been made, and the Mortgagor has not received any written notice regarding any material violation of any easement, restrictive covenant or similar instrument affecting the Mortgaged Property.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(r)UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in the appropriate public filing and/or recording offices necessary to perfect a valid security interest in all items of personal property in which a security interest may be perfected under the UCC, located on the Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate the Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Whole Loan) material to the value of the Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Whole Loan or any other personal property leases applicable to such personal property) to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC financing statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related Whole Loan establish and create a valid and enforceable lien and priority security interest on the items of personalty described above, which security interest is senior to all other creditors of the Mortgagor, other than with respect to Permitted Liens, except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(s)All real estate taxes and governmental assessments, and other outstanding governmental charges (including, without limitation, water and sewage charges) or installments thereof, which would be a lien on the Mortgaged Property and that have become delinquent in respect of the Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon, and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(t)Except as may be set forth in the property condition reports delivered to Buyer with respect to the Mortgaged Properties, each related Mortgaged Property is free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are then-currently being maintained) that would affect materially and adversely the value of such Mortgaged Property as security for the Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such Mortgaged Property.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

An engineering report was prepared in connection with the origination of each Whole Loan no more than twelve (12) months prior to the Purchase Date, which states that all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller (or the originator of such Whole Loan, if applicable) with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Seller has no Knowledge of any material issues with the physical condition of the Mortgaged Property that would be reasonably expected to have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.
(u)The lien of each related Mortgage as a first priority lien in the original principal amount of such Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or, until the policy is issued, a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Mortgagee, its successors and assigns, subject only to Permitted Liens and the Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and Seller and will inure to the benefit of the Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy. The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.
(v)Insurance coverage is being maintained with respect to the Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property in the jurisdiction in which such Mortgaged Property is located, and (A) with respect to a “special cause of loss form” or “all risk form” insurance policy that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

Standard & Poor’s Ratings Service (the “Insurance Rating Requirements”), is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment included in such Mortgaged Property (with no deduction for physical depreciation), or (ii) the outstanding principal balance of the Whole Loan, and in any event, not less than the amount necessary, or containing such endorsements as are necessary, to prevent operation of any co-insurance provisions; and, except if such Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to twelve (12) months of operations of the related Mortgaged Property (or with respect to each Whole Loan with a principal balance of $35 million or more, 18 months); (B) for a Whole Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (C) covers the actual loss sustained during restoration, all of which is in full force and effect with respect to the related Mortgaged Property; all premiums due and payable have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar Whole Loan and which are set forth in the related Mortgage, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the related Whole Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (ii) the reduction of the outstanding principal balance of the Whole Loan together with any accrued interest thereon, subject in either case to requirements with respect to leases at the related Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate. An architectural or engineering consultant has performed an analysis of the Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 150% of the PML. If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

Requirements.
The insurance policies contain a standard mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to non-payment, ten (10) days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.
(w)Other than payments due but not yet thirty (30) days or more delinquent, (a) there is no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(a), (b) Seller has not waived any material default, breach, violation or event of acceleration under such Mortgage or Mortgage Note and (c) pursuant to the terms of the related Purchased Asset Documents, no Person or party other than the holder of such Mortgage Note (or its servicer) may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.
(x)Such Whole Loan is not, and since its origination, has not been thirty (30) days or more past due in respect of any scheduled payment. There is no (i) monetary default, breach or violation with respect to such Whole Loan or any other obligation of the Mortgagor, (ii) material non-monetary default, breach or violation with respect to such Whole Loan or any other obligation of the Mortgagor or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a monetary, or material non-monetary, default, breach, violation or event of acceleration. Seller has not received any written notice that the Whole Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(y)Each related Mortgage does not provide for or permit, without the prior written consent of the holder of the Mortgage Note, the related Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence. The related Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permits the related Mortgaged Property to be encumbered subsequent to the related Purchase Date without the prior written consent of the holder of such Whole Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Permitted Liens, Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related Whole Loan).
(z)To the extent such Whole Loan is identified in writing by Seller to Buyer as being real estate mortgage investment conduit (“REMIC”) eligible, such Whole Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and (A) the issue price of the Whole Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Whole Loan and (B) either (1) substantially all of the proceeds of such Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such Whole Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such Whole Loan was at least equal to eighty percent (80%) of the principal amount of the Whole Loan (a) as of the Testing Date, or (b) as of the related Purchase Date. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced Whole Loan was originated unless (a) such Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such Whole Loan was in default or when default with respect to such Whole Loan was reasonably foreseeable. However, if the referenced Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such Whole Loan was not in default or when default with respect to such Whole Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(aa)There is no material and adverse environmental condition or circumstance affecting the Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the Mortgaged Property; neither Seller nor the Mortgagor has taken any actions which would cause the Mortgaged Property not to be in compliance with all applicable Environmental Laws; the Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.
At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Whole Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Whole Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch in an amount equal to or not less than 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure such

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

circumstance or condition; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. The ESA will be part of the Servicing File; and except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.
In the case of each Whole Loan that is the subject of an environmental insurance policy, issued by the issuer thereof (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (i) the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (ii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Whole Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Whole Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Whole Loan.
(ab)Each related Mortgage, assignment of leases, or one or more of the other Purchased Asset Documents contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(ac)Neither the Mortgaged Property (other than any tenants of a multi-tenant Mortgaged Property), nor any portion thereof, is the subject of, and no Underlying Obligor or, as of the date of origination and as of the Purchase Date, any tenant occupying a single-tenant property, is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(ad)Such Whole Loan is a whole loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization (except that an anticipated repayment date (“ARD”) loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date). No Mortgagor has issued preferred equity.
(ae)Subject to specific exceptions set forth below and to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Whole Loan if, without complying with the requirements of the Mortgage or loan agreement, (a) the related Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest (as such term is defined in the related Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to Whole Loans which are cross-collateralized or cross-defaulted with other Whole Loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (34) below), or (b) the related Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related Mortgaged Property, other than (i) any existing permitted additional debt, (ii) any purchase money security interests, or (iii) Permitted Liens or Title Exceptions. The Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval, including any Rating Agency fees incurred in connection with the review of and consent to any transfer or encumbrance.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(af)Except as set forth in the related Purchased Asset Documents delivered to Buyer, the terms of the related Purchased Asset Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage or the use, value or operation of such Mortgaged Property and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the due diligence file related to the applicable Whole Loan was delivered to Buyer or its designee and neither borrower nor guarantor has been released from its obligations under the Whole Loan. Pursuant to the terms of the Purchased Asset Documents: (a) no material terms of any related Mortgage may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Mortgaged Property may be released without the consent of the holder of the Whole Loan; (b) reserved; (c) the holder of the Whole Loan is entitled to approve the budget of the Mortgagor as it relates to the Mortgaged Property; and (d) the holder of the Whole Loan’s consent is required prior to the Mortgagor incurring any additional indebtedness.
(ag)Each related Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the four (4) month period prior to the related origination date and within twelve (12) months of the Purchase Date.
(ah)Except as set forth in the related Purchased Asset Documents delivered to Buyer, since origination, no material portion of the related Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Whole Loan or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to Whole Loans (a) which permit defeasance by means of substituting for the Mortgaged Property (or, in the case of a Whole Loan secured by multiple Mortgaged Properties, one or more of such Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the Whole Loans (or portions thereof) in accordance with its terms, (b) where a release of the portion of the Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the Whole Loan, (c) where a partial release is conditional upon the satisfaction of certain underwriting and legal (including REMIC, if applicable) requirements and the payment of a release price not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (d)  which permit the related Mortgagor to substitute a replacement property in compliance with certain underwriting and legal requirements (including REMIC Provisions, if applicable) or (e) which permit the release(s) of unimproved out-parcels or other portions of the Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the Whole Loan or that were not allocated any value in the appraisal obtained at the origination of the Whole Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, the terms of the related Mortgage do not provide for release of any portion of the Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

With respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Whole Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Whole Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.
With respect to any Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, in the event of a taking of any portion of an Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Whole Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Whole Loan.
With respect to any Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, no such Whole Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Whole Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(ai)There are no material violations of any applicable zoning ordinances, building codes or land laws applicable to the Mortgaged Property or the use, operation and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Purchased Asset Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such Mortgaged Property. The Purchased Asset Documents require the Mortgaged Property to comply in all material respects with all applicable governmental regulations, zoning and building laws and ordinances.
(aj)None of the material improvements which were included for the purposes of determining the appraised value of the related Mortgaged Property lies outside of the boundaries and building restriction lines of the related Mortgaged Property (except Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse effect on the value of the Mortgaged Property or related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).
(ak)The related Mortgagor has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the related Mortgagor under its organizational documents is to own, finance, sell or otherwise manage the Mortgaged Properties and to engage in any and all activities related or incidental thereto, and the Mortgaged Properties constitute the sole assets of the related Mortgagor. The related Mortgagor has covenanted in its respective organizational documents and/or the Purchased Asset Documents to own no significant asset other than the related Mortgaged Properties, as applicable, and assets incidental to its respective ownership and operation of such Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(al)There are no pending, filed or threatened actions, suits or proceedings, governmental investigations or arbitrations of which Seller has received notice, against the Mortgagor, guarantor or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to pay principal, interest or any other amounts due under such Whole Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Whole Loan, (g) the use, operation or value of the Mortgaged Property or (h) the current principal use of the Mortgaged Property.
(am)If the related Mortgage is a deed of trust, as of the date of origination and, currently, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Whole Loan, no fees are payable to such trustee except for de minimis fees paid.
(an)The Whole Loan and the interest (exclusive of any default interest, late charges or prepayment premiums) contracted for complies with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(ao)The Whole Loan is not cross-collateralized or cross-defaulted with any other Indebtedness that is not also a Purchased Asset.
(ap)The improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(aq)All escrow deposits and payments required pursuant to the Whole Loan (including capital improvements and environmental remediation reserves) to be deposited with Seller in accordance with the Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits that are required to be escrowed with Seller under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer and identified as such with appropriate detail. Any and all requirements under the Whole Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.
(ar)The related Mortgagor, or the related lessee, franchisor or operator was in possession of all material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals then required for the use and operation of the related Mortgaged Property by the related Mortgagor, other than any licenses, permits and authorizations the failure to possess of which would not have a material adverse effect on the use or value of the Mortgaged Property. The Purchased Asset Documents require the borrower to maintain all such material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(as)The origination (or acquisition, as the case may be), servicing and collection practices used with respect to the Whole Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans.
(at)Except for Mortgagors under Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related Mortgaged Property.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(au)The Purchased Asset Documents for such Whole Loan provide that such Whole Loan is non-recourse to the related Mortgagor except that the Whole Loan becomes full recourse to the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents. Furthermore, the Purchased Asset Documents for each Whole Loan provide for recourse against the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) any Mortgagor’s misappropriation of rents, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or willful misrepresentation; (iii) willful misconduct, fraud or material misrepresentation by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the Mortgaged Property.
(av)Subject to the exceptions set forth in paragraph (13) and upon possession of the Mortgaged Property as required under applicable state law, any assignment of leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with such Whole Loan establishes and creates a valid, first priority and enforceable collateral assignment of, or a valid first priority and enforceable lien and security interest in, the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage or related assignment of leases, subject to applicable law and to bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), provides that, upon an event of default under such Whole Loan, the beneficiary thereof is permitted to seek the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(aw)With respect to such Whole Loan, any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).
(ax)If such Whole Loan contains a provision for any defeasance of mortgage collateral, such Whole Loan permits defeasance (1) no earlier than two (2) years after any securitization of such Whole Loan and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the Mortgage Note when due. If the Whole Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption. If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Whole Loan secured by defeasance collateral is required to be assumed by a Single Purpose Entity (as such term is defined below). Such Whole Loan was not originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages. In addition, if such Mortgage contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral. The related Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees, accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any holder to lose its status as a REMIC, and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related Whole Loan.
(ay)To the extent required under applicable law as necessary for the enforceability or collectability of the Whole Loan, each holder of the related Mortgage Note is authorized to do business in the jurisdiction in which the related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Whole Loan.
(az)Neither the Mortgagee nor any affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Whole Loan.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(ba)Each related Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted or applied to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.
(bb)An Appraisal of the related Mortgaged Property was conducted in connection with the origination of such Whole Loan with an appraisal date within six (6) months of the Whole Loan origination date and within twelve (12) months of the Purchase Date. The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute and had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Whole Loan. Such Appraisal satisfied in all material respects either (A) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (B) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, [in either case] as in effect on the date such Whole Loan was originated.
(bc)The related Purchased Asset Documents require the Mortgagor to provide the Mortgagee with certain financial information at the times required under the related Purchased Asset Documents.
(bd)Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property.
(be)With respect to each related Whole Loan that is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interests in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants the following with respect to the related Ground Lease:

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(i)Such Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction, and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the related Purchase Date. The Ground Lease does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Underwriting Package.
(ii)Upon the foreclosure of the Whole Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder and in the event it is so assigned, it is further assignable by the holder of the Whole Loan and its successors and assigns without the consent of the lessor.
(iii)Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee.
(iv)Seller has not received any written notice of default under or notice of termination of such Ground Lease. Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and no condition which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.
(v)The Ground Lease, estoppel or other ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee. The Ground Lease, estoppel or other ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease, estoppel or other ancillary agreement and requires that the ground lessor will supply an estoppel.
(vi)The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only Permitted Liens and any Title Exceptions and the related fee interest of the ground lessor, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.
(vii)A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(viii)Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than twenty (20) years beyond the stated maturity date of the Whole Loan.
(ix)Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Whole Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Whole Loan).
(x)Under the terms of the Ground Lease (or an estoppel or ancillary agreement between the lessor and the lessee) and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Whole Loan, together with any accrued interest.
(xi)The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.
(xii)The ground lessor under such Ground Lease is required to enter into a new lease with Seller upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(bf)The Purchased Asset Documents for each Whole Loan that is secured by a hospitality property operated pursuant to a franchise agreement include an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Mortgagee against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Whole Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. If such Whole Loan is secured by a hospitality property, (i) the related Mortgaged Property is a national flag hotel, and (ii) Buyer has received a copy of the franchise agreement and material related documents for operation of the hotel under the national flag, all reports issued by the franchisor and a comfort letter from the franchisor running to the benefit of successors and assigns of the lender.
(bg)It being understood that B notes secured by the same Mortgage as a Whole Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property (other than Permitted Liens, Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing). Except as specifically disclosed to Buyer in an Approved Representation Exception, there is no mezzanine debt related to the Mortgaged Property.
(bh)Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Whole Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Whole Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.
(bi)With respect to each Whole Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Whole Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Whole Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(bj)Each Whole Loan requires the Mortgagor to be a Single Purpose Entity for at least as long as the Whole Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Whole Loan with a Purchase Date principal balance in excess of $5 million provide that the Mortgagor is a Single Purpose Entity, and each Whole Loan with a Purchase Date principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this Schedule 1(a), a “Single Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Whole Loan has a Purchase Date principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Whole Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Whole Loan that is cross-collateralized and cross-defaulted with the related Whole Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(bk)Each Whole Loan bears interest at a rate that remains fixed throughout the remaining term of such Whole Loan, except in the case of ARD loans and situations where default interest is imposed.
(bl)The origination practices of Seller (or to Seller’s Knowledge the related originator if Seller was not the originator), with respect to each Whole Loan, complied in all material respects with the terms, conditions and requirements of, as appropriate, all of Seller’s or such party’s origination, due diligence standards and/or practices for similar commercial and multifamily mortgage loans, as applicable, and, in each such case, otherwise complied with all applicable laws and regulations.
(bm)Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Whole Loan. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Whole Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

(bn)Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the related Whole Loan, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.
(bo)With respect to each Whole Loan secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll. With respect to each Whole Loan predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed or received such estoppel obtained from such tenant no earlier than ninety (90) days prior to the origination date of the related Whole Loan, and each such estoppel indicated (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Whole Loan predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within ninety (90) days of the origination date of the related Whole Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Whole Loan that is represented on the rent roll. Each rent roll indicated that (x) each lease is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
(bp)Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Whole Loan.
(bq)No default or event of default has occurred under any agreement pertaining to any lien relating to the Mortgaged Property ranking junior to, pari passu with or senior to the Mortgage securing the Whole Loan, and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien.
(br)The representations and warranties made by the Mortgagor in the Purchased Asset Documents were true and correct in all material respects as of the date such representations and warranties were stated to be true therein, and there has been no adverse change with respect to the Mortgagor, the related Whole Loan or the related Mortgaged Property that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

“Ground Lease”: A ground lease granting the Underlying Obligor a leasehold interest in the Mortgaged Property.
“REMIC”: A REMIC, as that term is used in the REMIC Provisions.
“REMIC Provisions”: Sections 860A through 860G of the Code.
“Servicing File:” A copy of the Underwriting Package and documents and records not otherwise required to be contained in the Underwriting Package that (i) relate to the origination and/or servicing and administration of the Whole Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Whole Loans or for evidencing or enforcing any of the rights of the holder of the Whole Loans or holders of interests therein and (iii) are in the possession or under the control of Seller, provided that Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Wells Fargo – BREC
163691969_1

Schedule 1(b)
REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING
OF SENIOR INTERESTS
Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Senior Interest, that except as specifically disclosed to Buyer in an Approved Representation Exception for such Purchased Asset, as of the Purchase Date for each such related Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(b) shall be true and correct in all material respects. For purposes of this Schedule 1(b) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Senior Interest if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.
(a)The Senior Interest is either (a) a performing senior or pari passu participation interest in a performing Whole Loan, secured by a first-priority security interest in a commercial or multifamily property, or (b) a performing “A-note” in an “A/B structure” in a performing Whole Loan, secured by a first-priority security interest in a commercial or multifamily property. All documents comprising the Servicing File will be or have been delivered to Buyer with respect to each Senior Interest and each underlying Whole Loan by the deadlines set forth in the Agreement and the Custodial Agreement.
(b)Such Senior Interest complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Senior Interest.
(c)Immediately prior to the sale, transfer and assignment to Buyer thereof, no Mortgage Note related to a Senior Interest or related Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge and Seller had good and marketable title to and was the sole owner and holder of, such Senior Interest, and Seller is transferring such Senior Interest free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Senior Interest, except to the extent otherwise permitted in this Agreement (including Permitted Liens) and Title Exceptions. Upon consummation of the purchase contemplated to occur in respect of such Senior Interest on the related Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Senior Interest free and clear of any pledge, lien, encumbrance or security interest. Seller has full right and authority to sell, assign and transfer each Senior Interest, and the assignment to Buyer, other than as disclosed to Buyer in writing prior to the related Purchase Date.
Sch. 1(b)-1-
USActive 30218501.21
163691969_1

(d)No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Senior Interest nor were any fraudulent acts committed by any other Person in connection with the origination of such Senior Interest.
(e)All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Senior Interest is accurate and complete in all material respects. Seller has made available to Buyer for inspection, with respect to such Senior Interest, true, correct and complete Purchased Asset Documents except as made available to Buyer.
(f)Except as included in the Underwriting Package, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement that by its terms modifies or materially affects the rights and obligations of any holder of such Senior Interest and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.
(g)Each Senior Interest is presently outstanding, the proceeds thereof have been fully disbursed as of the Purchase Date therefor pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow or reserve accounts, there is no requirement for any future advances thereunder.
(h)Seller has full right, power and authority to sell and assign such Senior Interest and such Senior Interest or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or in part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(i)Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Purchased Asset Documents, and assuming that Buyer and any other transferees comply with customary intercreditor restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees”, or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Senior Interest, for Buyer’s exercise of any rights or remedies in respect of such Senior Interest (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Senior Interest. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
(j)No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Senior Interest, other than recordation of assignments of each related Mortgage and assignment of leases securing the related Whole Loan in the applicable real estate records where the Mortgaged Properties are located and the filing of UCC-3 assignments in all applicable filing offices.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-2-     Wells Fargo – BREC
163691969_1

(k)Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Senior Interest is or may become obligated under the Purchased Asset Documents.
(l)Seller has not advanced funds, or to Seller’s Knowledge received any advance of funds from a party other than the Mortgagor relating to such Senior Interest, directly or indirectly, for the payment of any amount required by such Senior Interest.
(m)With respect to each Senior Interest and related Whole Loan, each related Mortgage Note, Mortgage, assignment of leases (if a document separate from the Mortgage), guaranty and other agreement executed by the related Mortgagor, guarantor or other obligor in connection with such related Whole Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole or materially interfere with the Mortgagee’s practical realization of the principal rights and benefits afforded thereby and/or security provided thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage Note and Mortgage contain no provision limiting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related Whole Loan or the related Senior Interest to any other Person, except, however, for customary intercreditor restrictions in the Purchased Asset Documents, limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners”, “Qualified Institutional Lenders” or any similar term. With respect to any Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.
(n)Except as set forth in paragraphs (13) and (16), with respect to the Senior Interest and each related Whole Loan, there is no valid offset, defense, counterclaim, abatement or right of rescission available to the related Mortgagor with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the related Whole Loan, that would deny the mortgagee the principal benefits intended to be provided by the related Mortgage Note, Mortgage or other Purchased Asset Documents except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-3-     Wells Fargo – BREC
163691969_1

(o)Seller has delivered to Buyer or its designee either (i) the original promissory note, certificate or other similar indicia of ownership of such Senior Interest, however denominated, together with an original assignment thereof, executed by Seller in blank or (ii)a copy of the applicable Mortgage Note(s), together with an affidavit and indemnity in favor of Buyer evidencing the loss, theft, destruction or mutilation of such original Mortgage Note(s), in form and substance acceptable to Buyer in its reasonable discretion.
(p)With respect to each Whole Loan related to a Senior Interest, each related assignment of Mortgage and assignment of assignment of leases from Seller in blank constitutes a legal, valid and binding assignment from Seller (assuming the insertion of Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each related Mortgage and assignment of leases evidences a first-priority lien, and each is freely assignable without the consent of the related Mortgagor. Each Mortgaged Property (subject to and excepting Permitted Liens and the Title Exceptions) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the Related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Liens and the Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for, or insured against by a lender’s title insurance policy.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-4-     Wells Fargo – BREC
163691969_1

(q)The Whole Loan related to such Senior Interest is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related Mortgaged Property subject only to the exceptions set forth in paragraphs (13) and (16) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (21) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (e) the right of tenants (whether underground leases, space leases or operating leases) pertaining to the related Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such Whole Loan is cross-collateralized with any other Whole Loan, the lien of the Mortgage for such other Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property. Each title policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous. There are no other Whole Loans that are senior or pari passu with respect to the related Mortgaged Property or the related Whole Loan.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-5-     Wells Fargo – BREC
163691969_1

(r)UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in the appropriate public filing and/or recording offices necessary to perfect a valid security interest in all items of personal property in which a security interest may be perfected under the UCC, located on each related Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate such Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the Whole Loan related to such Senior Interest) material to the value of such Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Whole Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC financing statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related Whole Loan establish and create a valid and enforceable lien and priority security interest on the items of personalty described above, which security interest is senior to all other creditors of the Mortgagor, other than with respect to Permitted Liens, except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(s)All real estate taxes and governmental assessments, and other outstanding governmental charges (including, without limitation, water and sewage charges) or installments thereof, which would be a lien on any related Mortgaged Property and that have become delinquent in respect of such Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon, and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(t)Except as may be set forth in the property condition reports delivered to Buyer with respect to the Mortgaged Properties, each related Mortgaged Property is free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are then-currently being maintained) that would affect materially and adversely the value of such Mortgaged Property as security for the Whole Loan related to such Senior Interest and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such Mortgaged Property.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-6-     Wells Fargo – BREC
163691969_1

An engineering report was prepared in connection with the origination of each Whole Loan related to a Senior Interest no more than twelve (12) months prior to the Purchase Date, which states that all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller (or the originator of the related Whole Loan, if applicable) with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Seller has no Knowledge of any material issues with the physical condition of the Mortgaged Property that would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.
(u)With respect to each Whole Loan related to a Senior Interest, the lien of each related Mortgage as a first priority lien in the original principal amount of such Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or, until the policy is issued, a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Mortgagee, its successors and assigns, subject only to Permitted Liens and the Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and Seller and will inure to the benefit of the Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy. The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.
(v)Insurance coverage is being maintained with respect to the Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property in the jurisdiction in which such Mortgaged Property is located, and (A) with respect to a “special cause of loss form” or “all risk form” insurance policy that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-7-     Wells Fargo – BREC
163691969_1

Standard & Poor’s Ratings Service (the “Insurance Rating Requirements”), is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the full insurable value on a replacement cost basis of improvements, furniture, furnishings, fixtures and equipment included in the Mortgaged Property (with no deduction for physical depreciation) or (ii) the outstanding principal balance of the Whole Loan related to such Senior Interest, and in any event, not less than the amount necessary, or containing such endorsements as are necessary, to prevent operation of any co-insurance provisions; and, except if such Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to twelve (12) months of operations of the related Mortgaged Property (or with respect to each related Whole Loan with a principal balance of $35 million or more, 18 months); (B) for a related Whole Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (C) covers the actual loss sustained during restoration, all of which is in full force and effect with respect to each related Mortgaged Property; all premiums due and payable have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar Whole Loan and which are set forth in the related Mortgage, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the related Whole Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (ii) the reduction of the outstanding principal balance of such Whole Loan together with any accrued interest thereon, subject in either case to requirements with respect to leases at the related Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate. An architectural or engineering consultant has performed an analysis of the Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 150% of the PML. If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-8-     Wells Fargo – BREC
163691969_1

Requirements.
The insurance policies contain a standard mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to non-payment, ten (10) days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.
(w)Other than payments due but not yet thirty (30) days or more delinquent, (a) there is no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(b), (b) Seller has not waived any material default, breach, violation or event of acceleration under such Senior Interest, related Mortgage or related Mortgage Note and (c) pursuant to the terms of the related Purchased Asset Documents, no Person or party other than the holder of such related Mortgage Note (or its servicer) may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.
(x)The Senior Interest and related Whole Loan are not, and since their origination, have not been thirty (30) days or more past due in respect of any scheduled payment. There is no (i) monetary default, breach or violation with respect to such Senior Interest and related Whole Loan or any other obligation of the borrower under the related Whole Loan, (ii) material non-monetary default, breach or violation with respect to such Senior Interest and related Whole Loan or any other obligation of the Mortgagor or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a monetary or material, non-monetary default, breach, violation or event of acceleration. Seller has not received any written notice that the Senior Interest and related Whole Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-9-     Wells Fargo – BREC
163691969_1

(y)Each Mortgage related to the Whole Loan relating to such Senior Interest does not provide for or permit, without the prior written consent of the holder of the related Mortgage Note, the related Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence. The related Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permits the related Mortgaged Property to be encumbered subsequent to the related Purchase Date without the prior written consent of the holder of such Whole Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Permitted Liens, Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related Whole Loan).
(z)To the extent the Whole Loan related to such Senior Interest is identified in writing by Seller to Buyer as being REMIC eligible, such Whole Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and (A) the issue price of the related Whole Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of such Whole Loan and (B) either (1) substantially all of the proceeds of such Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such Whole Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such Whole Loan was at least equal to eighty percent (80%) of the principal amount of such Whole Loan (a) as of the Testing Date, or (b) as of the related Purchase Date. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to such Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with such Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced Whole Loan was originated unless (a) such Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such Whole Loan was in default or when default with respect to such Whole Loan was reasonably foreseeable. However, if the referenced Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such Whole Loan was not in default or when default with respect to such Whole Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-10-     Wells Fargo – BREC
163691969_1

(aa)There is no material and adverse environmental condition or circumstance affecting the Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the Mortgaged Property; neither Seller nor the Mortgagor has taken any actions which would cause the Mortgaged Property not to be in compliance with all applicable Environmental Laws; the related Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-11-     Wells Fargo – BREC
163691969_1

At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Whole Loans related to Senior Interests, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with the related Whole Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. The ESA will be part of the Servicing File; and except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-12-     Wells Fargo – BREC
163691969_1

In the case of each Senior Interest and related Whole Loan that is the subject of an environmental insurance policy, issued by the issuer thereof (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (i) as of the date of origination and as of the Purchase Date, the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (ii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing such Whole Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of such Whole Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the related Whole Loan.
(ab)With respect to each Senior Interest and related Whole Loan, each related Mortgage, assignment of leases, or one or more of the other Purchased Asset Documents, contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(ac)No issuer of the Purchased Asset, no co-participant, no Underlying Obligor related to any Whole Loan related to a Senior Interest, no Mortgaged Property (other than any tenants of a multi-tenant Mortgaged Property), nor any portion thereof, is the subject of, and no Underlying Obligor or tenant occupying a single-tenant property as of the date of origination and as of the Purchase Date is the subject of, or is a debtor in, state or federal bankruptcy, insolvency or similar proceeding.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-13-     Wells Fargo – BREC
163691969_1

(ad)Except for the related Purchased Asset, each Whole Loan related to a Senior Interest is a whole loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization (except that an ARD loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date). No Mortgagor has issued preferred equity.
(ae)With respect to each Whole Loan related to a Senior Interest, subject to specific exceptions set forth below and to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Whole Loan if, without complying with the requirements of the Mortgage or loan agreement, (a) the related Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, and (iii) transfers of less than a controlling interest (as such term is defined in the related underlying Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to Whole Loans which are cross-collateralized or cross-defaulted with other Whole Loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (34) below), or (b) the related Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related Mortgaged Property, other than (i) any existing permitted additional debt, (ii) any purchase money security interests, or (iii) Permitted Liens or Title Exceptions. The underlying Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval, including any Rating Agency fees incurred in connection with the review of and consent to any transfer or encumbrance.
(af)With respect to each Senior Interest and the related Whole Loan, except as set forth in the related Purchased Asset Documents delivered to Buyer, the terms of the related Purchased Asset Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage or the use, value or operation of such Mortgaged Property and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the due diligence file related to the applicable Purchased Asset was delivered to Buyer or its designee and neither borrower nor guarantor has been released from its obligations under the related Whole Loan.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-14-     Wells Fargo – BREC
163691969_1

(ag)Each related Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the four (4) month period prior to the related origination date and within twelve (12) months of the Purchase Date.
(ah)Except as set forth in the Purchased Asset Documents delivered to Buyer, since origination, no material portion of any related Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Whole Loan related to such Senior Interest or the Purchased Asset or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to Whole Loans (a) which permit defeasance by means of substituting for the Mortgaged Property (or, in the case of a Whole Loan secured by multiple Mortgaged Properties, one or more of such Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the related Whole Loan (or portions thereof) in accordance with its terms, (b) where a release of the portion of the Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the related Whole Loan, (c) where a partial release is conditional upon the satisfaction of certain underwriting and legal (including REMIC, if applicable) requirements and the payment of a release price not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (d) which permit the related Mortgagor to substitute a replacement property in compliance with certain underwriting and legal requirements (including REMIC Provisions, if applicable) or (e) which permit the release(s) of unimproved out-parcels or other portions of the Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the related Whole Loan or that were not allocated any value in the appraisal obtained at the origination of such Whole Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, the terms of the related Mortgage do not provide for release of any portion of the Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.
With respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Whole Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Whole Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-15-     Wells Fargo – BREC
163691969_1

With respect to any related Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, in the event of a taking of any portion of an Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of such Whole Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the related Whole Loan.
With respect to any related Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, no such Whole Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Whole Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.
(ai)To Seller’s Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related title policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing such Whole Loan as of the date of origination of such Whole Loan and as of the Purchase Date, there are no material violations of any applicable zoning ordinances, building codes or land laws applicable to the Mortgaged Property or the use, operation and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Purchased Asset Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such Mortgaged Property. The underlying Purchased Asset Documents require the Mortgaged Property to comply in all material respects with all applicable governmental regulations, zoning and building laws and ordinances.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-16-     Wells Fargo – BREC
163691969_1

(aj)None of the material improvements which were included for the purposes of determining the appraised value of any related Mortgaged Property at the time of origination of the respective Whole Loan lies outside of the boundaries and building restriction lines of the related Mortgaged Property (except Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse effect on the value of the Mortgaged Property or related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).
(ak)The related Mortgagor has covenanted in its respective organizational documents and/or the underlying Purchased Asset Documents to own no significant asset other than the related Mortgaged Properties, as applicable, and assets incidental to its respective ownership and operation of such Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.
(al)There are no pending, filed or threatened actions, suits or proceedings, governmental investigations or arbitrations of which Seller has received notice, against the Mortgagor, guarantor or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to pay principal, interest or any other amounts due under the Whole Loan related to such Senior Interest, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Whole Loan, (g) the use, operation or value of the Mortgaged Property or (h) the current principal use of the Mortgaged Property.
(am)With respect to each Whole Loan related to a Senior Interest, if the related Mortgage is a deed of trust, as of the date of origination and, currently, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Whole Loan, no fees are payable to such trustee except for de minimis fees paid.
(an)With respect to the Purchased Asset and each Whole Loan related to a Senior Interest, such Whole Loan and the Purchased Asset and all interest thereon (exclusive of any default interest, late charges or prepayment premiums) contracted for complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(ao)The Senior Interest and related Whole Loan are not cross-collateralized or cross-defaulted with any other Indebtedness that is not also a Purchased Asset.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-17-     Wells Fargo – BREC
163691969_1

(ap)The improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.
(aq)All escrow deposits and payments required pursuant to the Whole Loan related to such Senior Interest (including capital improvements and environmental remediation reserves) to be deposited with Seller in accordance with the underlying Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits that are required to be escrowed with Seller under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer and identified as such with appropriate detail. Any and all requirements under the related Whole Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.
(ar)With respect to each Whole Loan related to a Senior Interest, the related Mortgagor, or the related lessee, franchisor or operator was in possession of all material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals then required for the use and operation of the related Mortgaged Property by the related Mortgagor, other than any licenses, permits and authorizations the failure to possess of which would not have a material adverse effect on the use or value of the Mortgaged Property. The underlying Purchased Asset Documents require the borrower to maintain all such material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals. The underlying Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(as)With respect to the Senior Interest and each related Whole Loan, the origination (or acquisition, as the case may be), servicing and collection practices used with respect to such Senior Interest and the related Whole Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans.
(at)With respect to each Whole Loan related to a Senior Interest, except for Mortgagors under Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related Mortgaged Property.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-18-     Wells Fargo – BREC
163691969_1

(au)The Purchased Asset Documents for each related Whole Loan provide that such Whole Loan is non-recourse to the related Mortgagor except that each such Whole Loan becomes full recourse to the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the related Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents. Furthermore, the Purchased Asset Documents for each related Whole Loan provide for recourse against the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) any Mortgagor’s misappropriation of rents, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or willful misrepresentation; (iii) willful misconduct, fraud or material misrepresentation by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the related Mortgaged Property.
(av)Subject to the exceptions set forth in paragraph (13) and upon possession of the Mortgaged Property as required under applicable state law, any assignment of leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Whole Loan related to a Senior Interest establishes and creates a valid, first priority and enforceable collateral assignment of, or a valid first priority and enforceable lien and security interest in, the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage or related assignment of leases, subject to applicable law and to bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), provides that, upon an event of default under such related Whole Loan, the beneficiary thereof is permitted to seek the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-19-     Wells Fargo – BREC
163691969_1

(aw)With respect to each Whole Loan related to a Senior Interest, any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).
(ax)If any Whole Loan related to a Senior Interest contains a provision for any defeasance of mortgage collateral, such Whole Loan permits defeasance (1) no earlier than two (2) years after any securitization of the related Whole Loan or the Senior Interest and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the related Mortgage Note when due. If the related Whole Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption. If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the related Whole Loan secured by defeasance collateral is required to be assumed by a Single Purpose Entity. No related Whole Loan was originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages. In addition, if the Mortgage related to any such Whole Loan contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder thereof can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral. The related underlying Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees, accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the underlying Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any such holder to lose its status as a REMIC, and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related Whole Loan or the Senior Interest.
(ay)To the extent required under applicable law as necessary for the enforceability or collectability of the Whole Loan related to such Senior Interest, each holder of the related Mortgage Note is authorized to do business in the jurisdiction in which the related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Whole Loan.
(az)Neither the Mortgagee, the holder of the Senior Interest nor any affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Senior Interest or the related Whole Loan.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-20-     Wells Fargo – BREC
163691969_1

(ba)With respect to each Whole Loan related to a Senior Interest, each related Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted or applied to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.
(bb)With respect to each Whole Loan related to a Senior Interest, an Appraisal of the related Mortgaged Property was conducted in connection with the origination of such Whole Loan with an appraisal date within six (6) months of the Whole Loan origination date and within twelve (12) months of the Purchase Date. The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute and had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of such Whole Loan. Such Appraisal satisfied in all material respects either (A) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (B) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in each case as in effect on the date such Whole Loan was originated.
(bc)With respect to each Whole Loan related to a Senior Interest, the related Purchased Asset Documents require the Mortgagor to provide the Mortgagee with certain financial information at the times required under such Purchased Asset Documents.
(bd)Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property.
(be)With respect to each Whole Loan related to a Senior Interest that is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interests in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants the following with respect to the related Ground Lease:

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-21-     Wells Fargo – BREC
163691969_1

(i)Such Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction, and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the related Purchase Date. The Ground Lease does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Underwriting Package.
(ii)Upon the foreclosure of the Whole Loan related to such Senior Interest (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder and in the event it is so assigned, it is further assignable by the holder of the related Whole Loan and its successors and assigns without the consent of the lessor.
(iii)Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee.
(iv)Seller has not received any written notice of default under or notice of termination of such Ground Lease. Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and no condition which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.
(v)The Ground Lease, estoppel or other ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee. The Ground Lease, estoppel or other ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease, estoppel or other ancillary agreement and requires that the ground lessor will supply an estoppel.
(vi)The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only Permitted Liens and any Title Exceptions and the related fee interest of the ground lessor or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.
(vii)A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-22-     Wells Fargo – BREC
163691969_1

(viii)Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than twenty (20) years beyond the stated maturity date of the Whole Loan related to such Senior Interest.
(ix)Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Whole Loan related to such Senior Interest, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Whole Loan).
(x)Under the terms of the Ground Lease (or an estoppel or ancillary agreement between the lessor and the lessee) and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Whole Loan related to such Senior Interest, together with any accrued interest
(xi)The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.
(xii)The ground lessor under such Ground Lease is required to enter into a new lease with Seller upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-23-     Wells Fargo – BREC
163691969_1

(bf)The Purchased Asset Documents for each Whole Loan related to a Senior Interest that is secured by a hospitality property operated pursuant to a franchise agreement include an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Mortgagee against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each related Whole Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. If such related Whole Loan is secured by a hospitality property, (i) the related Mortgaged Property is a national flag hotel, and (ii) Buyer has received a copy of the franchise agreement and material related documents for operation of the hotel under the national flag, all reports issued by the franchisor and a comfort letter from the franchisor running to the benefit of successors and assigns of the lender .
(bg)It being understood that B notes secured by the same Mortgage as a Whole Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property (other than Permitted Liens, Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing). Except as specifically disclosed to Buyer in an Approved Representation Exception, there is no mezzanine debt related to the Mortgaged Property.
(bh)Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage, and the holder of the Mortgage (if not the holder of the Senior Interest) is required to provide the holder of the Senior Interest, with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Whole Loan related to a Senior Interest with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each related Whole Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-24-     Wells Fargo – BREC
163691969_1

(bi)With respect to each Senior Interest with a related Whole Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Senior Interest and related Whole Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Whole Loan, and do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each related Whole Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.
(bj)Each Whole Loan related to a Senior Interest requires the Mortgagor to be a Single Purpose Entity for at least as long as such Whole Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each related Whole Loan with a Purchase Date principal balance in excess of $5 million provide that the Mortgagor is a Single Purpose Entity, and each related Whole Loan with a Purchase Date principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this Schedule 1(b), a “Single Purpose Entity” means an entity, other than an individual, whose organizational documents (or if such Whole Loan has a Purchase Date principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the related Whole Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Whole Loan that is cross-collateralized and cross-defaulted with the related Whole Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(bk)Each Whole Loan related to a Senior Interest bears interest at a rate that remains fixed throughout the remaining term of such Whole Loan, except in the case of ARD loans and situations where default interest is imposed.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-25-     Wells Fargo – BREC
163691969_1

(bl)The origination practices of Seller (or to Seller’s Knowledge the related originator if Seller was not the originator), with respect to each Whole Loan related to a Senior Interest, complied in all material respects with the terms, conditions and requirements of, as appropriate, all of Seller’s or such party’s origination, due diligence standards and/or practices for similar commercial and multifamily mortgage loans, as applicable, and, in each such case, otherwise complied with all applicable laws and regulations.
(bm)Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the Whole Loan related to such Senior Interest. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Whole Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.
(bn)Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the Whole Loan related to such Senior Interest, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-26-     Wells Fargo – BREC
163691969_1

(bo)With respect to each Senior Interest with a related Whole Loan secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll. With respect to each related Whole Loan predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than ninety (90) days prior to the origination date of the related Whole Loan, and each such estoppel indicated (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each related Whole Loan predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within ninety (90) days of the origination date of the related Whole Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Whole Loan that is represented on the rent roll. Each rent roll indicated that (x) each lease is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
(bp)Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Whole Loan related to such Senior Interest.
(bq)
(br)The Senior Interest has not been and shall not be deemed to be a Security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.
“Ground Lease”: A ground lease granting the Underlying Obligor a leasehold interest in the Mortgaged Property.
“Servicing File:” A copy of the Underwriting Package and documents and records not otherwise required to be contained in the Underwriting Package that (i) relate to the origination and/or servicing and administration of the Whole Loans related to Senior Interests, (ii) are reasonably necessary for the ongoing administration and/or servicing of the related Whole Loans or for evidencing or enforcing any of the rights of the holder of the related Whole Loans or holders of interests therein and (iii) are in the possession or under the control of Seller, provided that Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4 Sch. 1(b)-27-     Wells Fargo – BREC
163691969_1

Schedule 1(c)
REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING OF MEZZANINE LOANS
Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Mezzanine Loan, that except as specifically disclosed to Buyer in an Approved Representation Exception for such Purchased Asset, as of the related Purchase Date for each such Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(c) shall be true and correct in all material respects. For purposes of this Schedule 1(c) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Mezzanine Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.
(a)The Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor that owns a commercial or multifamily property. All documents comprising the Servicing File will be or have been delivered to Buyer with respect to each Mezzanine Loan by the deadlines set forth in the Agreement and the Custodial Agreement.
(b)Such Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan .
(c)Immediately prior to the sale, transfer and assignment to Buyer thereof, no Mezzanine Note was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good and marketable title to and was the sole owner and holder of, such Mezzanine Loan, and Seller is transferring such Mezzanine Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mezzanine Loan, except to the extent otherwise permitted in this Agreement (including Permitted Liens) and Title Exceptions. Upon consummation of the purchase contemplated to occur in respect of such Mezzanine Loan on the related Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Mezzanine Loan free and clear of any pledge, lien, encumbrance or security interest. There are no participation agreements affecting such Mezzanine Loan. Seller has full right and authority to sell, assign and transfer each Mezzanine Loan to Buyer.
(d)No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Mezzanine Loan nor were any fraudulent acts committed by any other Person in connection with the origination of such Mezzanine Loan.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -1-     Wells Fargo – BREC
163691969_1

(e)All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Mezzanine Loan is accurate and complete in all material respects. Seller has made available to Buyer for inspection, with respect to such Mezzanine Loan, true, correct and complete Purchased Asset Documents except as provided to Buyer.
(f)Except as included in the Underwriting Package, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement that by its terms modifies or materially affects the rights and obligations of any holder of such Mezzanine Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument, agreement or other Purchased Asset Document and no such change or waiver exists.
(g)Such Mezzanine Loan is presently outstanding, the proceeds thereof have been fully disbursed as of the Purchase Date therefor pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow or reserve accounts, there is no requirement for any future advances thereunder.
(h)Seller has full right, power and authority to sell and assign such Mezzanine Loan and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
(i)Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Purchased Asset Documents, and assuming that Buyer and any other transferees comply with customary restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees” or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
(j)No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Mezzanine Loan.
(k)Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Mezzanine Loan is or may become obligated under the Purchased Asset Documents.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -2-     Wells Fargo – BREC
163691969_1

(l)Seller has not advanced funds, or to Seller’s Knowledge, received any advance of funds from a party other than the borrower under the Mezzanine Loan (the “Mezzanine Borrower”) relating to such Mezzanine Loan or the related Mezzanine Note, directly or indirectly, for the payment of any amount required by such Mezzanine Loan or Mezzanine Note.
(m)Each Mortgage Note relating to a Mezzanine Loan, related Mortgage, assignment of leases (if a document separate from the Mortgage), guaranty and other agreement executed by the related Mortgagor, guarantor or other obligor in connection with such underlying Whole Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s practical realization of the principal rights and benefits afforded thereby and/or security provided thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage Note and Mortgage contain no provision limiting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related underlying Whole Loan to any other Person, except, however, for customary intercreditor restrictions limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners” or “Qualified Institutional Lenders”. With respect to any underlying Mortgaged Property that has tenants, there exists as either part of the related Mortgage or as a separate document, an assignment of leases.
(n)Except as set forth in paragraphs (13) and (16), with respect to the underlying Whole Loan, there is no valid offset, defense, counterclaim, abatement or right of rescission available to the related Mortgagor with respect to any Mortgage Note related to a Mezzanine Loan, related Mortgage or other agreements executed in connection therewith, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the related Mortgage that would deny the mortgagee the principal benefits intended to be provided by the related Mortgage Note, Mortgage or other Purchased Asset Documents except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.
(o)Seller has delivered to Buyer or its designee the original promissory note made in respect of such Mezzanine Loan, together with an original endorsement thereof, executed by Seller in blank.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -3-     Wells Fargo – BREC
163691969_1

(p)With respect to the underlying Whole Loan, each related assignment of Mortgage and assignment of leases (if applicable) from Seller in blank constitutes a legal, valid and binding assignment from Seller (assuming the insertion of Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Each related Mortgage and assignment of leases evidences a first-priority lien, and each is freely assignable without the consent of the related Mortgagor. Each underlying Mortgaged Property (subject to Title Exceptions) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Liens and the Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for, or insured against by a lender’s title insurance policy.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -4-     Wells Fargo – BREC
163691969_1

(q)The underlying Whole Loan is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related underlying Mortgaged Property subject only to the exceptions set forth in paragraphs (13) and (16) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (21) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (e) the right of tenants (whether underground leases, space leases or operating leases) pertaining to the related underlying Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such underlying Whole Loan is cross-collateralized with any other underlying Whole Loan, the lien of the Mortgage for such other underlying Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property. Each title policy contains no exclusion for, or affirmatively insures (except for any underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous. There are no underlying Whole Loans that are senior or pari passu with respect to the related underlying Mortgaged Property or such underlying Whole Loan. The Mortgagor has good and marketable title to the underlying Mortgaged Property, no claims under the title policies insuring the Mortgagor’s title to the underlying Mortgaged Properties have been made, and the Mortgagor has not received any written notice regarding any material violation of any easement, restrictive covenant or similar instrument affecting the underlying Mortgaged Property.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -5-     Wells Fargo – BREC
163691969_1

(r)UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in the appropriate public filing and/or recording offices necessary to perfect a valid security interest in all items of personal property in which a security interest may be perfected under the UCC, located on the underlying Mortgaged Property that are owned by the related Mortgagor and either (i) are reasonably necessary to operate the underlying Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related underlying Whole Loan) material to the value of the underlying Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such underlying Whole Loan or any other personal property leases applicable to such personal property) to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC financing statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related underlying Whole Loan establish and create a valid and enforceable lien and priority security interest on the items of personalty described above, which security interest is senior to all other creditors of the Mortgagor, other than with respect to Permitted Liens, except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(s)All real estate taxes and governmental assessments, and other outstanding governmental charges (including, without limitation, water and sewage charges) or installments thereof, which would be a lien on any related underlying Mortgaged Property and that have become delinquent in respect of such underlying Mortgaged Property have been paid, or if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -6-     Wells Fargo – BREC
163691969_1

(t)Except as may be set forth in the property condition reports delivered to Buyer with respect to the underlying Mortgaged Properties, each related underlying Mortgaged Property is free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are then-currently being maintained) that would affect materially and adversely the value of such underlying Mortgaged Property as security for the related underlying Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such underlying Mortgaged Property.
An engineering report was prepared in connection with the origination of each underlying Whole Loan no more than twelve months prior to the Purchase Date, which states that all building systems for the improvements of each related underlying Mortgaged Property are in good working order, and further indicates that each related underlying Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per underlying Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller (or the originator of such underlying Whole Loan, if applicable) with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Seller has no knowledge of any material issues with the physical condition of the underlying Mortgaged Property that would have a material adverse effect on the use, operation or value of the underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.
(u)With respect to each related underlying Whole Loan, the lien of each related Mortgage as a first priority lien in the original principal amount of such underlying Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Mortgagee, its successors and assigns, subject only to Permitted Liens and the Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and Seller and will inure to the benefit of the Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy. The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any underlying Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -7-     Wells Fargo – BREC
163691969_1

(v)Insurance coverage is being maintained with respect to the underlying Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located, and (A) with respect to a “special cause of loss form” or “all risk form” insurance policy that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (the “Insurance Rating Requirements”), is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the full insurable value on a replacement cost basis of improvements, furniture, furnishings, fixtures and equipment included in the underlying Mortgaged Property (with no deduction for physical depreciation) or (ii) the outstanding principal balance of the underlying Whole Loan, and in any event, not less than the amount necessary, or containing such endorsements as are necessary, to prevent operation of any co-insurance provisions; and, except if such underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to twelve (12) months of operations of the related underlying Mortgaged Property (or with respect to each underlying Whole Loan with a principal balance of $35 million or more, 18 months); (B) for an underlying Whole Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (C) covers the actual loss sustained during restoration, all of which is in full force and effect with respect to each related underlying Mortgaged Property; all premiums due and payable have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the Purchased Asset Documents and/or any underlying Whole Loan related to the underlying Mortgaged Property, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related underlying Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the related underlying Whole Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses or (ii) the reduction of the outstanding principal balance of the underlying Whole Loan together with any accrued interest thereon, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The underlying Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate. An architectural or engineering consultant has performed an analysis of the underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -8-     Wells Fargo – BREC
163691969_1

assessing the probable maximum loss (“PML”) for the underlying Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such underlying Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 150% of the PML. If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the underlying Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related underlying Mortgaged Property by an insurer meeting the Insurance Rating Requirements.
The insurance policies contain a standard mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to non-payment, ten (10) days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage related to a Mezzanine Loan and each Mezzanine Loan requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.
(w)Other than payments due but not yet thirty (30) days or more delinquent, there is no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(c) and (b) Seller has not waived any material default, breach, violation or event of acceleration under such Mezzanine Loan or Mezzanine Note (or underlying Purchased Asset Documents) and pursuant to the terms of the related Purchased Asset Documents, and no Person or party other than the holder of such Mezzanine Loan or Mezzanine Note or underlying Whole Loan or Mortgage Note (or its servicer) may declare any event of default or accelerate the related indebtedness under either of such Mezzanine Loan or Mezzanine Note or the underlying Purchased Asset Documents.
(x)[Reserved].

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -9-     Wells Fargo – BREC
163691969_1

(y)Each Mortgage related to the underlying Whole Loan does not provide for or permit, without the prior written consent of the holder of the Mortgage Note related to such Mezzanine Loan, the related underlying Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence. The related underlying Mortgaged Property is not encumbered, and none of the related underlying Purchased Asset Documents permits the related underlying Mortgaged Property to be encumbered subsequent to the related Purchase Date without the prior written consent of the holder of such underlying Whole Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Permitted Liens, Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related underlying Whole Loan).
(z)To the extent such underlying Whole Loan is identified in writing by Seller to Buyer as being REMIC eligible, such underlying Whole Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and (A) the issue price of the underlying Whole Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the underlying Whole Loan and (B) either (1) substantially all of the proceeds of such underlying Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such underlying Whole Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such underlying Mortgage Loan was at least equal to eighty percent (80%) of the principal amount of the underlying Whole Loan (a) as of the Testing Date, or (b) as of the related Purchase Date. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the underlying Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the underlying Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced underlying Whole Loan was originated unless (a) such underlying Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such underlying Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such underlying Whole Loan was in default or when default with respect to such underlying Whole Loan was reasonably foreseeable. However, if the referenced underlying Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such underlying Whole Loan was not in default or when default with respect to such underlying Whole Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -10-     Wells Fargo – BREC
163691969_1

(aa)There is no material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the underlying Mortgaged Property; neither Seller nor the Mortgagor has taken any actions which would cause the underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the underlying Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -11-     Wells Fargo – BREC
163691969_1

At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the underlying Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the underlying Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the underlying Mortgaged Property or in a material adverse effect on the value, use or operations of the underlying Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain underlying Whole Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such underlying Whole Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the underlying Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related underlying Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. The ESA will be part of the Servicing File; and except as set forth in the ESA, there is no (1) known circumstance or condition that rendered the underlying Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -12-     Wells Fargo – BREC
163691969_1

In the case of each underlying Whole Loan that is the subject of an environmental insurance policy, issued by the issuer thereof (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (i) as of the date of origination and as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (ii)(a) a property condition or engineering report was prepared, if the related underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related underlying Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the underlying Whole Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the underlying Purchased Asset Documents to establish an operations and maintenance plan after the closing of the underlying Whole Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the underlying Whole Loan.
(ab)With respect to each related underlying Whole Loan, each related Mortgage, assignment of leases, or one or more of the other Purchased Asset Documents, contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(ac)Neither the underlying Mortgaged Property (other than any tenants of a multi-tenant underlying Mortgaged Property), nor any portion thereof, is the subject of, and no Mezzanine Borrower, Mortgagor under any underlying Whole Loan, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -13-     Wells Fargo – BREC
163691969_1

(ad)The underlying Whole Loan is a Whole Loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related underlying Mortgaged Property or provide for negative amortization (except that an ARD loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date). No Mortgagor has issued preferred equity.
(ae)With respect to each underlying Whole Loan, subject to specific exceptions set forth below and to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such underlying Whole Loan if, without complying with the requirements of the Mortgage or loan agreement, (a) the related underlying Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest (as such term is defined in the related Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to underlying Whole Loans which are cross-collateralized or cross-defaulted with other underlying Whole Loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the underlying Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (34) below), or (b) the related underlying Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related underlying Mortgaged Property, other than (i) any existing permitted additional debt, (ii) any purchase money security interests, or (iii) Permitted Liens or Title Exceptions. The Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval, including any Rating Agency fees incurred in connection with the review of and consent to any transfer or encumbrance. The Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related collateral pledged in respect of such Mezzanine Loan, or (ii) any direct or indirect interest in the Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related Purchased Asset Documents.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -14-     Wells Fargo – BREC
163691969_1

(af)Except as set forth in the related Purchased Asset Documents delivered to Buyer, the terms of the related Purchased Asset Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by the Mortgage relating to such Mezzanine Loan or the use, value or operation of such underlying Mortgaged Property and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the due diligence file related to the applicable underlying Whole Loan was delivered to Buyer or its designee and neither borrower nor guarantor has been released from its obligations under the underlying Whole Loan. Pursuant to the terms of the Purchased Asset Documents: (a) no material terms of any related Mortgage may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action may be taken by the underlying Property Owner with respect to the underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the underlying Mortgagor as it relates to the underlying Mortgaged Property; and (d) the holder of the Mezzanine Loan's consent is required prior to the underlying Mortgagor incurring any additional indebtedness.
(ag)Each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the four (4) month period prior to the related origination date and within twelve (12) months of the Purchase Date.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -15-     Wells Fargo – BREC
163691969_1

(ah)Except as set forth in the Purchased Asset Documents delivered to Buyer, since origination, no material portion of any related underlying Mortgaged Property has been released from the lien of the Mortgage related to such Mezzanine Loan in any manner which materially and adversely affects the value of the underlying Whole Loan or the Purchased Asset or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to underlying Whole Loans (a) which permit defeasance by means of substituting for the underlying Mortgaged Property (or, in the case of an underlying Whole Loan secured by multiple underlying Mortgaged Properties, one or more of such underlying Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the underlying Whole Loan (or portions thereof) in accordance with its terms, (b) where a release of the portion of the underlying Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the underlying Whole Loan, (c) where a partial release is conditional upon the satisfaction of certain underwriting and legal (including REMIC, if applicable) requirements and the payment of a release price not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the underlying Mortgaged Property, (d) which permit the related Mortgagor to substitute a replacement property in compliance with certain underwriting and legal requirements (including REMIC Provisions, if applicable) or (e) which permit the release(s) of unimproved out-parcels or other portions of the underlying Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the underlying Whole Loan or that were not allocated any value in the appraisal obtained at the origination of the underlying Whole Loan and are not necessary for physical access to the underlying Mortgaged Property or compliance with zoning requirements, the terms of the related Mortgage do not provide for release of any portion of the underlying Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.
With respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject underlying Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject underlying Whole Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any underlying Whole Loan originated after December 6, 2010, if the fair market value of the real property constituting such underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the underlying Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -16-     Wells Fargo – BREC
163691969_1

With respect to any underlying Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such underlying Whole Loan was originated after December 6, 2010, in the event of a taking of any portion of an underlying Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the underlying Whole Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the underlying Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the underlying Whole Loan.
With respect to any underlying Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such underlying Whole Loan was originated after December 6, 2010, no such underlying Whole Loan that is secured by more than one underlying Mortgaged Property or that is cross-collateralized with another underlying Whole Loan permits the release of cross-collateralization of the related underlying Mortgaged Properties, other than in compliance with the REMIC Provisions.
(ai)There are no material violations of any applicable zoning ordinances, building codes or land laws applicable to the underlying Mortgaged Property or the use, operation and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Purchased Asset Documents or (iii) would not have a material adverse effect on the value, operation or net operating income of the underlying Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such underlying Mortgaged Property. In the event of casualty or destruction, (a) the underlying Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the underlying Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, or (c) the inability to restore the underlying Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such underlying Mortgaged Property. The Purchased Asset Documents require the underlying Mortgaged Property to comply in all material respects with all applicable governmental regulations, zoning and building laws and ordinances.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -17-     Wells Fargo – BREC
163691969_1

(aj)None of the material improvements which were included for the purposes of determining the appraised value of any related underlying Mortgaged Property lies outside of the boundaries and building restriction lines of such property (except underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse effect on the value of the underlying Mortgaged Property or the related Mortgagor’s use and operation of such underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).
(ak)The related Mezzanine Borrower has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the related Mezzanine Borrower under its organizational documents is to own, finance, sell or otherwise manage the ownership of the related Mortgagor and to engage in any and all activities related or incidental thereto, and the ownership of the related Mortgagor constitutes the sole asset of the Mezzanine Borrower. The Mezzanine Borrower has covenanted in its respective organizational documents and/or the underlying Purchased Asset Documents to own no significant asset other than the related Mortgagor and underlying Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person. The related Mortgagor has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the related Mortgagor under its organizational documents is to own, finance, sell or otherwise manage the underlying Mortgaged Properties and to engage in any and all activities related or incidental thereto, and the underlying Mortgaged Properties constitute the sole assets of the related Mortgagor. The related Mortgagor has covenanted in its respective organizational documents and/or the underlying Purchased Asset Documents to own no significant asset other than the related underlying Mortgaged Properties, and assets incidental to its respective ownership and operation of such underlying Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.
(al)There are no pending, filed or threatened actions, suits or proceedings, governmental investigations or arbitrations of which Seller has received notice, against the Mezzanine Borrower, Mortgagor, guarantor or the related underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect (a) title to the underlying Mortgaged Property, (b) the validity or enforceability of any Mortgage securing the underlying Whole Loan, (c) such Mortgagor’s ability to pay principal, interest or any other amounts due under such underlying Whole Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the underlying Purchased Asset Documents, (f) the current ability of the underlying Mortgaged Property to generate net cash flow sufficient to service such underlying Whole Loan, (g) the use, operation or value of the underlying Mortgaged Property, (h) the current principal use of the underlying Mortgaged Property or (i) the Mezzanine Borrower.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -18-     Wells Fargo – BREC
163691969_1

(am)With respect to each related underlying Whole Loan, if the related Mortgage is a deed of trust, as of the date of origination and, currently, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related underlying Mortgaged Property or related security for such Whole Loan, no fees are payable to such trustee except for de minimis fees paid.
(an)The Mezzanine Loan and related underlying Whole Loan and all interest thereon (exclusive of any default interest, late charges or prepayment premiums) contracted for complies with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(ao)The underlying Whole Loan is not cross-collateralized or cross-defaulted with any other Indebtedness that is not also an underlying Whole Loan with respect to the related Mezzanine Loan that is a Purchased Asset.
(ap)The improvements located on the underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.
(aq)All escrow deposits and payments required pursuant to the Mezzanine Loan and underlying Whole Loan (including capital improvements and environmental remediation reserves) to be deposited with Seller in accordance with the Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits that are required to be escrowed with Seller under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer and identified as such with appropriate detail. Any and all requirements under the underlying Whole Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -19-     Wells Fargo – BREC
163691969_1

(ar)With respect to each related underlying Whole Loan, the related Mortgagor, or the related lessee, franchisor or operator was in possession of all material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals then required for the use and operation of the related underlying Mortgaged Property by the related Mortgagor, other than any licenses, permits and authorizations the failure to possess of which would not have a material adverse effect on the use or value of the underlying Mortgaged Property. The underlying Purchased Asset Documents require the borrower to maintain all such material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals. The underlying Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located.
(as)With respect to the Mezzanine Loan and related Whole Loan, the origination (or acquisition, as the case may be), servicing and collection practices used with respect to such Mezzanine Loan and related underlying Whole Loan have been in all respects legal and have met customary industry standards for servicing of mezzanine loans and commercial mortgage loans.
(at)With respect to each related underlying Whole Loan, except for Mortgagors under underlying Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related underlying Mortgaged Property.
(au)The Purchased Asset Documents for such underlying Whole Loan provide that such underlying Whole Loan is non-recourse to the related Mortgagor except that the underlying Whole Loan becomes full recourse to the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related underlying Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents. Furthermore, the Purchased Asset Documents for each underlying Whole Loan provide for recourse against the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related underlying Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) any Mortgagor’s misappropriation of rents, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or willful misrepresentation; (iii) willful misconduct, fraud or material misrepresentation by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the underlying Mortgaged Property.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -20-     Wells Fargo – BREC
163691969_1

(av)Subject to the exceptions set forth in paragraph (13) and upon possession of the underlying Mortgaged Property as required under applicable state law, any assignment of leases set forth in the Mortgage related to such Mezzanine Loan or separate from the related Mortgage and related to and delivered in connection with each underlying Whole Loan establishes and creates a valid, first priority and enforceable collateral assignment of, or a valid first priority and enforceable lien and security interest in, the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Mortgage or related assignment of leases, subject to applicable law and to bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), provides that, upon an event of default under such underlying Whole Loan, the beneficiary thereof is permitted to seek the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(aw)With respect to each related underlying Whole Loan, any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -21-     Wells Fargo – BREC
163691969_1

(ax)If any related underlying Whole Loan contains a provision for any defeasance of mortgage collateral, such underlying Whole Loan permits defeasance (1) no earlier than two years after any securitization of the underlying Whole Loan and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the related Mortgage Note when due. If the underlying Whole Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption. If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the underlying Whole Loan secured by defeasance collateral is required to be assumed by a Single Purpose Entity. No related underlying Whole Loan was originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages. In addition, if the Mortgage related to any such underlying Whole Loan contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral. The related underlying Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees, accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the underlying Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related underlying Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any holder to lose its status as a REMIC, and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related underlying Whole Loan.
(ay)To the extent required under applicable law as necessary for the enforceability or collectability of the underlying Whole Loan, each holder of the related Mortgage Note was authorized to do business in the jurisdiction in which the related underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such underlying Whole Loan.
(az)Neither the holder of the Mezzanine Loan (the “Mezzanine Lender”) nor any affiliate thereof has any obligation to make any capital contributions to the Mezzanine Borrower under the Mezzanine Loan or to the Mortgagor under the underlying Whole Loan. Neither the Mezzanine Lender nor any affiliate thereof has any obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower under the Mezzanine Loan or to the Mortgagor under the underlying Whole Loan or any other person under or in connection with the Mezzanine Loan or the underlying Whole Loan.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -22-     Wells Fargo – BREC
163691969_1

(ba)With respect to each related underlying Whole Loan, each related underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted or applied to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.
(bb)An Appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of the underlying Whole Loan; with an appraisal date within 6 months of the underlying Whole Loan origination date and within 12 months of the Purchase Date. The Appraisal is signed by an appraiser who had no interest, direct or indirect, in the underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the underlying Whole Loan. Such Appraisal satisfied in all material respects the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such underlying Whole Loan was originated.
(bc)With respect to each related underlying Whole Loan, the related Purchased Asset Documents require the Mezzanine Borrower to provide the Mezzanine Lender with certain financial information at the times required under such Purchased Asset Documents.
(bd)Each underlying Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the underlying Mortgaged Property.
(be)With respect to each related underlying Whole Loan that is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interests in such underlying Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants the following with respect to the related Ground Lease:

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -23-     Wells Fargo – BREC
163691969_1

(i)Such Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction, and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the Mortgage related to such Mezzanine Loan or, if consent of the lessor thereunder is required, it has been obtained prior to the related Purchase Date. The Ground Lease does not restrict the use of the related underlying Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Underwriting Package.
(ii)Upon the foreclosure of the underlying Whole Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder and in the event it is so assigned, it is further assignable by the holder of the underlying Whole Loan and its successors and assigns without the consent of the lessor.
(iii)Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee.
(iv)Seller has not received any written notice of default under or notice of termination of such Ground Lease. Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and no condition which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.
(v)The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement and requires that the ground lessor will supply an estoppel.
(vi)The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only Permitted Liens and the Title Exceptions and the related fee interest of the ground lessor or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject.
(vii)A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -24-     Wells Fargo – BREC
163691969_1

(viii)Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than twenty (20) years beyond the stated maturity date of the underlying Whole Loan.
(ix)Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the underlying Whole Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related underlying Mortgaged Property to the outstanding principal balance of such underlying Whole Loan).
(x)Under the terms of the Ground Lease and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the underlying Whole Loan, together with any accrued interest
(xi)The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.
(xii)The ground lessor under such Ground Lease is required to enter into a new lease with Seller upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.
(xiii)The ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to Mezzanine Lender and (iv) it would accept cure from Mezzanine Lender on behalf of the ground lessee.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -25-     Wells Fargo – BREC
163691969_1

(bf)The Purchased Asset Documents for each underlying Whole Loan that is secured by a hospitality property operated pursuant to a franchise agreement include an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Mortgagee against such franchisor, either directly or as an assignee of the originator. The Mortgage related to such Mezzanine Loan or related security agreement for each underlying Whole Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. If such underlying Whole Loan is secured by a hospitality property, (i) the related underlying Mortgaged Property is a national flag hotel, and (ii) Buyer has received a copy of the franchise agreement and material related documents for operation of the hotel under the national flag, all reports issued by the franchisor and a comfort letter from the franchisor running to the benefit of successors and assigns of the lender.
(bg)It being understood that B notes secured by the same Mortgage as an underlying Whole Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related underlying Mortgaged Property (other than Permitted Liens, Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing). Except as specifically disclosed to Buyer in an Approved Representation Exception, there is no mezzanine debt related to the underlying Mortgaged Property other than the Mezzanine Loan.
(bh)With respect to each underlying Whole Loan, each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each underlying Whole Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the underlying Mortgaged Properties on a combined basis and (ii) for each underlying Whole Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -26-     Wells Fargo – BREC
163691969_1

(bi)With respect to each underlying Whole Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other underlying Whole Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Asset, and do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each underlying Whole Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.
(bj)Each underlying Whole Loan requires the Mortgagor to be a Single Purpose Entity for at least as long as the underlying Whole Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each underlying Whole Loan with a Purchase Date principal balance in excess of $5 million provide that the Mortgagor is a Single Purpose Entity, and each underlying Whole Loan with a Purchase Date principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this Schedule 1(c), a “Single Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the underlying Whole Loan has a Purchase Date principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the underlying Mortgaged Properties securing the underlying Whole Loans and prohibit it from engaging in any business unrelated to such underlying Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such underlying Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for an underlying Whole Loan that is cross-collateralized and cross-defaulted with the related underlying Whole Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(bk)Each underlying Whole Loan bears interest at a rate that remains fixed throughout the remaining term of such underlying Whole Loan, except in the case of ARD loans and situations where default interest is imposed.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -27-     Wells Fargo – BREC
163691969_1

(bl)The origination practices of Seller (or to Seller’s Knowledge the related originator if Seller was not the originator), with respect to the Mezzanine Loan and each underlying Whole Loan, complied in all material respects with the terms, conditions and requirements of, as appropriate, all of Seller’s or such party’s origination, due diligence standards and/or practices for similar mezzanine and commercial and multifamily mortgage loans, as applicable, and, in each such case, otherwise complied with all applicable laws and regulations.
(bm)Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related underlying Whole Loan. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related underlying Whole Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.
(bn)Seller has obtained an organizational chart or other description of each Mezzanine Borrower and related Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the related Mezzanine and the related underlying Whole Loan, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -28-     Wells Fargo – BREC
163691969_1

(bo)With respect to each underlying Whole Loan secured by retail, office or industrial properties, Seller (or the originator if not the Seller) requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll. With respect to each underlying Whole Loan predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed or received such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related underlying Whole Loan, and each such estoppel indicated (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each underlying Whole Loan predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related underlying Whole Loan that collectively account for at least 65% of the in-place base rent for the underlying Mortgaged Property or set of cross-collateralized properties that secure an underlying Whole Loan that is represented on the rent roll. Each rent roll indicated that (x) each lease is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the underlying Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
(bp)Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Mezzanine Loan and, if applicable, the underlying Whole Loan.
(bq)No default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or junior or senior to the interests of the holder of such Mezzanine Loan or with respect to any underlying Whole Loan or other indebtedness in respect of the related underlying Mortgaged Property and there is no provision in any agreement related to any such lien, interest or loan which would provide for any increase in the principal amount of any such lien, other interest or loan.
(br)The representations and warranties made by the Mezzanine Borrower in the Purchased Asset Documents were true and correct in all material respects as of the date such representations and warranties were stated to be true therein, and there has been no adverse change with respect to the Mezzanine Borrower that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.
(bs)The collateral pledged in respect of such Mezzanine Loan is secured by a pledge of equity ownership interests in the related borrower under the underlying Whole Loan that is senior to the Mezzanine Loan or a direct or indirect owner of the related borrower and the security interest created thereby has been fully perfected in favor of Seller as the Mezzanine Lender.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -29-     Wells Fargo – BREC
163691969_1

(bt)Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan, subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy, and the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) inures to the benefit of Buyer without the consent of or notice to the insurer. To the extent Seller was granted a security interest with respect to the Mezzanine Loan, such interest (i) was given for due consideration, (ii) has attached, (iii) is perfected, (iv) is a first priority Lien, and (v) has been appropriately assigned to Buyer by Seller.
“Ground Lease”: A ground lease granting the Underlying Obligor a leasehold interest in the Mortgaged Property.
“Servicing File:” A copy of the Underwriting Package and documents and records not otherwise required to be contained in the Underwriting Package that (i) relate to the origination and/or servicing and administration of the Mezzanine Loan and underlying Whole Loan, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mezzanine Loan and underlying Whole Loan or for evidencing or enforcing any of the rights of the holder of the Mezzanine Loan and underlying Whole Loan or holders of interests therein and (iii) are in the possession or under the control of Seller, provided that Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

        Schedules to Master Repurchase Agreement        Amendment No. 1 to Guarantee Agreement
USActive 62902777.4     -30-     Wells Fargo – BREC
163691969_1

EXHIBIT A-1
FORM OF [AMENDED AND RESTATED]1 CONFIRMATION
[Use for single Asset]

[ ] [ ], 20[ ]
Wells Fargo Bank, National Association
550 S TRYON STREET, 22nd Floor
MAC D1086-220
CHARLOTTE, NC 28202-4200
Attention: Karen Whittlesey

Re:    Master Repurchase Agreement and Securities Contract dated as of November 7, 2025 (as amended, restated or modified from time to time, the “Agreement”) between RE BDC LOANS 4, LLC (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Buyer”)

Ladies and Gentlemen:
This is [a] [an Amended and Restated]2 Confirmation (as this and other terms used but not defined herein are defined in the Agreement) executed and delivered by Seller and Buyer pursuant to Section 3.01 of the Agreement. Seller and Buyer hereby confirm and agree that as of the Purchase Date and upon the other terms specified below, Seller shall sell [has sold]3 and assign[ed] to Buyer, and Buyer shall purchase [has purchased]4 from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets set forth herein.
[Effective as of [ ] [ ], 20[ ], this Amended and Restated Confirmation amends, restates and replaces in its entirety that certain Confirmation dated as of [ ] [ ], 20[ ] relating to the Purchased Asset referenced herein.]5
Name of Purchased Asset:    [________]
Seller Loan Number:    [________]
1 Insert if applicable.
2 Insert if applicable.
3 Insert if applicable.
4 Insert if applicable.
5 Insert if applicable.

Address of Mortgaged Property:     [________]
Type of Property:     [multifamily, retail, office, industrial,
    hospitality, student housing, medical office     product, self-storage or nursing home]
Class of Purchased Asset:    [Whole Loan, Senior Interest or Mezzanine Loan]
Benchmark:    [Term SOFR Reference Rate]
Annual Funding Fee
(proportionate amount as of Purchase Date):    $[_______________________]
Market Value:    $[_______________________]
Applicable Percentage:    [_____]%
Maximum Applicable Percentage:    [___]%
Pricing Margin:    [_____]%
Future Funding Amount (FFA)
(if applicable per Section 3.11):    $[(amount Buyer is advancing)]
Additional Funding Amount (AFA)
(if applicable per Section 3.12):    $[(amount Buyer is advancing)]
Partial Repurchase (RP)
(if applicable per Section 3.10):    $[(total amount Seller is repaying)]
Change in Purchase Price:
(Net of FFA, AFA and PR above):    $[_______________________]
Purchase Price
(after giving effect to Changes, if any):    $[_______________________]
Additional Funding Amount Availability
(after giving effect to Changes, if any):    $[_______________________]
Maximum Purchase Price:    $[_______________________]
Floor:    [___]%
Seller’s total future funding obligations:     $[_______________________]
Mortgage Loan Documents:    As described in Appendix 1 hereto

Purchase Date:    [ ] [ ], 20[ ]
Repurchase Date:                [As defined in the Agreement]

Recourse Percentage:                [__]%

Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Asset described in this Confirmation and, in connection with any subsequent funding of any Future Funding Amount by Buyer (if applicable) under such Purchased Asset, (i) Seller shall be deemed to have confirmed, represented and warranted, and does hereby represent and warrant, that all of the representations and warranties set forth in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset) are true and correct as of the Purchase Date or funding date of such Future Funding Transaction, as applicable, except as specified on Appendix 1 hereto with respect to the Purchased Asset subject to this Confirmation or in any other Approved Representation Exception with respect to any other Purchased Asset and (ii) with respect to the funding of any Future Funding Transaction, Seller shall be deemed to have confirmed, represented and warranted, and does hereby represent and warrant, as of the funding date of such Future Funding Transaction that all of the conditions to the funding of such future advance under the related Mortgage Loan Documents have been satisfied (and no conditions have been waived, except as has been previously disclosed by Seller to Buyer in writing).

Seller hereby certifies as follows, on and as of the [above Purchase Date] [date hereof]6 with respect to each Purchased Asset described in this Confirmation:

1.    All of the conditions precedent in Article 6 of the Agreement have been satisfied other than those set forth in Sections 6.01(a)(vii), (d) and (e) and Sections 6.02(a)(viii), (c), (d) and (k).

2.    Except as otherwise disclosed by Seller to Buyer in writing, Guarantor is in compliance with the financial covenants set forth in Section 9 of the Guarantee Agreement.

3.    Except as specified in Appendix 1 hereto, Seller makes all of the representations and warranties contained in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset).
6 Insert if Confirm is being amended.

Seller:
RE BDC LOANS 4, LLC, a Delaware limited liability company
By:
Name: Ana Gonzalez-Iglesias
Title: Authorized Signatory

Acknowledged and Agreed:
Buyer:
Wells Fargo Bank, National Association
By:    ______________________________
Name: Allen Lewis
Title: Managing Director

Appendix 1 to Confirmation

Purchased Asset Name:
Mortgage Loan Documents:

Exceptions to Representations and Warranties:

EXHIBIT A-2
FORM OF [AMENDED AND RESTATED]7 MASTER CONFIRMATION
[Use for Multiple Assets]

[ ] [ ], 20[ ]
Wells Fargo Bank, National Association
550 S TRYON STREET, 22nd Floor
MAC D1086-220
CHARLOTTE, NC 28202-4200
Attention: Karen Whittlesey

Re:    Master Repurchase Agreement and Securities Contract dated as of November 7, 2025 (as amended, restated or modified from time to time, the “Agreement”) between RE BDC LOANS 4, LLC (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Buyer”)
Ladies and Gentlemen:
This [Amended and Restated]8 Master Confirmation (this “[Amended and Restated] Confirmation”, as this and other terms used but not defined herein are defined in the Agreement) is executed and delivered by Seller and Buyer pursuant to Section 3.01 of the Agreement. Buyer and Seller hereby confirm and agree that as of the Purchase Date and upon the other terms specified below, Seller shall sell and assign to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Asset(s) listed in Appendix 1 hereto.
Notwithstanding the use of this single Confirmation to evidence multiple Transactions described on Appendix 1 hereto, (i) each such Transaction shall constitute an individual Transaction for all purposes under the Repurchase Documents and (ii) each Purchased Asset identified on Appendix 1 shall constitute an individual Purchased Asset for all purposes under the Repurchase Documents. The name, Purchased Asset description, Seller loan number, Class, Mortgaged Property address, Type, Seller future funding obligation, Buyer potential Future Funding Amounts (if applicable), current principal balance/Market Value, Applicable Percentage, Maximum Applicable Percentage, Purchase Price, Recourse Percentage, Pricing Margin, Floor, initial Purchase Date, Repurchase Date, Representation Exceptions (if any) and other information requested by Buyer for each such Purchased Asset is described on Appendix 1 hereto.
7 Insert if applicable.
8 Insert if applicable.

[Effective as of [_____] [__], 20[__], this [Amended and Restated] Confirmation amends, restates and replaces in its entirety that certain Confirmation dated as of [____] [__], 20[__] relating to the Purchased Asset(s) described in Appendix 1 hereto.]9
Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Asset(s) described in this Confirmation and, in connection with any subsequent funding of any Future Funding Amount by Buyer (if applicable) under the Purchased Asset(s), (i) Seller shall be deemed to have confirmed, represented and warranted, and does hereby represent and warrant, that all of the representations and warranties set forth in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset) are true and correct as of the Purchase Date or funding date of such Future Funding Transaction, as applicable, except as specified on Appendix 1 hereto with respect to the Purchased Asset(s) subject to this Confirmation or in any other Approved Representation Exception with respect to any other Purchased Asset and (ii) with respect to the funding of any Future Funding Transaction, Seller shall be deemed to have confirmed, represented and warranted, and does hereby represent and warrant, as of the funding date of such Future Funding Transaction that (x) all of the conditions to the funding of such future advance under the related Mortgage Loan Documents have been satisfied (and no conditions have been waived, except as has been previously disclosed by Seller to Buyer in writing).

Seller hereby certifies as follows, on and as of the [above Purchase Date] [date hereof]10 with respect to each Purchased Asset described in this [Amended and Restated] Confirmation:

1.    All of the conditions precedent in Article 6 of the Agreement have been satisfied other than those set forth in Sections 6.01(a)(vii), (d) and (e) and Sections 6.02(a)(viii), (c), (d) and (k).

2.    Except as otherwise disclosed by Seller to Buyer in writing, Guarantor is in compliance with the financial covenants set forth in Section 9 of the Guarantee Agreement.

3.    Except as specified in Appendix 1 hereto, Seller makes all of the representations and warranties contained in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset).

9 Insert if applicable.
10 Insert if Confirm is being amended.

Seller:
RE BDC LOANS 4, LLC, a Delaware limited liability company
By:    /s/ Ana Gonzalez-Iglesias
Name: Ana Gonzalez-Iglesias
Title: Authorized Signatory
Acknowledged and Agreed:
Buyer:
Wells Fargo Bank, National Association
By:    /s/Allen Lewis
Name: Allen Lewis
Title: Managing Director

Appendix 1 to Confirmation

Asset/Property Name	Purchased Asset Description	Seller Loan Number	Class	Property Address	Type	Seller Future Funding Obligation	Buyer Potential Future Funding Amount (if applicable)[11]	Current Principal Balance/ Market Value	Applicable Percentage	Maximum Applicable Percentage	Purchase Price	Recourse Percentage	Pricing Margin	Floor	Initial Purchase Date of Asset	Repurchase Date	Representation Exceptions

11 Subject to Section 3.11 of the Agreement.

EXHIBIT B

FORM OF CONTROLLED ACCOUNT AGREEMENT

[See attached.]

EXHIBIT C

FORM OF CLOSING CERTIFICATE
[Secretary Certificates of Seller, Pledgor and Guarantor to be attached.]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE
[ ] [ ], 20[ ]

Wells Fargo Bank, National Association
550 S TRYON STREET, 22nd Floor
MAC D1086-220
CHARLOTTE, NC 28202-4200
Attention: Karen Whittlesey

Re:    Master Repurchase Agreement and Securities Contract dated as of November 7, 2025, (as amended, restated or modified from time to time, the “Agreement”) among RE BDC LOANS 4, LLC (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Buyer”)
This Compliance Certificate is furnished by BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND, a Delaware statutory trust (“Guarantor”), acting by [_____] in [his/her] capacity as [officer/director] (the “Officer/Director”) of Guarantor pursuant to the above Agreement. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Agreement.
GUARANTOR, ACTING BY THE OFFICER/DIRECTOR, HEREBY CERTIFIES THAT:
The Officer/Director is a duly elected Responsible Officer of Guarantor.
All of the financial statements, calculations and other information set forth in this Compliance Certificate, including in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.
The Officer/Director has reviewed the terms of the Agreement, and the Officer/Director has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and financial condition of Seller and Guarantor during the accounting period covered by the financial statements attached hereto (or most recently delivered to Buyer if none are attached).
The examinations described in the preceding paragraph did not disclose, and the Officer/Director has no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Attached as Exhibit 1 hereto are the financial statements required to be delivered pursuant to Section 8.06 of the Agreement (or, if none are required to be delivered as of the date of this Compliance Certificate, the financial statements most recently delivered pursuant to Section 8.06 of the Agreement), which financial statements, to the best of the Officer/Director’s knowledge after due inquiry, fairly and accurately present in all material respects, the consolidated financial condition and operations of Seller and Guarantor and the consolidated results of their operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.
Attached as Exhibit 2 hereto are the calculations demonstrating compliance with the financial covenants set forth in Section 9 of the Guarantee Agreement, each for the immediately preceding fiscal quarter.
To the best of the Officer/Director’s knowledge, (a) each of Seller and Guarantor has, during the period since the delivery of the immediately preceding Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and the Officer/Director has no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into) and (b) during the accounting period covered by the attached financial statements, as applicable, Guarantor is in compliance with (i) the “asset coverage” (as defined in Section 18(h) of the Investment Company Act) test set forth in Section 18 of the Investment Company Act, (ii) the diversification tests set forth in Section 851(b) of the Code, and (iii) the requirements for entry into each “unfunded commitment agreement” (as defined in Rule 18f-4 promulgated by the Securities and Exchange Commission under the Investment Company Act (“Rule 18f-4”)) of the Guarantor as set forth in Rule 18f-4, in each case of the foregoing clauses (a) and (b), except as set forth below.
Described below are the exceptions, if any, to the above paragraph, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which Guarantor or Seller has taken, is taking, or proposes to take with respect to such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Compliance Certificate, are made and delivered as of [___________________], 20[__].

    BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND, a Delaware statutory trust
By: /s/ Ana Gonzalez-Iglesias
Name: Ana Gonzalez-Iglesias
Title: Authorized Signatory

Exhibit 1: Financial Statements
Exhibit 2: Financial Covenant Compliance Calculations

EXHIBIT E
FORM OF ASSIGNMENT AND ACCEPTANCE

1.    Reference is made to the Master Repurchase Agreement and Securities Contract dated as of November 7, 2025, (as amended, restated or modified from time to time, the “Agreement”) among RE BDC LOANS 4, LLC (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Buyer”).
2.    Wells Fargo Bank, National Association (“Assignor”) and _______________________ (“Assignee”) hereby agree as follows:
3.    Assignor hereby sells and assigns and delegates, without recourse except as to the representations and warranties made by it herein, to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Repurchase Agreement (collectively, the “Assigned Interest”).
4.    Assignor:
(a)    hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;
(b)    other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the other Repurchase Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Repurchase Agreement or any of the other Repurchase Documents, or any other instrument or document furnished pursuant thereto; and
(c)    makes no representation or warranty and assumes no responsibility with respect to the financial condition of Seller or the performance or observance by the Seller of any of its Repurchase Obligations (as defined in the Agreement).
5.    Assignee:
(a)    confirms that it has received a copy of the Agreement, the other Repurchase Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b)    agrees that it will, independently and without reliance upon the Agent or any Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement;
(c)    represents and warrants that its name set forth on Schedule I hereto is its legal name;
(d)    agrees that, from and after the Effective Date, it will be bound by the provisions of the Agreement and the other Repurchase Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Agreement are required to be performed by it as a Buyer; and
(e)    The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.
6.    As of the Effective Date, (a)  Assignee shall be a party to the Agreement and, to the extent of the Assigned Interest, shall have the rights and obligations of Buyer thereunder and (b)  Assignor shall, to the extent that any rights and obligations under the Agreement have been assigned and delegated by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Agreement and the other Repurchase Documents that are specified under the terms thereof to survive the payment in full of the Repurchase Obligations (as defined in the Agreement)) and be released from its obligations under the Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Agreement, such Assignor shall cease to be a party thereto).
7.    Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.
8.    This Assignment and Acceptance shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
9.    This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule I hereto in Portable Document Format (PDF) or by telecopier or facsimile transmission shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.
IN WITNESS WHEREOF, each of Assignor and Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Schedule I
to
ASSIGNMENT AND ACCEPTANCE
Assignor: Wells Fargo Bank, National Association

Assignee:

Effective Date: ______________ ___, 202__

Assigned Purchase Price	$
Aggregate Purchase Price	$
Assigned Buyer Percentage	%
Outstanding Aggregate Purchase Amount	$
Outstanding Buyer Purchase Amount	$

Assignor:
Wells Fargo Bank, National Association, as Assignor
[Type or print legal name of Assignor]
By    /s/ Allen Lewis
Name: Allen Lewis
Title: Managing Director
Dated: ___________ __, 202__

Assignee:
_______________________________, as Assignee
[Type or print legal name of Assignee]
By:
Name:
Title:
Dated: ________ __, ____
Address for Notices:

EXHIBIT F
FORM OF SERVICER NOTICE§§§
November 7, 2025
[To Be Attached]

§§§ Use for loans with a separate loan-level servicer.

EXHIBIT G

FORM OF IRREVOCABLE REDIRECTION LETTER1
RE BDC LOANS 4, LLC
c/o Blackstone Private Real Estate Credit and Income Fund
345 Park Avenue, 24th Floor
New York, NY 10154

IRREVOCABLE REDIRECTION LETTER2
AS OF [____] [__], 20[_]
Ladies and Gentlemen:
Please refer to: (a) that certain [Loan Agreement], dated [________] [●], 20[__], by and between [____] (the “Borrower”), as borrower, and RE BDC LOANS 4, LLC (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[____] loan made by the Lender to the Borrower on [____] [__], 20[__] (the “Loan”).
You are advised as follows, effective as of the date of this Irrevocable Redirection Letter (this “Redirection Letter”).
Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement and Securities Contract, dated as of November 7, 2025 (as amended, restated or modified from time to time, the “Agreement”), with WELLS FARGO BANK, NATIONAL ASSOCIATION (“Buyer”), 550 S TRYON STREET, 22nd Floor, MAC D1086-220, CHARLOTTE, NC 28202-4200, and has sold, transferred and assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Buyer, subject to the terms of the Agreement. This assignment shall remain in effect unless and until the Lender has notified Borrower otherwise in
Direction of Funds. In connection with Borrower’s obligations under the Loan, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account, for the benefit of Buyer:
Bank Name:         [Redacted]
Account Name:    RE BDC LOANS 4 LLC
Account Number    [Redacted]
ABA Number        [Redacted]
This direction shall remain in effect unless and until the Lender has notified Borrower otherwise in writing.
1 Use for loans without a separate loan-level servicer.
2 Use for loans without a separate loan-level servicer.

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, any collateral for any obligations in respect of the Loan or this Redirection Letter shall be effective without the prior written consent of Buyer. Notwithstanding the foregoing, neither Lender nor Servicer shall take any material action or effect any modification or amendment to any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.
Please acknowledge your acceptance of the terms and directions contained in this Redirection Letter by executing a counterpart of this Redirection Letter and returning it to the undersigned.

Very truly yours,

RE BDC LOANS 4, LLC,
a Delaware limited liability company

By: /s/ Ana Gonzalez-Iglesias
Name: Ana Gonzalez-Iglesias
Title: Authorized Signatory
Date: [____] [__], 20[ ]

Agreed and accepted this [__]
day of [____], 20[_]
[____]

[_____________________]
By:______________________
Name:
Title:

EXHIBIT H
FORM OF POWER OF ATTORNEY
November 7, 2025
    Know All Men by These Presents, that RE BDC LOANS 4, LLC, a Delaware limited liability company (“Seller”), does hereby appoint WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement and Securities Contract, dated as of November 7, 2025, between Buyer and Seller (as amended, restated or modified from time to time, the “Repurchase Agreement”), and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets to the extent that Seller is permitted by law to act through an agent.
    TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL SUCH TIME AS ALL OBLIGATIONS OF SELLER TO BUYER ARE FULLY AND IRREVOCABLY PERFORMED AND SATISFIED. THIS POWER OF ATTORNEY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed on the date first written above.

RE BDC LOANS 4, LLC, a Delaware limited liability company
By:     /s/ Ana Gonzales-Iglesias______
Name: Ana Gonzales-Iglesias
Title: Authorized Signatory

EXHIBIT I

FORM OF BAILEE AGREEMENT
[To Be Attached]

ANNEX 1

[Redacted]

USActive 62763608.8

ANNEX 2

AUTHORIZED REPRESENTATIVES OF SELLER
RE BDC LOANS 4, LLC

Name	Email Address	Telephone #	Specimen Signature

USActive 62763608.8

ANNEX 3

AUTHORIZED REPRESENTATIVES OF GUARANTOR
BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

Name	Email Address	Telephone #	Specimen Signature